Exhibit 10.2

MINERAL AGREEMENT

THIS AGREEMENT (the “Agreement”) is made as of the 22th day of November, 2013 by and among:

THE REPUBLIC OF SURINAME, residing in Paramaribo, for the purposes set forth herein represented by the MINISTER OF NATURAL RESOURCES and the MINISTER OF FINANCE pursuant to the “Act Merian Gold Project”, hereinafter referred to as “the Republic of Suriname”.

and

SURINAME GOLD COMPANY LLC., a corporation organized and existing under the laws of the State of Delaware, United States of America, with its principal offices in 6363 South Fiddler’s Green Circle, Greenwood Village, Colorado 80111, United States of America, registered to do business in the Republic of Suriname, represented for the purpose hereof by its Managing Director Mr. Adriaan van Kersen, hereinafter referred to as “Surgold”.

PREAMBLE

A. WHEREAS, all gold resources present in the territory of the Republic of Suriname are the property of the Republic of Suriname, and it holds exclusive sovereign rights with regard to the exploration for and exploitation of all such gold resources;

B. WHEREAS, the Republic of Suriname desires to ensure the exploitation of these gold resources in a prudent and environmentally sound manner and in accordance with accepted international standards;

C. WHEREAS, Surgold holds the Merian Right of Exploration (hereinafter defined);

D. WHEREAS, on 25 October 2007 Surgold submitted an application for the Merian Right of Exploitation (hereinafter defined);

E. WHEREAS, the Minister of Natural Resources by letter dated 30 November 2007 informed Surgold of the intention of the Republic of Suriname to exercise its legal right for an option to participate in the requested exploitation within the Merian Right of Exploitation;

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F. WHEREAS, the Republic of Suriname and Surgold confirm that they will cooperate to be able to achieve the mutual above-mentioned aspirations and in respect thereof enter into this Agreement; and,

G. WHEREAS, the Republic of Suriname deems it appropriate to provide for the making of such regulations and administrative orders by the duly authorized Ministers, boards and other instrumentalities of the Republic of Suriname, including ratification of this Agreement by The National Assembly, and the giving of such undertakings in respect of the matters hereinafter described;

NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

Chapter 1 INTERPRETATION

1.1 Definitions

Unless otherwise required or indicated by the context, the following terms and expressions shall have the following meanings ascribed thereto:

“Commencement of Commercial Production” means the last day of the first period of thirty (30) consecutive calendar days during which Mining has been conducted pursuant to the Merian Right of Exploitation, for the purpose of earning revenue, on a reasonably regular basis

This at an average rate over such thirty day period of no less than sixty percent (60%) of the design capacity of the processing facilities forming part of the Assets as established by the Feasibility Study.

For the determination of the “Commencement of Commercial Production” all days are excluded, if any, where Mining is legally required to be suspended, as well as periods during which Minerals produced from Mining are shipped from the Project Lands for testing purposes

“Assets” means each Right of Exploration and Right of Exploitation within the Area of Interest, Minerals, facilities, equipment, data, reports, intellectual property and all other real and personal property, tangible and intangible, owned by Surgold and upon formation of the Venture, contributed by Surgold for use by the Venture.

“Anti-Corruption Laws” means the anti-corruption laws of the Republic of Suriname, the U.S. Foreign Corrupt Practices Act, the UK Bribery Act, and any other anti-corruptions laws, statutes or regulations applicable to a Party.

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“Arm’s-Length Transaction” means a transaction between Affiliates which shall be consistent with the result that would have been realized, if the parties to the transaction had not been Affiliates.

“Operations” means all or any Exploration, Development and Mining, closure, reclamation and any other act, including acts of administration and management, performed by or on behalf of Surgold, prior to the Initial Contribution, or by the Venture from and after the Initial Contribution pursuant to the Project or this Agreement.

“Corrective Action” shall have the meaning ascribed thereto in Section 15.5 hereof.

“Effective Date” is the date on which this Agreement was signed by both Parties and thus becomes effective.

“Participating Interest” means the percentage participating interest of respectively Surgold or the NV 2 defined in the Venture Agreement.

“Minerals” means (gold and) all metals that commonly occur with gold in nature, such as copper, silver, platinum-group metals, telliriumproduced from each Right of Exploitation under this Agreement.

“State-owned Land” is all land in Suriname in respect of which others cannot proof a right of ownership, and which as such belongs to the Republic of Suriname.

“Unilateral Action” shall have the meaning ascribed thereto in Section 15.5 hereof.

“ESIA” or “Environmental and Social Impact Assessment” is an intensive and rigorous assessment on the environmental and social impact of the Project, as currently defined by NIMOS in accordance with its customary guidelines, to be conducted prior to the start of the activities on such Project.

The ESIA for any Project will be a written report prepared by or on behalf of Surgold that describes in detail:

1) the proposed Project, 2) the existing environment, 3) the anticipated cumulative direct and indirect impacts of the Project on the communities and environment of Project Lands, 4) alternatives for reducing impacts, and 5) mitigation and monitoring measures that will be implemented, including an environmental management plan, a closure and reclamation plan, and a prevention and emergency response plan for the Project.

“Expatriate(s)” and “Expatriate Employee” shall respectively have the meanings ascribed thereto in Section 9.1 hereof.

“Exploration” means any activity performed with a view to determining the existence, location, quantity and quality of Minerals.

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“Area of Interest” means the area described on the map attached as Attachment XIII.

“Affiliate” means, in relation to Surgold, a corporation or other entity:

(a)	which is directly or indirectly controlled by Surgold; or

(b)	which directly or indirectly controls Surgold; or

(c)	which is, directly or indirectly, controlled by a company or corporation that also, directly or indirectly, controls Surgold; or

(d)	which is, directly or indirectly, controlled by a company or corporation that also, directly or indirectly, is controlled by Surgold.

For the purposes of this definition “Control” of a company means the power to direct, administer and dictate policies of such company, it being understood and agreed that Control of a company can be exercised without direct or indirect ownership of fifty percent (50%) or more of its voting shares, provided always that direct or indirect ownership of fifty percent or more of such voting shares shall be deemed to be effective Control.

“General Accepted Accounting Principles” or “GAAP” shall mean those generally accepted accounting principles and practices which are recognized as such in the United States of America.

“Geologisch Mijnbouwkundige Dienst” or “GMD” is the government entity of the Republic of Suriname monitoring the activities in Suriname with respect to geological mining or other government entity of the Republic of Suriname assuming its tasks completely or partially, or a legal entity to which those tasks shall be assigned completely or partially.

“Feasibility Study” means a written report containing a description and analysis of the technical, operating, economic and commercial viability of bringing into production and operating a Mine within the boundary of the Merian Right of Exploitation, and the associated facilities related thereto,

This report would be acceptable to a reasonable financial institution experienced in mining finance for the purpose of financing a mine (following normal additional due diligence) on the Merian Gold Project and associated facilities related thereto, and which, without limiting the generality of the foregoing, shall include:

(a)	estimates of the costs of any additional exploration, testing and evaluation and all pre-production, Development and construction of production facilities, with breakdown by itemization of plant facility and major commodity (including the accuracy of the estimate), and suitable to support a request for project funding;

(b)	the estimated recoverable reserves of Minerals, as defined in the “Guide for Reporting Exploration Results, Mineral Resources, and Mineral Reserves”, 2007, or most recent version, and in the “Society for Mining, Metallurgy, and Exploration”, (“SME”), and the estimated average composition and content thereof which may be produced from the Merian Gold Project together with the tonnage, grade, and description of the method in which such reserves were calculated and estimated;

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(c)	procedures for Development, Mining, and Production of ore from the Merian Gold Project and a detailed timetable for the planned Development and Operations;

(d)	a metallurgical report based upon, at a minimum, laboratory tests of ore samples, which report sets forth and demonstrates the metallurgical feasibility of proposed methods of milling ore and the percentage of Minerals which can be removed and marketed through such processes;

(e)	the nature and extent of the machinery, equipment, and other facilities proposed to be acquired for the purposes of producing ore or concentrates from the Merian Gold Project (and the estimated annual costs thereof, including the costs of marketing research), which may include mill or beneficiation facilities for processing such ore. If in the judgment of the person conducting the Feasibility Study, the size, extent, and location of the Minerals on the Merian Gold Project which will be available for processing in such mill or beneficiation facilities are of such nature that they can be economically developed, in which event such person shall also include a preliminary design for any such mill or beneficiation facilities in the Feasibility Study;

(f)	a schedule of required manpower, both during development/construction and operating phases, including labor pool assessment and proposal for training toward reducing possibility of labor deficiency, if required;

(g)	the total costs, including the annual capital and operating budgets (in the present value of the US dollars), which the person conducting the Feasibility Study reasonably estimates will be required to purchase, construct and install all machines and equipment referred to in the preceding subparagraph (e), including a schedule of the timing of the capital requirements for such purchases; and estimates for capital costs to be incurred up until the Commencement of Commercial Production, including unexpected expenses and price indexing according to the currency expected;

(h)	development of a cash flow model suitable for project analysis;

(i)	estimated rates of return based upon the projected cash flow to be generated by the commercial production of the Project, as contemplated by the report;

(j)	a total investment outline, which, in addition to the costs described in subparagraph (a) above, shall also include the funds required for start-up costs, interest costs, and working capital.

The rates of return shall be based on the receipt of operating cash flow (1) before the payment of taxes on income or any allowances for such taxes, and (2) after the payment of taxes on income or any allowances for such taxes;

(k)	a total economic feasibility report, taking into account subparagraphs (a) to (j) above and all other matters.

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The person conducting the Feasibility Study shall include an estimate of the financial return for the Mine based on the estimated market price of the product, as determined by Surgold; and

(l)	a recommendation that the Operations be commenced and conducted in accordance with the ESIA.

“IFC” shall mean the International Finance Corporation.

“IFC’s General Environmental, Health and Safety Guidelines and the IFC’s Environmental, Health and Safety Guidelines for Mining” means the IFC Guidelines set out in Attachment II and does not include any future versions of, or amendments to, those Guidelines.

“IFRS” means the International Financial Reporting Standards published by the International Accounting Standards Board.

“Initial Contribution” means the first contribution by Surgold or NV 2 to the Venture, as established in the Venture Agreement, by means of which a Participating Interest is obtained.

“Annual Profit” shall have the meaning ascribed thereto in Attachment X.

“Merian ESIA” means the ESIA for the Merian Gold Project.

“Merian Gold Project” means Operations conducted pursuant to the Merian Right of Exploration and, upon granting, pursuant to the Merian Right of Exploitation, in accordance with this Agreement.

“Merian Right of Exploitation” means the Right of Exploitation for gold and other Minerals to be granted to Surgold in accordance with this Agreement, as requested by Surgold on 25 October 2007, as amended on 27 January 2009, and as further amended on 24 September 2009, for a plot of land having a surface area of 16,788.35 hectares, which shall have an initial term of twenty-five (25) years.

The location map and coordinates, as approved by the State Surveyor, are included in Attachment V to this Agreement.

“Merian Right of Exploration” means that certain Right of Exploration for gold and other Minerals granted to Surgold on February 7, 2001 by decree of the Minister of Natural Resources (GMD no. 113/00), recorded on April 26, 2001, in register H 4 under no. 461,

This right was extended on 16 February 2004 by administrative decision of the Minister of Natural Resources (GMD No. 501/03) and again on 13 February 2006 by administrative decision of the Minister of Natural Resources (GMD No. 501/05), for plot of land having a surface area of 25,916.25 hectares, the latter of which is inserted as Attachment VI to this Agreement.

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“Mine” or “Mines” means any deposit of Minerals located within Project Lands and all facilities constructed or established with a view to exploiting such Minerals from such deposit and includes, without limitation, all movable and immovable property, tangible and intangible, owned, possessed, used or controlled by Surgold on Project Lands, including any Right of Exploitation.

“Mining” includes the extracting, processing, milling, smelting, beneficiation, storing, handling, delivering and or the storage and containment of mill tailings and disposition of ore containing Minerals and any other activity incidental thereto that may reasonably be required in connection therewith including, without limitation, the procurement and transportation of machinery, equipment, materials and supplies, and moving and stock-piling of waste.

“Parent Company” means the Party that has the authority to exercise Control (as “Control” is defined in the definition of Affiliate) over Surgold.

“Negative Effect” shall have the meaning ascribed thereto in Section 15.5 hereof.

“NIMOS” or “Nationaal Instituut voor Milieu en Developmentin Suriname” is the government foundation of the Republic of Suriname that is charged with environmental policy and environmental management in the interest of a sustainable development of the natural resources of the Republic of Suriname, or another legal person to whom this task is wholly or partially transferred.

“NV 2” shall have the meaning ascribed thereto in Section 3.2 hereof.

“Development” means all work that may reasonably be required in connection with the preparation of a mine or the conduct of Mining including, but not limited to, engineering, design, the construction and installation of any related facilities, and the procurement of materials, tools, equipment and supplies, and in the case of the Merian Gold Project, all this in accordance with the Feasibility Study.

“Option” has the meaning ascribed thereto in Section 3.1 hereof.

“Agreement” shall mean this Mineral Agreement including all its attachments.

“Party” means a party to this Agreement and “Parties” means the parties to this Agreement collectively.

“Porknocking” is the practice of small scale mining to recover gold from alluvium and saprolite, which practice is not permitted or regulated by Law.

“Project” means any and all Exploration and Operations conducted by Surgold, at all times prior to the Initial Contribution, and all Exploration and Operations conducted by Surgold from and after the Initial Contribution, located partially or wholly within the Area of Interest pursuant to the Merian Right of Exploitation or any other Right of Exploitation, in accordance with this Agreement.

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“Project Financing” means the designated funding available for project implementation from internal sources, private sources, the public markets and/or a syndicate of banks.

“Project Lands” means any plots of land and the infrastructures to be used, acquired, constructed, maintained or improved within the Area of Interest for Project purposes and includes any property, rights and interests referred to in Chapter 5 hereof, and each Right of Exploration and each Right of Exploitation held by Surgold or the Venture.

“Right of Exploitation” means a Right of Exploitation for gold and other minerals granted to Surgold located within the Area of Interest.

“Right of Exploration” means a Right of Exploration for gold and other minerals granted to Surgold located within the Area of Interest.

“Royalty” shall have the meaning ascribed thereto in Section 20 hereof.

“Service Fees” shall be the fees paid by Surgold to its Parent Company for management-related services.

Service Fees shall be paid for the categories of services described in Attachment III.

“Surgold” means Suriname Gold Company LLC.

“Surinamese Dollar” and the symbol “SRD” means the lawful unit of currency in the Republic of Suriname.

“U.S. Dollar” and the symbol “US$” means the lawful unit of currency of the United States of America.

“Venture” is the Commanditaire Vennootschap (CV), the sole managing partner of which shall be Surgold, and of which the NV 2 will become the limited partner upon the Republic of Suriname’s exercise and performance of the Option.

“Venture Agreement” means the Commanditaire Vennootschap agreement (CV Agreement) attached herein as Attachment I.

“Voluntary Principles on Security and Human Rights” are the principles of security and human rights described in Attachment VII.

“Business Day” means any calendar day other than a Saturday or Sunday or any day given equal status to the Sunday.

“Law” or “Laws” means any written law of the Republic of Suriname and any other act as defined in the laws, including the explanatory notes and memorandums.

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“Mining Act” means the Act of May 8, 1986, containing provisions regarding the tracing and exploitation of minerals, published in the Official Gazette of the Republic of Suriname of 1986 No. 28, and includes any subsidiary or alternative legislation made pursuant thereto.

“Act Issuance of State-owned Land” is the ‘Decree of 15 June 1982, containing regulations in respect of the granting of state-owned land published in the Bulletin of Acts, Orders and Regulations SB 1982 no. 11 (Decree Issuance of State-owned Land), as it reads after the amendment made therein of Bulletin of Acts, Orders and Regulations S.B. 1990 no. 3.

1.2 Terms not defined in Section 1.1 hereof, but which are defined elsewhere in this Agreement shall, unless otherwise specified or required by the context, have such defined meaning wherever used in this Agreement.

1.3 Capitalized terms shall have the meaning ascribed to them in Section 1.1 or as otherwise defined in this Agreement.

1.4 Unless otherwise specified or required by the context, the use of the singular form in this Agreement shall include a corresponding reference to the plural form and use of the masculine gender shall include a corresponding reference to the feminine and neuter genders.

Other grammatical variations and cognate expressions of any defined terms shall likewise be deemed to have a corresponding meaning.

1.5 A reference to a specified chapter, section, paragraph or other division shall, unless otherwise specified or required by the context, be construed as a reference to the relevant division of this Agreement.

1.6 The terms “hereby”, “herein”, “hereof”, “hereto” and “hereunder” and similar expressions refer to this Agreement and any supplemental Agreement hereto or amendments hereof.

1.7 A reference or apparent reference by name to any legislation in this Agreement shall, unless otherwise specified, be interpreted as a reference to the written law of the Republic of Suriname having the corresponding short title or name.

1.8 In this Agreement, a covenant or an undertaking to perform a specified act or to perform an act for the attainment of a specified objective shall be deemed to include a covenant or an undertaking, as applicable, not to perform or to omit to perform such act as would be inconsistent with ‘the performance of such first mentioned act or the attainment of such first mentioned objective.

1.9 Unless defined herein or unless otherwise indicated by the context, definitions of terms set forth in the Law as are relevant to the subject matter hereof shall apply in the interpretation of corresponding terms used in this Agreement.

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1.10 If the Venture is formed in accordance with this Agreement, all references to Surgold shall mean and include Surgold in its capacity as the Managing Partner (as defined in the Commanditaire Vennootschap Agreement) of the Venture, if the context so requires.

Chapter 2 NATURE OF AGREEMENT

2.1 Contractual Relationship with the Republic of Suriname

Within the framework of this Agreement the Republic of Suriname undertakes to ensure that the provisions and terms of this Agreement will remain effective for the duration thereof, for which the Agreement is to be characterized as a contractual relationship between a private party and a sovereign state.

Surgold shall by virtue of this Agreement complete the Exploration phase, and submit a Feasibility Study and the Merian ESIA, while the Republic of Suriname, subject to the provisions of this Agreement, will grant Surgold the Merian Right of Exploitation, and also provide for the right to develop and operate Mines within the Area of Interest.

2.2 Compliance with the Laws

During the term of this Agreement, Surgold shall conduct Operations in compliance with the Laws as set forth in Sections 2.2.1 and 2.2.2.

2.2.1 Surgold shall observe the Laws, including all terms and requirements of the Mining Act, which are in force as of the Effective Date.

2.2.2 Surgold shall, subject to the provisions of Section 2.2.1 and Section 15.5, also observe the Laws which come into force after the Effective Date.

2.2.3 Any dispute between Surgold, on the one hand, and the Republic of Suriname, on the other hand, as to the obligation of Surgold to comply with any Law, shall be resolved pursuant to Chapter 17 of this Agreement.

2.2.4 Notwithstanding anything herein to the contrary, no Laws shall require Surgold to breach or otherwise violate its obligations to comply with the laws of the United States.

Chapter 3 PARTICIPATION

3.1 Participating Option

The Republic of Suriname shall have the option to appoint a Company Limited by Shares to participate in the Merian Gold Project up to at most twenty-five (25%) (the “Option”), as provided below.

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The Option can be exercised during a period of sixty days after the date of the granting of the Merian Right of Exploitation to Surgold by the Republic of Suriname, hereinafter, the Option period.

The Option shall be exercisable by written notice of the Republic of Suriname delivered to Surgold during Option period.

3.2 NV 2

NV 2 is the company limited by shares appointed by the Republic of Suriname to participate in the Merian Gold Project in exercising the Option.

3.3 The Venture

As of the Effective Date, Surgold shall execute and deliver the Venture Agreement, while the Republic of Suriname shall also cause the NV 2 to do the same.

The Venture Agreement will become effective as of the exercise of the Option by the Republic of Suriname, after which Surgold and NV 2 in accordance with the Venture Agreement may acquire by means of the Initial Contribution a Participating Interest in the Venture.

If NV 2 fails to pay its Initial Contribution within the time period set in the Venture Agreement, then the Venture is deemed to have never been effective.

3.4 Termination of the Option

The Option will terminate if the Republic of Suriname fails to exercise the Option within the Option term, and the designated grace periods, referred to hereinafter.

Upon the failure of the Republic of Suriname to exercise the Option, Surgold shall notify the Republic of Suriname that the Option threatens to lapse.

The Republic of Suriname shall have thirty (30) days, from the date of receipt of Surgold’s Notice, to yet exercise the Option.

In the absence of a response from the Republic of Suriname during such thirty (30) day period, Surgold shall send a second notice providing a final fifteen (15) day grace period.

After the grace period expires without exercise of the Option, as referred to in Section 3.1, the Option shall be legally terminated without any further action required by Surgold, and neither the Republic of Suriname nor the NV 2 shall be able to derive any rights under the provisions of this Chapter 3.

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Chapter 4 RIGHTS OF EXPLOITATION AND EXPLORATION

4.1 Granting of Merian Right of Exploitation

Upon the submission by Surgold of:

(a)	the Merian ESIA and approval thereof by the Republic of Suriname; which approval the Republic of Suriname shall promptly grant, if the Merian ESIA meets IFC’s General Environmental, Health and Safety Guidelines and IFC’s Environmental, Health and Safety Guidelines for Mining; and

(b)	the Merian Feasibility Study and approval thereof by the Republic of Suriname; which approval the Republic of Suriname shall promptly grant, if the Merian Feasibility Study meets the criteria stated in the definition of Feasibility Study in Section 1 of this Agreement; and

(c)	a resolution of the Board of Directors of the Parent Company approving Development of the Merian Gold Project, including Project Financing and the schedule for commencement of Development;

the Republic of Suriname shall grant the exclusive Merian Right of Exploitation to Surgold, so that Surgold shall have the exclusive right to Mining in accordance with the terms of this Agreement.

The Merian Right of Exploitation shall include, without limitation, the consent of the Republic of Suriname to continue the construction and operations of Mines, processing plants and any related facilities required to carry out Operations or increase production capacity in accordance with this Agreement.

4.2 If the Republic of Suriname determines that the Merian ESIA or the Feasibility Study do not at least meet the standards stated in Section 4.1 under (a) and (b), respectively, the Republic of Suriname shall give Surgold written notice of such determination within thirty (30) days following submission thereof, stating the basis for its determination fittingly.

If the Republic of Suriname fails to make such notification within such thirty (30) day time period, then Surgold will send the Republic of Suriname a reminder in writing about the failure to send such notification.

The approval of the Merian ESIA or Merian Feasibility Study, as may be the case, shall be deemed to have been given if the Republic of Suriname fails to give such notice within such additional thirty (30) day period to be calculated as of the receipt of the reminder.

If the Republic of Suriname does indeed deliver such notice on time, Surgold will reply to the Republic of Suriname and attempt to satisfy any requirements that the Republic of Suriname deems not to have been met and which are included in the Republic of Suriname’s initial notice.

If Surgold disputes such determination, then Surgold and the Republic of Suriname shall appoint an expert to make such determination, in accordance with the procedures stated in Sections 4.4.1 through 4.4.3.

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In the case of determination with respect to the Feasibility Study, the expert must meet the qualifications stated in Section 4.4.1.

4.3 Commencement of Development

4.3.1 Following the issuance of the Merian Right of Exploitation, Surgold shall be required to commence Development taking into account the schedule referred to in Section 4.3.3 of this Agreement.

Provided, however that if some or all of the elements of the Feasibility Study have changed in such a way that commencement of Development is infeasible, or that continuation of Development activities are infeasible, Surgold shall notify the Republic of Suriname stating the reasons why it is required to delay or discontinue Development activities.

For that purpose Surgold shall provide a schedule to commence or recommence Development to the Republic of Suriname.

The Republic of Suriname shall then notify Surgold stating that: (i) it accepts the schedule or the proposed date for recommencement of Development, or (ii) it disagrees with the reasons presented by Surgold and rejects the schedule or the discontinuation of Development, in which case, subject to the provisions of Section 4.3.3, Surgold shall be in default unless Development commences or recommences within sixty (60) days from the date of the notice by the Republic of Suriname.

4.3.2 In the case of a dispute regarding the commencement or recommencement of Development, or regarding whether the standards stated in Section 4.1 under a and b for the Merian ESIA or Feasibility Study, respectively, have been met, then the Parties shall submit the dispute to an independent third party expert (or experts), in accordance with the procedure laid down in Section 4.4 of this Agreement.

This expert (these experts) will then determine if some or all of the elements of the Feasibility Study have changed in such a way that commencement or recommencement of Development is infeasible.

4.3.3 Surgold shall be required to commence Development no later than three (3) years, to be calculated as of the date of granting of the Merian Right of Exploitation; provided, however, that Surgold may delay the commencement of Development by any delay caused due to the infeasibility of the Development.

If Surgold, after the expiry of the third year (as extended as a consequence of the inability to commence Development due to its infeasibility) it will be in default, unless Surgold pays the sum of Two Million and Five Hundred thousand US Dollars (US$2,500,000) to the Republic of Suriname, for every additional year, within the first month of each year.

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In the event Surgold has not commenced Development after the sixth year Surgold, it will yet be in default.

4.4 Appointment of Third Party Expert

4.4.1 Within thirty (30) Business Days following Surgold’s providing written notice to the Republic of Suriname of its determination that commencement or recommencement of Development of the Merian Gold Project is infeasible, which notice shall include a reasonable explanation of the factors that have led Surgold to such determination, and which the Republic of Suriname disputes, Surgold and the Republic of Suriname shall agree upon the appointment of an independent third party expert who is a qualified member of a recognized professional organization as listed by the Society for Mining, Metallurgy, and Exploration (SME) in the ‘Guide for Reporting Exploration Results, Mineral Resources, and Mineral Reserves’, of 2007 (or later version), and who shall have at least 20 years of experience with Development, Exploitation and Mining throughout the world.

In the event that the Parties are unable to agree upon one expert within such thirty (30) Business Days period, then each shall appoint an expert with such qualifications within the following five (5) Business Days.

In the event either Party fails to so appoint an expert on or before the day specified in the preceding sentence, the party appointed as the expert by one Party may appoint an expert to represent the Party having failed to appoint an expert within ten (10) Business Days after the expiration of such period.

The expert or experts appointed in either manner shall then proceed to request such reasonably applicable information, materials and data as is required from the Parties, which the Parties have to provide, so that the expert(s) is capable to arrive at a univocal determination as to the feasibility or infeasibility of commencing or recommencing Development.

The expert(s) shall be directed by the Parties to render a decision within sixty (60) days after his/her/their appointment.

In the event of his/her/their inability to reach a determination within sixty (60) days after appointment, then he/she/they shall select a third expert on or prior to the expiration of such sixty (60) day period (the “Arbitration Commencement Date”).

If such joint appointment is not made within sixty (60) days after the Arbitration Commencement Date, either party may request that the London Court of International Arbitration (LCIA) or its successor appoint a third expert having at least the credentials set forth above to render a determination as to the feasibility or infeasibility of commencing Development.

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4.4.2 The LCIA, or its successor, shall appoint the third expert within ten (10) days after request thereof is made by a Party hereto.

Within forty-five (45) days after his/ her appointment, the third expert shall render a determination as to the feasibility or infeasibility of commencing or recommencing Development.

The determination of the third expert, whether appointed by the experts appointed by the Parties or by the LCIA or its successor, shall be final.

4.4.3 If, for any reason whatsoever, a written decision of the experts appointed as provided herein, or the third expert, as the case may be, shall not be rendered within forty-five (45) days after the Arbitration Commencement Date, then at any time thereafter before such decision shall have been rendered, either Party may apply to the LCIA or its successor to determine the question in dispute consistent with the provisions of this Agreement.

The Parties agree to be bound by the determination of the LCIA.

4.4.4 Upon a determination by the expert(s) that it is infeasible for Surgold to commence or recommence Development, Surgold shall be entitled to delay commencement or recommencement of Development within the time limits described in Section 4.3.3.

4.4.5 Upon a determination by the expert(s) that it is feasible for Surgold to commence or recommence Development, Surgold shall be required to commence or recommence Development within sixty (60) days from the day Surgold is notified, as may be the case, provided that the time limits described in Section 4.3.3 shall apply, or be in default.

4.4.6 Should the arbitration process of the expert(s) take place during or extend beyond the time period when Surgold would be obligated to pay the sum of Two Million and Five Hundred thousand United States Dollars (US$2,500,000) thereafter for every additional year, no payment shall be due for the period while arbitration by the expert(s) is underway; provided, however, that if the resulting arbitration award is favorable to the Republic of Suriname, Surgold shall pay such fees in arrears.

4.5 New Rights of Exploitation

If Surgold’s Exploration activities conducted within any Right of Exploration held prior to and as of the Effective Date, or conducted within any new Right of Exploration that may be acquired from time to time after the Effective Date per the provisions of Section 4.6, result in new gold discoveries partially or wholly within the Area of Interest, Surgold may apply to convert such Rights of Exploration to new Rights of Exploitation that will be subject to the terms of this Agreement, with the exception of the provision of Section 4.3, Commencement of Development, which shall not apply.

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This application should meet the requirements of Article 30 Paragraph 2 of the Mining Act, and should be furthermore accompanied by an ESIA of the area involved and the approval thereof in accordance with Sections 4.1 under (a) and 4.2.

The requirements laid down in Sections 4.1 under (b) and (c) are not applicable to such application.

The Republic of Suriname shall not withhold its approval to such application and shall grant a new Right of Exploitation to Surgold by Order of the aforementioned Minister, as referred to in Article 6 Paragraph 3 of the Mining Act.

Now that such new Rights of Exploitation are subject to the provisions of this Agreement, with the exclusion of Section 4.3, the Option to participate, referred to in Article 32 Paragraph 1 of the Mining Act is not applicable.

4.6 New Rights of Exploration

The following conditions will apply for the acquisition of new Rights of Exploration by Surgold:

(a)	Surgold shall have the right to apply for new Rights of Exploration partially or wholly within the Area of Interest, and the Republic of Suriname shall promptly grant such rights to Surgold but no later than ninety (90) days following submission of such application; provided, however, that requested parcel of land is not covered by a valid right of exploration or right of exploitation for gold and other Minerals held by a third party and provided further that Surgold’s application fulfills the requirements for obtaining such rights established by the Mining Act.

(b)	In the event that a third party applies for a right of exploration on land not already covered by a Right of Exploration or Right of Exploitation, Surgold shall have a priority rights on that area of land. In such case, the Minister of Natural Resources shall promptly notify Surgold in writing stating: (a) the location and coordinates of the land applied for by such third party; and (b) the proposed program and budget which must be included with any such third party application. Surgold shall have priority rights for a period of eight (8) months from the day of the receipt by Surgold of such notification. If Surgold does not elect to apply for such right of exploration within such eight (8) month period, the Minister of Natural Resources shall be entitled to grant such parcel of land to the third party under the terms and conditions of the application. If Surgold elects to exercise its priority rights, the Minister of Natural Resources shall approve Surgold’s application and shall grant the rights of exploration to Surgold but no later than ninety (90) days following submission of such application; provided that Surgold’s application fulfills the requirements for obtaining a right of exploration, as established by the Mining Act, and its proposed program and budget matches the spend requirement of the third party’s application including a work program and budget that is at least comparable to the one submitted by the third party. To the extent that a third party applies for a right of exploration and subsequently amends its application during Surgold’s eight (8) months priority rights period, Surgold shall have eight (8) months from the date of such amended application to exercise its priority rights.

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(c)	Surgold may also acquire pre-existing rights of exploration for gold and other Minerals from its Affiliates or from third parties, in which case it shall request the Minister of Natural Resources approval to transfer such right.

The Minister of Natural Resources shall promptly grant such approval, and in any case no later than thirty (30) days following the request.

If Surgold acquires a Right of Exploration for gold and other Minerals from a third party, Surgold may request and the Minister of Natural Resources shall grant, an additional three (3) year exploration period upon the expiration of the term of the acquired right.

Furthermore Surgold shall have the right to apply for two consecutive two-year extensions thereafter.

The Minister of Natural Resources shall promptly grant such extensions, and in any case no later than ninety (90) days following submission of such applications; provided, however, that Surgold applications for extension fulfil the requirements established in the Mining Act.

(d)	Surgold may also acquire pre-existing rights of exploitation for gold and other Minerals from third parties, in which case it shall have the right to request approval to transfer to the Minister of Natural Resources together with a reapplication of a new Right of Exploration over the land covered by the acquired right of exploitation for gold and other Minerals.

The Minister of Natural Resources shall swiftly grant such substituting rights to Surgold, and in any case no later than ninety (90) days following submission of such application; provided, however, that Surgold applications fulfil the requirements established in the Mining Act.

(e)	If and when Surgold makes a discovery within any Right of Exploration, it shall have the right on the basis thereof to apply for a Right of Exploitation, and the Republic of Suriname shall grant such right in accordance with the provisions in Section 4.5.

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(f)	The Republic of Suriname confirms to Surgold that on the day of signing this Agreement there are still pieces of land that are free from any Right of Exploration or any Right of Exploitation within the Area of Interest, as shown in the overviewmap attached to this Agreement as Attachment XIII. Parties declare expressly that, in the case present third parties owners do not strictly fulfil there obligation under and pusuant to the Mining Act, several pieces of land can become free from any Right of Exploration or any Right of Exploitation during the term of this Agreement. Surgold’s Right of First Refusal, reffered to in Article 4.6 (b), is in that case also applicable to these pieces of land.

The Republic of Suriname states and confirms that with regard to the existing rights of exploration for gold and other Minerals of third parties it will conscientiously observe the provisions of the Mining Act, in particular the provisions relating to the extension, reduction and termination of these rights as well as to the granting of the successive rights of exploitation for gold and other Minerals.

The foregoing entails that only within the Area of Interest rights of exploration and rights of exploitation for gold and other Minerals that are in good standing belonging to third parties shall be maintained by the Republic of Suriname.

Chapter 5 USE OF INFRASTRUCTURE AND STATE-OWNED LANDS

5.1	Use of Project Lands

Surgold shall have the right to make use of, construct, improve and maintain any roads or waterways within Project Lands to the extent necessary to accomplish Project purposes

Beyond the Project Lands, Surgold shall have the right to make use of, improve and, maintain, and upon the written approval of the Republic of Suriname shall have the right to construct roads, railroads or waterways to the extent necessary to accomplish Project purposes.

5.2	Quarries

Surgold shall have the exclusive right to make use of quarries for building materials located within Project Lands to the extent necessary to accomplish Project purposes.

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5.3 Water

Surgold shall be allowed to deviate, store, pump for dewatering purposes and to otherwise use freshwater from surface and underground sources located on the Project Lands for Project purposes, all this in accordance with the ESIA as applicable.

Surgold shall have the right to use other available water sources on or in the vicinity of the Project Lands as stipulated in the ESIA as applicable.

5.4 Timber

In accordance with the Mining Act and under the provisions thereof, Surgold shall have the right to use and process standing, fallen and uprooted timber located within Project Lands that require to be cleared for Development.

5.5 Use of State-owned Land

In accordance with the Issuance Domain Land Law and under the provisions thereof, Surgold shall have the right to make use of any and all Domain Land to the extent necessary to accomplish Project purposes.

5.6 Local Circumstances

Surgold is bound to take the living circumstances of the local communities into account while implementing its rights, as referred to in Sections 5.1 through 5.5.

5.7 Granting of other rights

Notwithstanding any other provision of this Agreement, the Republic of Suriname reserves the right, without liability for any damages, to grant to qualified applicants within the Area of Interest rights of exploration and exploitation for oil, gas, coal and other hydrocarbons and fissionable materials, and rights-of-way for pipelines, power, telephone, telegraph and waterlines, on or in respect of the Project Lands.

Further, the Republic of Suriname shall retain the right to grant timber and other concessions (except with respect to gold and other metallic minerals and/or building materials) within Project Lands.

Upon the granting of such rights of exploration or exploitation or any such concessions, the Republic of Suriname shall promptly notify Surgold of such intentions and the applicant shall be required to make appropriate arrangements, including compensation to Surgold, to ensure that its operations and installation shall not unduly interfere with or result in any additional cost to the Operations.

5.8 Assistance

The Republic of Suriname shall assist Surgold in obtaining the benefit of the rights set forth in this Section 5.1 up to and including Section 5.5.

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5.9 Porknockers

The Republic of Suriname shall act swiftly and decisively in accordance with Laws to remove any and all illegal mining activities that obstruct the advancement of Exploration, Development and Mining activities under any Right of Exploration, any Right of Exploitation of Surgold, or any right of exploration of a Surgold Affiliate, and will provide the necessary safeguards that will allow Surgold’s or Surgold’s Affiliates exploration and Development activities to advance uninterrupted.

Chapter 6 EXECUTION OF PROJECT OPERATIONS

6.1 Conduct of Operations

Surgold shall conduct Operations in a good workmanlike and responsible manner in accordance with best Mining practice using standards generally applicable in the North American gold mining industry and furthermore in accordance with the Feasibility Study, each ESIA and, to the extent set forth in Section 2.2 of this Agreement, and the Mining Act.

6.2 Use of Local Products and Services

Surgold shall give preference, to the maximum extent compatible with efficient and economic Operations, to products and services produced, distributed and offered in Suriname, provided these are offered at competitive price, quality and other commercial terms, conditions and are readily available on a dependable basis as competing products and services that could be obtained elsewhere.

Without prejudice to the rights granted to Surgold under Sections 8, 9 and 10 hereof, Surgold shall give preference to Surinamese construction enterprises and to the use of buildings which can be constructed by using materials and skills available in Suriname, to the employment of Surinamese subcontractors for road construction and transportation and to the purchase of household products and furniture in Suriname.

Surgold shall also require its contractors and their subcontractors to follow these policies.

6.2.1 Exceptions

The Republic of Suriname acknowledges that in order to achieve efficiencies and reduced cost, Surgold will rely upon the established alliances and working relationships of Surgold’s members and their Affiliates, including those listed under Attachment VIII

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6.2.2 Reporting

Within ninety (90) days from the end of each calendar year, Surgold must submit a report to the Republic of Suriname, in which it lists (a) the relative percentages of goods purchased and services obtained in Suriname and (b) the relative percentages of goods and services obtained from abroad and imported into Suriname by Surgold, and (c) of the measures taken to increase the share of Surinamese goods and services in the Project.

The report will show the performance of Surgold in connection with its contribution to the economic development of Suriname over the years.

Surgold shall constantly strive to improve such performance.

6.2.3 Publication

During Development Surgold will make available publicly and promptly, by means of a Project website and notification in local newspaper in Suriname, the requirements for products and services that are expected to be obtained locally together with the specifications and qualifications for providing such products and services.

6.3 Road Maintenance

Surgold shall be allowed to use existing roads, but shall only be obligated to repair (or pay the cost of repair for) damages caused by their use of roads, bridges and other transportation facilities and shall contribute to the cost of regular maintenance of any roads on which they are a principal user, in an amount proportionate to their damage to said roads.

6.4 Landing Strips

Subject to compliance with applicable Laws as set forth in Section 2.2, Surgold shall be entitled to construct, maintain and operate a landing strip for aircraft within or in the vicinity of the Project.

6.5 Security Personnel

Surgold shall be entitled to employ, train and maintain armed security personnel in order to ensure the security of persons and property on Project Lands, provided that Surgold shall comply with all Laws relating thereto, and provided further that such security personnel shall be of Surinamese nationality.

In addition, Surgold shall comply with the Voluntary Principles on Security and Human Rights.

The Republic of Suriname shall assist Surgold in the implementation of its security program and, in particular, shall facilitate the obtaining of all necessary permits for such purposes under the appropriate regulations.

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6.6 Books and Records

Surgold shall maintain sound internal controls and keep accurate books and records, fully in accordance with GAAP, and in English, However, if a Law is passed after the Effective Date requiring businesses operating in Suriname to maintain their books and records in accordance with IFRS, or if the Parent Company determines that it shall maintain the books and records in accordance with IFRS, then Surgold will be obligated to keep its books and records in accordance with IFRS. In case a Law comes into force as referred to above, the Republic of Suriname shall offer a reasonable time period to Surgold to keep its books and records in accordance with IFRS.

6.7 Inspections

6.7.1 Such books and records may be inspected by the Republic of Suriname or its designated agents at its own costs at all reasonable times.

The Republic of Suriname or its designated agents may make copies, at the sole cost of the Republic of Suriname, of such books and records as are reasonably necessary to perform the audit function, provided, however, that the Republic of Suriname shall maintain the confidentiality of such books and records at all times and shall reveal the books and records only in accordance with the Law.

6.7.2 The Republic of Suriname and their designated agents shall have the right to inspect all improvements and facilities on Project Lands in connection with extraction, sampling, treating or transporting Minerals, at all reasonable times, upon reasonable notice, and with minimum interference to the Operations, and Surgold shall cooperate in such inspections and make competent personnel available to explain their activities and Operations to the Republic of Suriname.

The Republic of Suriname’s exercise of its rights to inspection pursuant to this Section shall be subject to the condition that such inspections be conducted by the Republic of Suriname at its sole risk and expense.

And in the event any damages result from its exercise of its right of inspection under this Section, the Republic of Suriname shall indemnify Surgold and the Venture therefor; provided, however, if any injury or damage is caused by the gross negligence or willful misconduct of Surgold, then Surgold, shall be liable.

6.8 Power

Surgold acknowledges that the Republic of Suriname, through N.V. Energiebedrijven Suriname (hereinafter, EBS), its wholly owned utility company, has the exclusive right for power generation, transmission and distribution and purchase of power for Suriname.

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Surgold acknowledges further that it will rely on thermal power for Operations and if power from the Afobaka Hydroelectric facility (hereinafter, Hydro Power) is used, it will be strictly treated as thermal power (based on a ‘hydro for thermal power swap’ principle).

Therefore given the above:

(a)	Surgold is required to deal with EBS for the transmission and distribution of power;

(b)	The Republic of Suriname will facilitate Surgold’s obtaining its power requirements at competitive pricing, with the exception of Hydro Power, independent of other project qualifying procedures, such as permitting and financing;

(c)	in the case Surgold or the Venture wishes to self-generate power, the Republic of Suriname will expedite and facilitate required permits, if any, provided Surgold meets stated and reasonable technical and knowledge criteria.

In addition Surgold power generation plant(s) must meet international environmental, safety and pollution control standards as per the approved EISA.

Surgold shall have the right to use its self-generated power at any and all of its sites where it conducts Operations and at which it desires to use such power;

(d)	Sources other than thermal, excluding hydro power, can be developed by Surgold and other parties under the condition that the Republic of Suriname will need to approve such projects.

The Republic of Suriname will not unduly, delay, condition or withhold approval of the development of such projects;

(e)	In the case Surgold self-generates power in excess of its own requirements and appropriate connections to the electrical grid of Suriname are incorporated in the design, sales of that excess power will be negotiated with EBS;

(f)	In the case a third party supplies excess power to Surgold using transmission facilities dedicated for the Project, the design of such facilities will be coordinated with EBS in order to facilitate possible multiple use and cooperative installation and operation

Said power transmission will not constitute a sale of power.

6.9 Health and Safety

Throughout Operations, Surgold shall practice modern health and safety procedures and precautions including regular safety training for its employees and contractors in accordance with the IFC’s General Environmental, Health and Safety Guidelines and the IFC’s Environmental, Health and Safety Guidelines for Mining.

6.10 Waste Rocks and other Building Materials

Surgold shall be entitled to move and use any waste rocks and other building materials produced from the Operations to all locations or installations located within the Area of Interest.

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Chapter 7 INVESTMENT IN SURINAME

7.1 Bank Accounts in Suriname

The Republic of Suriname shall permit Surgold to open and hold without any restrictions bank accounts denominated in foreign currency in Suriname.

7.2 Transactions in Gold and Other Minerals

The Republic of Suriname hereby agrees that Surgold shall be entitled to borrow, lend, sell, purchase and otherwise transact gold and other Minerals in connection with the financing of its Operations or in connection with its day-to-day Operations and/or in the ordinary course of its business.

7.3 Deposits and Transfers

Surgold shall be entitled to open and operate in its name, with any bank outside the territory of Suriname, bank accounts and other like credit, deposit or banking arrangements in any unit of currency (including but not limited to the U.S. Dollar), and make deposits to and payments from these accounts, in accordance with the provisions of the Foreign Exchange Regulations 1947.

To the extent that any foreign exchange regulations of Suriname by its terms apply to Surgold, such regulations shall be deemed not to apply and shall not be enforced against Surgold, with respect to all deposits into and all transfers from its local and foreign currency accounts, including such as, but not limited to:

(a)	funds invested or to be invested in Surgold in connection with the conduct of its Operations;

(b)	proceeds from the sale of Minerals by Surgold;

(c)	capital and capital proceeds, including dividends and profits;

(d)	any other gains or revenues;

(e)	any transfer of funds held in Suriname from time to time and not immediately required by Surgold for the conduct of its Operations; and

(f)	the payment of principal and interest on any funds borrowed by or on behalf of Surgold.

7.4 Currency Exchange

Suriname Dollars shall be purchased by Surgold from the Central Bank of Suriname, and commercial banks using U.S. Dollars.

And the conversion rate applicable for such transactions shall be the market rate then available for the conversion of U.S. Dollars into Suriname Dollars.

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Likewise, U.S. Dollars shall be purchased by Surgold from the Centrale Bank of Suriname and commercial banks using Surinamese Dollars, and the conversion rate applicable for such transactions shall be the market rate then available for the conversion of Surinamese Dollars into U.S. Dollars.

The Republic of Suriname hereby covenants the enactment or adoption of new Laws or policies or the amendment or repeal of existing Laws or policies relating to the conversion of Suriname Dollars into U.S. Dollars or vice versa shall not have the effect of preventing Surgold from converting U.S. Dollars into Suriname Dollars or vice versa at a rate of exchange that accurately reflects the relative international market values of such currencies.

7.5 Gold sales

Surgold shall be entitled (a) to export unrefined gold mined from the Project to established refining facilities located outside the territory of Suriname, at the choice of Surgold, as long as such refining facilities are on the Accredited Refiners list prepared by the New York Mercantile Exchange (NYMEX), COMEX Division Commodity Exchange, Inc. or the London Bullion Market Association (LBMA) or the Hong Kong Mercantile Exchange (HKMEX), and (b) subject to the terms of the Venture Agreement to freely retain, deposit, dispose of pursuant to spot sales, spot deferred sales, forward sales, gold loan repayments and other transactions or otherwise deal with all refined gold available as it shall consider appropriate.

The foregoing shall be subject to the provisions of Chapter 20 of this Agreement.

7.6 Use of Refinery Plant

If a commercial refinery for gold or other Minerals is put into operation in Suriname, Surgold will give priority consideration to this refinery for Project purposes, if such refinery meets the following criteria:

(a)	The economic and material terms of the Republic of Suriname’s refining agreement are equal to or better than the economic and material terms of Surgold’s existing refining agreement, or other refining agreements made available to Surgold from other gold refineries in the market.

(b)	Material terms would include but are not limited to: gold and silver accountabilities, refining charges, transportation, metal return timing, form and location of refined metal return, and financing costs.

(c)	The refinery must be certified by the New York Mercantile Exchange (NYMEX), COMEX Division Commodity Exchange, Inc., the London Bullion Market Association (LBMA) or the Hong Kong Mercantile Exchange (HKMEX)and must also comply with the “LBMA Responsible Gold Guidance”, included in Attachment XIV that can be adjusted over time.

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(d)	The refinery must meet strict environmental standards, auditable by Surgold, or its nominated agents, which are no less stringent than the standards of Surgold’s existing refinery or refineries made available to Surgold in the market

And furthermore:

(i)	If Surgold is operating under an existing refining agreement, Surgold will be allowed to perform under the existing refining agreement until the term thereof expires, although as of the date of this Agreement, Surgold does not have a current refining agreement in place.

(ii)	A maximum of seventy five percent (75%) of Surgold’s doré production will be required to be refined by this refinery.

Surgold will be allowed to refine the remaining twenty five percent (25%) at a refinery of Surgold’s choosing, and under refining terms agreed to by Surgold.

7.7 Government Approvals

Subject to the provisions of Chapter 2, the Republic of Suriname hereby undertakes to cause Surgold, as appropriate, to receive without delay all such specific authorizations and exemptions from competent authorities having jurisdiction over the matters described in this Chapter 7 as are necessary or desirable to give effect to the matters described, including the following:

(a)	Approval(s) from authorized government institutions or agencies in charge of the foreign exchange control exempting Surgold from the application of such sections of such regulations as may become necessary for such purposes; and

(b)	An approval or other instrument from authorized government institutions or agencies in charge of the appropriate banking regulations authorizing the execution of those transactions and other acts contemplated hereunder which are or may be governed by such regulations.

Chapter 8 IMPORTING PROPERTY INTO SURINAME

8.1 Exemptions

Subject to the provisions of Section 6.2 and except what is provided under Section 8.1.1 below, during Operations, Surgold shall be permitted to import free of customs, duty, taxes or any charges regarding the importation of capital equipment, all equipment, work vehicles, supplies, fuels, or other materials of whatever nature necessary without further authorization provided that Surgold complies with administrative process required by the Laws.

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The exemptions described herein shall not apply to items listed in Attachment IX hereto.

8.1.1 Surgold and local and expatriate contractors thereof shall pay to the Republic of Suriname a Statistic Fee of 1 percent (1%) and a Consent Fee of 1.5 percent (1.5%) of the value of goods imported for all items imported pursuant to Section 8.1 and Section 8.2; provided, however, that the maximum aggregate total of the Statistic Fee and the Consent Fee so paid or accrued shall not exceed Three Hundred Thousand Dollars (US$300,000) in any twelve-month period.

8.1.2 Payments made by Surgold pursuant to Sections 8.1.1 are deductible for the levying income tax.

8.2 Contractor’s Imports

Without prejudice to Section 6.2 and except as specified in this Chapter 8, applies to the Operations that (a) Surgold, acting for the account of local or foreign contractors retained for Project purposes; and (b) local or foreign contractors so hired by Surgold, shall be entitled to import free of import duties, excises, taxes or other charges regarding the importation of capital equipment, all equipment required for Development and Mining, work vehicles, supplies, fuels or other materials of whatever nature necessary in their judgement without further authorization, provided that Surgold complies with administrative process required by Laws.

The exemptions described herein shall not apply to items listed in Attachment IX hereto.

8.3 Surgold’s Guarantee

Upon termination of its contract with Surgold, plus a reasonable term for de-mobilization, each foreign or local contractor that has imported items pursuant to Section 8.2, or for whom Surgold is importing items pursuant to Section 8.2, shall obtain a certificate of consumption for re-export of such item from the customs officials, or for payment of import duties and taxes due with respect to such importation of such items, pursuant to this Agreement.

Surgold shall make good on any failure by an independent contractor (in connection with the Project) to perform its obligation to pay import duties, excises, taxes or other like charges in the circumstances contemplated by this Section 8.3, and fulfil such obligation as if it were its own obligation.

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8.4 Sale of Imported Property

In the event of a sale of imported property within Suriname by Surgold to a person other than the Republic of Suriname hereunder, Surgold shall be liable to pay customs and import duties and taxes on such property brought into Suriname under an exemption provided by this Agreement.

The import duties, excises, taxes or other charges payable shall be calculated on the appraised value of such goods on the sales date, to be determined by the Inspector of Import Duties and Excises.

8.5 Re-export

On goods imported into Suriname pursuant to the provisions of this Chapter 8, which Surgold intends to re-export, the Republic of Suriname shall have an option right to purchase the goods, and more in particular at ‘book value’ of the goods.

In this respect, Surgold will offer the property for sale to the Republic of Suriname, and give the Republic of Suriname a sixty (60) day term to accept or refuse the offer.

In case there is no response from the Republic of Suriname after such sixty (60) day period, Surgold shall be entitled to re-export the property on the same terms and with the same privileges and exemptions as are set forth in this Chapter 8, but subject, in the case of a sale upon termination of this Agreement, to the provisions of Chapter 18.

The term ‘book value’ above for the purposes of this Section will be the value at the moment of transfer, derived from the value of the subject good on the last fiscal balance sheet of Surgold with respect to its Participating Interest in the Venture, as applicable.

8.6 Authorizations

Without prejudice to the provisions of Chapter 2 of this Agreement, the Republic of Suriname hereby undertakes to cause Surgold to promptly receive all such specific authorizations and exemptions from competent authorities having jurisdiction over the matters described in this Chapter 8 as are necessary to give effect to the matters described herein.

The foregoing is subject to the obligation of Surgold to follow the administrative procedures in respect thereof.

Chapter 9 IMMIGRATION AND EXPATRIATE PERSONNEL

9.1 Expatriate Employees

Surgold and its contractors, without prejudice to Section 10.1 of this Agreement, shall be entitled to employ, by way of direct employment or secondment from a foreign entity, such persons who are not residents of the Republic of Suriname (the “Expatriate Employees”), to work in Suriname for the Project and related purposes.

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The Republic of Suriname shall permit such Expatriate Employees and their dependants (together the “Expatriates”), as defined in the Aliens Act 1991, to immigrate for such periods as Surgold or its contractors shall deem necessary.

9.2 Compliance with the provisions of the Aliens Act 1991 and Law on Aliens’ Work Permit

Surgold shall comply with the terms of the Aliens Act 1991 with respect to the Expatriate Employees and the immigration of Expatriates.

Subject to the provisions of Chapter 2, the Republic of Suriname shall perform all such acts within its powers and shall cause all such other acts to be performed which may be necessary or desirable to facilitate the employment and immigration of Expatriate Employees and employees of its contractors, as contemplated in this Chapter 9, as well as for the processing of applications for visas, authorizations for short stays, residency permits and work permits.

9.2.1 Visa

Expatriates will be allowed to travel to the Republic of Suriname and obtain a “Visa on Arrival” at the International Airport.

9.2.2 Residency and Work Permits

Expatriates that wish to apply for a residency permit, in accordance with terms and conditions of the Aliens Act 1991, and a work permit, in accordance with the Act on Aliens Work Permit, shall file an application for this purposes within 14 Business Days after their arrival in the Republic of Suriname.

The residency and work permit will be issued for a period of at least 3 years or the period equal to the employment contract.

9.3 Expatriate compliance with Laws

Surgold shall ensure that Expatriate Employees comply with all applicable Laws, that they respect the national heritage and customs and that they not engage in any activities contravening the Law.

The Parties also agree that contractual provisions allowing for the dismissal of Expatriate Employees for violation of these Laws shall be deemed sufficient to meet Surgold’s obligations pursuant to this Article, without prejudice to the criminal and civil liability of such employees and without prejudice to the provisions of Sections 15.2 under (a) and (b) hereof.

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Chapter 10 LABOR MATTERS AND TRAINING

10.1 Local employment

Surgold shall give preference to the employment of persons of Surinamese nationality at all levels of the Operations to the extent that such persons are available, qualified and equally suitable for such employment.

However, Surgold shall be free to appoint as members of its senior management team individuals who, in Surgold’s opinion are the best qualified, regardless of country of origin.

10.2 Hiring of personnel

Subject to all other provisions of this Article 10, the selection and hiring of personnel for Project purposes shall be within the absolute and exclusive discretion of Surgold.

Surgold shall consult with the appropriate government authorities with a view to determining the availability of qualified and suitable Surinamese nationals for employment in the Project but shall not be bound by any recommendations of said authorities

10.3 Training Program

Prior to the Commencement of Commercial Production, Surgold shall prepare a detailed training program for Project purposes with a view to ensuring the development of suitable and qualified Surinamese personnel at all levels of its Operations (hereinafter the “Training Program”).

The Training Program may include training in such skills as production, maintenance, finance, human resources and management, and shall provide the knowledge to sample, drill, assay, process and extract Minerals

This can be effected through training courses, on-the-job training, scholarships for higher and academic education and, if necessary, training at premises and operations outside the Republic of Suriname, provided that Surgold shall collaborate with the Republic of Suriname as far as practicable to ensure that all residents of Suriname trained overseas pursuant to the Training Program return to work in Suriname.

Surgold shall enlist the participation and cooperation of the Republic of Suriname and institutions such as the Anton de Kom University of Suriname in preparing and implementing the Training Program.

In addition, subject to approval by Surgold, the Republic of Suriname and GMD will have the right to have a limited number of technologists trained by Surgold to learn these skills.

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10.4 Timetable

The goal of the Training Program shall be to achieve the following levels of employment of citizens of Suriname in the categories of employment and within the time periods after the Commencement of Commercial Production as are stipulated below:

	Category of employment
Time period	Unskilled	Skilled	Clerical	Professional	Management
End of year 3	100%	75%	75%	40%	20%
End of year 5	100%	80%	100%	70%	60%
End of year 7	100%	85%	100%	80%	70%
End of year 10	100%	90%	100%	80%	70%

Surgold shall make its best reasonable efforts to meet the timetable set forth above, however, if Surgold is unable to find personnel in Suriname to meet the hiring objectives set forth herein, Surgold shall be entitled to employ Expatriate Employees which are not residents of a CARICOM State, as it deems necessary and desirable, for Project purposes.

Subject to the foregoing, Surgold shall generally be entitled to have recourse to such mix of Expatriate Employees and Surinamese personnel as is required in Surgold’s judgment for efficient operation of the mines.

10.5 Reporting

Surgold shall, within 90 days after the expiry of each calendar year, file with the GMD and the Ministry of Labor Technology and Environment, a report indicating progress achieved in the employment of citizens of Suriname for Project purposes, including, if the goals described in Section 10.4 hereof are not met, a description of positions not filled by citizens of Suriname, a description of the procedures employed for seeking out available, suitable and qualified citizens of Suriname to fill such positions and an assessment of the success or progress achieved by the Training Program with a view to filling such positions.

10.6 Applicable Law

Labor relations between Surgold and its local employees in Suriname shall be subject to the Laws relating to labor relations.

Labor relations between Surgold and its Expatriates Employees in Suriname shall not be subject to the Laws, but to the choice of law mentioned in the respective employment contract provided, however that if said employment contract does not specify the choice of law, Surinamese Laws are applicable.

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10.8 Shutdown

When permanent shutdown of a Mine is anticipated, Surgold shall inform the Republic of Suriname at least one (1) year before the expected closure date.

Chapter 11 TAXATION

11.1 Currency

For purposes of taxation, Surgold shall maintain all its books and records in U.S. Dollars.

All taxes payable by Surgold shall be paid in U.S. Dollars.

11.2 Corporate Income Tax

11.2.1 Surgold shall meet its annual corporate income tax obligations in accordance with the Income Tax 1922, which is fully applicable to Surgold, unless specific provisions under this Agreement apply.

11.2.2 The Project qualifies as a permanent establishment for the levying of corporate income tax as determined in the Income Tax 1922.

Therefore, the Annual Profit derived from the Project by Surgold is taxable for the levying of income tax.

The expenses incurred in relation to the execution of the Project are deductible for the levying of corporate income tax, unless excluded by the Income Tax 1922.

11.2.3 The Annual Profit shall be calculated in accordance with sound business practice as intended in the Income Tax 1922, taking into account a consistent conduct which is independent of the expected results and which can only be changed if special circumstances justify this.

11.2.4 Surgold pursuant to the Income Tax 1922 should meet its annual corporate income tax obligations by filing a provisional and a final corporate income tax return with payment of the corporate income tax due.

A dated and signed provisional profit and loss account must be attached to the provisional corporate income tax return with an approximation of the Annual Net Taxable Income of the previous year.

The income tax due according to this return should, however, be at least equal to the income tax due based on the final income tax return, which should have been submitted according to the Income Tax 1922.

The final income tax return must consist of a dated and signed copy of the balance sheet, profit and loss account and the necessary explanatory notes.

11.2.5 Before the Commencement of Commercial Production, Surgold should file the opening balance sheet with the Inspector of Direct Taxes together with a specification of the costs incurred in relation to the execution of the Project until the moment of Commencement of Commercial Production.

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11.2.6 During the term of the Agreement Surgold shall pay the Republic of Suriname corporate income tax at the rate of thirty six percent (36%) due over the Annual Profit.

Such rate shall not be changed upward or downward, as a result of the enactment of any future Law.

11.3 Withholding Tax on Service Fees

11.3.1 A withholding tax of fifteen percent (15%) will be due over Service Fees as of the Commencement of Commercial Production.

This withholding tax will be applicable to Surgold and any other company associated with the Project to the extent that the underlying Service Fees are deducted for the levying of corporate income tax by Surgold or another company associated with the Project.

In connection with the levying of withholding tax Surgold and any other companies associated with the Project will be responsible for withholding and paying their own withholding tax and will not be collectively or severally liable for the withholding tax obligations of any other company associated with the Project.

11.3.2 The withholding tax shall be due on the Service Fees that were incurred over the period of one month. The payment of the withholding tax due must take place no later than the sixteenth (16th) of the month following the month in which Service Fees are incurred.

A reconciliation of withholding tax on Service Fees will be performed on an (calendar) annual basis.

11.4 Loss Carry Forward

Pursuant to the Income Tax 1922, Surgold will be entitled to carry forward net operating losses arising from its first three (3) financial or calendar years of the execution of the Project for an indefinite period of time to be set off against future Profits.

After the third (3th) financial or calendar year, Surgold shall be entitled to carry losses for a maximum period of fifteen (15) financial or calendar years to be set off against future Profits.

Such losses will be settled by Surgold in a manner that the losses incurred in earlier financial or calendar years shall be settled before losses incurred in later financial or calendar years.

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The first three (3) financial or calendar years of the Project cover the period 2004 up to and including 2006.

11.5 Value Added Tax (VAT)

Surgold will be exempt from VAT when procuring imported or locally taxable goods and services as intended in the VAT Law 1997.

The Republic of Suriname shall cause the Inspector of VAT will provide the necessary written confirmation of the waiver.

11.6 Personal lncome Tax

11.6.1 Surgold’s Expatriate Employees as defined in Section 9.1 above, and the Expatriate Employees of Surgold’s contractors are subject to personal income tax.

Their wage costs are deductible for the levying of income tax.

11.6.2 The Income Tax 1922 is fully applicable to Surgold’s Expatriate Employees and the Expatriate Employees of Surgold’s expatriate contractors, unless specific provisions under this Agreement apply.

11.7 Wage Tax

11.7.1 The Project qualifies as a permanent establishment for the levying of wage tax as determined in the Wage Tax Act.

Therefore, Surgold has a withholding liability for the levying of wage tax on the regular wage payments, as defined in Attachment XI, to its Expatriate Employees and resident employees.

Wage tax should be withheld by Surgold at the applicable tax rate under the Wage Tax Act.

Subsequently, Surgold should make the wage tax payments to the Collector of Direct Taxes with the filing of a wage tax return over the wage period involved.

In addition to the withholding liability for wage tax purposes, a withholding liability also exists for Surgold with regard to the premium ‘Algemeen Oudedagsvoorzieningsfonds’ (hereinafter, premium AOV) according to the Wet Algemeen Oudedagsvoorzieningsfonds, but only on wage payments to resident employees.

Premium AOV should be withheld by Surgold at the applicable rate under the “Wet Algemeen Oudedagsvoorzieningsfonds”.

The premium AOV payments to the Collector of Direct Taxes must take place together with the wage tax payments and with the filing of the wage tax return.

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11.7.2 The appointment letter of the Expatriate Employees shall pursuant to the Wage Tax Act be part of Surgold’s books and records in Suriname and be made available to the Inspector of Direct Taxes upon request.

The appointment letter should contain among other things the working period in Suriname and the remuneration scheme.

The different parts of the remuneration scheme, such as regular salary, bonus, foreign service premium, hardship allowance, housing allowance and company car should be specified in the appointment letter.

11.8 Registration with the Inspection of Direct Taxes

After Commencement of Commercial Production, Surgold shall register with the Inspection of Direct Taxes Affiliates and expatriate contractors who intend to perform work in Suriname for the benefit of the Project.

Such registration shall be required before commencement of work in Suriname.

11.9 Exemptions

In addition to what is described in Chapter 8 and elsewhere in this Chapter 11 of this Agreement, the Republic of Suriname exempts Surgold and its Expatriate Employees from paying all other taxes, duties and like charges regarding or resulting from activities or participation in activities by virtue of this Agreement.

11.10 No Effect of Other Tax Laws

The Republic of Suriname hereby represents and warrants that no Law presently in force would, by its terms, has the effect of imposing a direct or indirect tax on Surgold, its successors in interest, or any of their respective Affiliates

(a)	by reason of their being a Party to the Agreement, or

(b)	by reason of being a beneficiary of any exemption, or

(c)	being in connection with any matter contemplated in this Agreement.

To the extent that any provisions contained therein such Law would apply to Surgold or any of its Affiliates, such Law shall be deemed not to apply and shall not be enforced against Surgold or its Affiliates.

The Republic of Suriname hereby covenants and undertakes that, in the event of the imposition of any new or additional tax, through the enactment of any new Law or the enactment of any amendment to any tax Law, which imposition or change in rules for calculating same would result in an increase in the amount of taxes payable by Surgold, the Republic of Suriname shall relieve Surgold from the obligation to make such increased payment, and such relief shall be in an amount equal to the amount of the increased payment that would otherwise be required to be paid pursuant to such new or additional tax.

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11.12 Disputes

Should a dispute arise in connection with any matter referred to in this Chapter 11 or in connection with the application of any provision of any tax Law to Surgold or any taxpayer (other than Expatriate Employees) referred to in this Chapter 11, the Republic of Suriname shall ensure that no compulsory or executory measures are taken against such taxpayer.

The tax authorities in Suriname normally having jurisdiction over the subject matter of the dispute shall issue a written ruling setting forth detailed reasons in support thereof, and the taxpayer or taxpayers affected thereby, other than Expatriate Employees, shall be entitled to appeal such ruling in the manner provided in Section 17.3 hereof, which appeal shall suspend execution of such ruling for all purposes until a final determination of the matter has been made in accordance with Section 17.3 hereof.

Such taxpayer shall be entitled, but not required, to exhaust any statutory or administrative rights of appeal from such ruling under the Laws.

Disputes involving Expatriate Employees shall be prosecuted pursuant to applicable law.

Chapter 12 EXPORTING GOLD AND OTHER MINERALS

12.1 Export of Gold and Other Minerals

Subject to Sections 7.5 and 12.3, Surgold shall be entitled to export from Suriname and deposit, lease, sell, assign or otherwise transfer outside Suriname, any gold and other Minerals produced from any Right of Exploitation, without restriction of any kind and, other than as set out in this Agreement, shall be exempted from the obligation to pay any fees, imposts, duties, taxes, administrative and other charges and any other like assessments of any nature whatsoever in connection therewith.

12.2 Inspection

Surgold shall be entitled to export gold and other Minerals as follows:

(a)	Doré will be poured at appropriate intervals as determined by management of Surgold using customary security practices;

(b)	For reasons of security Surgold shall be allowed to use an airport located on or outside the Project lands, as intended in Section 6.4 of this Agreement.

The Republic of Suriname shall cause the authorized government institutions or agencies to declare the airport involved at the request of Surgold to be a port of disembarkation or embarkation for the purpose of carrying doré directly from the Project lands to secure warehouses at locations outside of Suriname for further secure shipment to a refinery designated by Surgold.

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All reasonable costs incurred by the Republic of Suriname in respect of the presence of officials designated for that purpose of the Department of Import Duties and Excises on the Project lands shall be charged to Surgold.

(c)	Surgold will instruct the Payor (as defined in Attachment IV) to issue, in relation to each shipment, an acknowledgement of receipt of doré to Surgold, and a copy thereof to the Republic of Suriname, in such form and substance as will permit the recipients to confirm the arrival at Payor of each shipment of doré exported from the Project.

12.3 Export Authorizations

The Republic of Suriname hereby undertakes to cause Surgold to receive all such specific authorizations and exemptions from authorities having jurisdiction over the matters described in this Chapter 12 as are necessary to give effect to the matters described in this chapter, subject to the obligation of Surgold to observe the administrative procedures in respect thereof.

Chapter 13 REPATRIATION OF CAPITAL AND OTHER PROPERTY FROM SURINAME

13.1 No withholding on repatriations

Notwithstanding the provisions of Sections 8.5 and 18.4, Surgold is hereby granted the right to repatriate all of its investment in the Project without the imposition of any withholding tax, charges or impositions.

In the event that Surgold encumbers any or all of its Assets in order to finance the development of the Project, the Republic of Suriname agrees that it shall not impose any withholding taxes on the interest charged by the financiers of the Project.

13.2 Remittances

Surgold shall be entitled to remit all capital invested and profits earned in Suriname to persons outside Suriname without restriction of any kind.

And shall be exempted from the effects of any such restriction, as may be in effect from time to time, under the Laws and (save as expressly provided in Chapter Article 11 hereof) from the obligation to pay any fees, imposts, charges, taxes, administrative and other costs and any other like assessments of any nature whatsoever in connection therewith.

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For greater certainty, Surgold shall be entitled to remit such capital and profits from foreign currency accounts in the manner provided in Section 7.3 hereof.

13.3 Authorizations for repatriations

The Republic of Suriname hereby represents and warrants that Surgold will receive all such specific permits from the competent governmental officials, or agencies having jurisdiction over the subject matter described in Chapter 13 hereof, as are necessary to give effect to these matters, without prejudice to the obligation of Surgold to follow the administrative procedures in respect thereof.

Chapter 14 INSURANCE MATTERS

14.3 Employee Insurance

Surgold shall obtain personal accident insurance in amounts as is customary in the Republic of Suriname and in accordance with the Law for its employees for the duration of Operations.

14.2 General Liability Insurance

Upon granting of the Merian Right of Exploitation, Surgold shall obtain general liability insurance satisfactory to the financial institutions providing financing for the Project.

In the event that such insurance coverages are not available or are available only at prohibitive cost in Suriname, the Republic of Suriname will cooperate with Surgold to enable Surgold to provide, at such company’s own expense, adequate insurance coverage outside Suriname, provided such coverage is not under management of Surgold or an affiliated company.

Notwithstanding anything herein to the contrary, Surgold may self-insure as it deems appropriate.

Chapter 15 REPRESENTATIONS, WARRANTIES, COVENANTS AND UNDERTAKINGS

15.1 Representation and Warranties of Surgold

Surgold represents and warrants to the Republic of Suriname as follows:

(a)	that it is a body corporate duly organized and validly in existence and has the corporate power and authority to own its property and conduct its business;

(b)	that it has the capacity to enter into and perform this Agreement and all transactions contemplated herein, that all corporate and other action required to be taken in order to permit it to enter into and perform this Agreement has been properly and validly taken, and all federal and state government approvals in the United States of America required to be obtained for such purposes have been obtained and remain in effect;

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(c)	that it shall not breach any other agreement or arrangement by entering into or performing its obligations under this Agreement; nor, in so doing, shall it breach any provisions of its constituting documents, by-laws or administrative resolutions;

(d)	that this Agreement has been duly executed by it and is valid, binding and enforceable against it in accordance with its terms;

(e)	that, to the best of its knowledge and belief, and that, after due inquiry of its directors and officers, there exists no material fact or circumstance applicable to this Agreement or the Project which has not been previously disclosed to the Republic of Suriname or GMD, as applicable, and which should be disclosed to prevent the representations made in this Agreement from being materially misleading.

15.2 Covenants of Surgold

Surgold hereby covenants and undertakes as follows:

(a)	that it shall, subject to Chapter 17 hereof, assume liability for any damages caused by the acts and omissions of all its persons contracted and employed by it, provided such acts or omissions occurs within the framework of the legal relationship of these persons with Surgold.

Surgold will also assume liability for any damages caused by its contractors, subcontractors and agents in violation of its obligations under this Agreement provided such violation occurs under express instructions of Surgold;

(b)	that it shall, subject to Chapter 17 hereof, indemnify and hold harmless the Republic of Suriname and/or GMD, their respective employees, agents, and representatives from and against all suits for injury or claims for damages to persons or property resulting from or arising out of illegal or unlawful conduct in the performance of its Operations hereunder.

Surgold shall assume, the defense of any lawsuit that may be brought against the Republic of Suriname by reason of Surgold’s conduct of Operations under this Agreement, and pay upon demand, on behalf of the Republic of Suriname, the amount of any final judgment that may be entered against the Republic of Suriname in any such lawsuit.

The Republic of Suriname shall be held to use all possible legal remedies against such judgment, while payment by Surgold on behalf of the Republic of Suriname will only follow in case the Republic of Suriname through the execution of the judgment is forced to pay.

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Provided, however, that the obligations of Surgold under this Section shall not apply to any suit for injury or claim for damages, or other relief against the Republic of Suriname based on its own actions, policies or conduct and/or:

(i)	based upon any challenge by a third party to the Republic of Suriname’s, or GMD’s, or Surgold’s right or title to, or claim based on the occupation, alteration or use of, or damage to all or any part of the Project; and

(ii)	resulting from or arising out of any action or inaction of the Republic of Suriname or the GMD not expressly required under this Agreement.

Any dispute between Surgold, on the one hand, and the Republic of Suriname on the other, with respect to the obligations of Surgold under this Section 15.2 shall be resolved pursuant to Chapter 17 of this Agreement.

15.3 Representation and Warranties of the Republic of Suriname

The Republic of Suriname hereby represents and warrants to Surgold as follows:

(a)	that the Republic of Suriname, in its capacity as a sovereign state has the right, power and authority to enter into and perform this Agreement;

(b)	that this Agreement has been duly executed and delivered by the Republic of Suriname, and that this Agreement is valid, binding and enforceable against it in accordance with its terms;

(c)	that they shall not breach any other agreement or arrangement by entering into or performing this Agreement;

(d)	that the plot of land where the Project is located is free State-Owned Land and third parties do not have any rights with respect to the property (excluding mineral rights), including, without limitation, rights of enjoyment, occupation or usufruct thereon; and

(e)	that there are no asserted claims, rights or encumbrances of any nature which may affect in any material way any Right of Exploration or any Right of Exploitation, or the Development; and that, to the best of their knowledge, there are no valid unasserted or potential claims, rights or encumbrances of any nature which may affect in any material way any Right of Exploration or any Right of Exploitation or Development.

For the purposes of this paragraph, “asserted claim” means a claim contained in a written notice or filed by appropriate proceeding in a court of competent jurisdiction.

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15.4 Undertakings by the Republic of Suriname

Subject to Chapter 2 of this Agreement, the Republic of Suriname hereby undertakes that it shall take all such steps which are necessary for the implementation of this Agreement, including passing all the necessary acts and issuing the necessary authorizations to provide for the adaptation and modification of Laws which may affect the implementation of’ this Agreement, and to allow Surgold to continue to carry out their obligations and to receive the benefits accorded to them under this Agreement.

15.5 Unilateral action taken by the Republic of Suriname

15.5.1 Without limiting the application of Sections 15.6 and 15.7 hereof and without prejudice to any other undertaking of the Republic of Suriname set forth in this Agreement, if, at any time during the term of this Agreement, the Republic of Suriname enacts or adopts any new Law or repeals any existing Law (collectively,

“Unilateral Action”), and if such Unilateral Action (by itself or in conjunction with any other Law or Laws) has the effect of preventing or constraining the exercise of any material right or of materially increasing the burden of performance of any obligation (including any increase in an obligation to pay a sum of money) of Surgold hereunder (a “Negative Effect”), the Republic of Suriname agrees to take such measures as may be required to restore Surgold to the position they would have retained had such Unilateral Action not been taken (“Corrective Action”).

Such Corrective Action may take any or all of the following forms, at the election of the Republic of Suriname:

(a)	an exemption from the application of the Law that is the direct or indirect subject of the Unilateral Action or the direct or indirect cause of the Negative Effect;

(b)	an undertaking to remit additional amounts that would otherwise be payable as a result of such Unilateral Action;

(c)	the enactment of specific legislation (including subsidiary legislation) eliminating the Negative Effect, or;

(d)	any other form acceptable to Surgold and the Republic of Suriname.

15.5.2 For greater certainty the Republic of Suriname agrees to take Corrective Action to eliminate the Negative Effects of any Unilateral Action on Surgold or any Right of Exploration or any Right of Exploitation, or taken on or in respect of any of the matters described in this Agreement.

15.5.3 Insofar as any Law which is enacted after the Date of Commencement and which is in violation of the express conditions and terms of this Agreement, and thus significantly and negatively influencing the activities or business operations, the Republic of Suriname must take action to take away the Negative Effect for Surgold.

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15.5.4 Notwithstanding the foregoing, nothing set forth in this Agreement shall be interpreted as preventing the Republic of Suriname from taking Unilateral Action, but without any obligation to take Corrective Action, if the Unilateral Action is necessary for:

(a)	the protection of the health and safety of the population of the Republic of Suriname or parts thereof; or

(b)	the protection of the human and natural environment of the Republic of Suriname; or

(c)	complying with international obligations arising out of treaties ratified by the Republic of Suriname.

In respect of the application of such Unilateral Action to Surgold it should be offered sufficient room to ensure the observance thereof.

The Unilateral Action should relate to the prevention of damage to the general health and safety of the population and the human and natural environment, and should meet standards of reasonableness, designated as ‘good government practice’ and in accordance with international standards.

15.5.5 Notwithstanding the provisions of Section 15.5 hereof, the Republic of Suriname shall not, whether by Unilateral Action or otherwise, unilaterally amend or terminate this Agreement other than in accordance with the express terms hereof.

15.6 Preservation of Surgold’s Property Rights

With respect to the property, rights and interests of Surgold arising out of this Agreement or in any way connected with the Project, and subject to Chapter 2 of this Agreement, the Republic of Suriname agrees to: (i) ensure the fair and equitable treatment of such property rights and interests, (ii) in no way to impair or interfere with the management, maintenance, use, enjoyment or disposal (except as expressly provided herein) of such property, rights and interests, and (iii) to take no action to expropriate any property, rights or interests, whether characterized as expropriation or otherwise, or to directly or indirectly deprive Surgold of such property, rights or interests.

15.7 Partnering against Corruption

15.7.1 Each Party acknowledges its intention and undertaking to abide by all applicable Anti-Corruption Laws.

15.7.2 Upon receipt by a Party of information that, on its sole discretion, such Party determines to be evidence of a breach of the provisions of Section 15.7.1, such Party shall immediately notify the other Party thereof in writing.

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The Partners promptly shall meet to discuss the information obtained and attempt to resolve any concerns raised by such Party.

15.8 Survival

The representations, warranties, covenants and undertakings set forth in this Chapter 15 shall remain in effect throughout the term of this Agreement and shall be in addition to, and not in substitution for, any other representations, warranties, covenants and undertakings set forth in this Agreement.

Subject to Chapter 17, each Party to this Agreement shall immediately upon receipt of written notice from the other Party undertake to cure a breach of any representation, warranty, covenant or undertaking of that Party, and shall indemnify and hold harmless the other Party to this Agreement, and their respective employees, agents, and representatives, from and against all suits for injury or claims for damages to persons or property resulting from or arising out of such breach.

Chapter 16 DEFAULTS AND REMEDIES

16.1 Default of the Republic of Suriname

Should the Republic of Suriname fail to perform any of its obligations hereunder, Surgold shall give reasonable notice to the Republic of Suriname specifying the nature of the default and indicating that action must be taken to cure such default.

If corrective action is not completed within the cure period (which, unless a longer period is otherwise specified in the notice, shall be a period of sixty (60) days after notice), Surgold shall be entitled to institute proceedings in accordance with Chapter 17 of this Agreement.

16.2 Default of Surgold

Surgold shall be deemed to be in default hereunder if:

(a)	it fails to perform any obligation assumed by it hereunder and fails to completely remedy such failure of performance within sixty (60) days of the date of receipt by Surgold of a written notice of such failure to perform from or on behalf of the Republic of Suriname; provided, however, that Surgold may contest such notice of default provided it does so within sixty (60) days of the date of receipt of notice from the Republic of Suriname and pursuant to Chapter 17;

(b)	Surgold has not commenced Development as mentioned in Section 4.3 and fails to completely remedy such failure of performance within sixty (60) days of the date of receipt by Surgold of a written notice of such failure to perform from or on behalf of the Republic of Suriname; provided, however, that Surgold may contest such notice of default provided it does so within sixty (60) days of the date of receipt of notice from the Republic of Suriname and pursuant to Chapter 17.

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16.3 Termination

The Republic of Suriname may, subject to Section 16.4 hereof, terminate this Agreement and any Right of Exploitation in the event of a default under Section 16.2 (which is not cured or contested by Surgold within the applicable notice period) by written notice to Surgold, provided such default constitutes a material breach of this Agreement.

In determining whether a “material breach” of this Agreement has occurred, the following shall specifically be considered:

(a)	the good faith or lack thereof on the part of Surgold;

(b)	external factors, if any, which contributed to the breach;

(c)	the relative harm inflicted upon the Republic of Suriname and its People; and

(d)	whether the breach can be cured by the payment of money and any interest owed thereon, in which case, provided that Surgold demonstrates that it is capable and prepared to make payment of such damages, and does so within a reasonable period of time, the breach shall not be deemed a material breach.

16.4 No Termination during Proceedings

If Surgold has instituted proceedings in accordance with Chapter 17 hereof, the Republic of Suriname shall not terminate or purport to terminate this Agreement or any Right of Exploitation, and Surgold shall be entitled to continue Operations hereunder until the proceedings described in Chapter 17 shall have been completed.

An exception shall apply to the foregoing in case of continuing breaches of a very serious nature on public health, the human and natural environment of the Republic of Suriname or the risk of such breaches.

16.5 Institute Proceedings

Within the context of this Agreement, a Party shall be deemed to have “instituted proceedings” or “contested” hereunder if it serves written notice to the other Party to the dispute as referred to in Section 17.2 hereof and continues to avail itself of the dispute resolution mechanisms set forth in Chapter 17 hereof with diligence thereafter.

If Surgold has instituted proceedings under Section 17.2 hereof in connection with an allegation by the Republic of Suriname of a default by Surgold hereunder and Surgold continues to deny such alleged default after such proceedings have been completed, then the Republic of Suriname may, if it wishes to sustain its allegations, institute arbitration proceedings under Section 17.3 hereof.

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If the Republic of Suriname succeeds in proving a default by Surgold hereunder to the satisfaction of an arbitral tribunal constituted under Section 17.3 hereof, it shall be entitled to such compensation in the form of damages as the tribunal shall award in accordance with the evidence presented and the provisions of applicable Law.

However, the Republic of Suriname shall not be entitled to seek a termination of any Right of Exploitation or this Agreement unless Surgold expressly consents to such termination or is adjudged by the tribunal to have committed a material breach of this Agreement or the Right of Exploitation.

In the event the Republic of Suriname shall be entitled to seek a termination of the Right of Exploitation or this Agreement, nothing in this Agreement shall be deemed to prevent the Republic of Suriname from recovering any damages caused by any breach of this Agreement by Surgold.

16.6 Position of Lenders

Should the Republic of Suriname give a notice to Surgold pursuant to Section 16.3, the Republic of Suriname shall give reasonable consideration to any proposal that any Lender of Surgold may subsequently make to the Republic of Suriname taking into consideration the positions of such Lender in regard to any outstanding obligations that Surgold may have to it at that time.

Chapter 17 DISPUTE RESOLUTION

17.1 Dispute Resolution

If any dispute or conflict arises under this Agreement the Parties shall resolve such dispute in the manner hereinafter set forth.

17.2 Commencement of Proceedings

Any Party to the dispute may commence proceedings under this Chapter 17, with a notification to the other Party after he has convened a meeting between or among the chief executive (or their highest-ranking representatives) of Surgold’s Parent Company or any successor and the Minister of Natural Resources.

Such group shall meet on a mutually agreed upon date within thirty (30) days from the date of the notice convening the meeting and shall use according to the requirements of good faith their best efforts to achieve a settlement to solve the dispute.

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17.3 Arbitration

17.3.1 Any dispute arising out of or in connection with this Agreement or the breach, termination, validity, performance or interpretation thereof which is not resolved pursuant to Section 17.2 hereof or otherwise shall be referred for determination to final, and binding arbitration before the London Court of Arbitration (the “Court”), to the exclusion of all courts of any State and other like forums, under the Rules of the London Court of Arbitration applicable to International Arbitrations (the London Rules) valid on the date of the dispute.

17.3.2 Notwithstanding the foregoing, the arbitration shall be conducted in accordance with the following provisions:

(a)	The Republic of Suriname and Surgold shall each be entitled to appoint a qualified person to act as arbitrator and the Court shall appoint a third arbitrator to complete the tribunal who shall not be a citizen or resident of either Suriname or the United States of America, and the person so appointed by the Court shall act as chairman of the tribunal.

(b)	The arbitration hearings shall be held in London, England.

(c)	Each Party shall participate in any arbitration proceedings at its own expense, while expenses of arbitration shall be borne equally by the opposing Parties.

17.4 Conciliation or Mediation

The Parties to a dispute may, but need not, refer a dispute to the Court for purposes of attempting a conciliation or mediation thereof, in which event the rules and practices of the Court relating to conciliation or mediation shall apply.

The failure to attempt or complete conciliation or mediation proceedings shall in no event prevent a Party from instituting arbitration proceedings in accordance with Section 17.3 of this Agreement.

17.5 Failure to Participate

The failure by a Party to participate in arbitral proceedings shall not constitute valid grounds for rejecting the jurisdiction of the tribunal or the validity and enforceability of any of its awards.

Each Party hereby undertakes to execute any arbitral award rendered against it in accordance with the applicable provisions, in full, voluntarily and without delay and hereby waives any entitlement to invoke any ground of immunity in respect of jurisdiction or the execution or enforcement of such award, including, without limitation, principles of sovereign immunity.

17.6 General Principles of International Law

Notwithstanding Section 21.12, to the extent that any arbitration involves a dispute between (a) Surgold and (b) the Republic of Suriname, the Parties agree that the arbitrators shall be entitled, at their discretion, to apply such general principles of International Law, as may be necessary to give full effect to the true intentions of the Parties as set forth in this Agreement, subject, however, that in no event may either party assert grounds of privilege or immunity in respect of jurisdiction of the Arbitral Court, or execution or enforcement of any award.

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Chapter 18 TERM AND TERMINATION

18.1 Term

This Agreement shall be deemed to have come into force as of the Effective Date, provided that all acts performed and all expenses incurred by Surgold in anticipation of the Effective Date and on the assumption that this Agreement would be executed shall be deemed for all purposes to have been validly performed and incurred pursuant to this Agreement.

This Agreement shall remain in effect until the twenty fifth (25th) anniversary of the date of registration of the Merian Right of Exploitation in the Registers of the Mortgage Office, unless earlier terminated pursuant to this Chapter 18 or extended upon request of Surgold and approval of the Republic of Suriname.

The foregoing shall not apply in case any Right of Exploitation is granted subsequent to the Merian Right of Exploitation, in which event, upon the granting of such new Right of Exploitation, this Agreement shall automatically extend for an additional ten (10) year period calculated from the next day after the twenty fifth (25th) anniversary of the date of registration of the Merian Right of Exploitation.

18.2 Termination by the Republic of Suriname

The Republic of Suriname shall be entitled to terminate this Agreement only under the circumstances described and in the manner set forth in Sections 16.2 and 16.3 of this Agreement.

18.3 Steps upon Termination

In the case of a termination of this Agreement pursuant to Sections 18.1 or 18.2 hereof, Surgold shall, insofar as applicable:

(a)	be required subject to Sections 8.5 and 18.4 (unless such requirement is waived by the Republic of Suriname) to remove, sell, salvage, or otherwise deal with its Assets in Suriname within thirty six (36) months following the termination of this Agreement;

(b)	arrange and pay for the rehabilitation of the Project Lands used and damaged as provided in Section 19.4 and the EISA;

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(c)	pay any fees due hereunder up to the time termination becomes effective;

(d)	submit a termination report in relation to the matters described in Section 8.5 hereof; and

(e)	submit complete reports and evaluations, maps, assays, samples, drilling tests, files and related information to the GMD.

18.4 Certificate of Compliance

Before Surgold shall be granted the right to remove its Assets from Suriname, Surgold shall obtain from the GMD a certificate of compliance with its obligations under Section 18.3. under (b) of this Agreement.

This certificate shall not be unreasonably withheld, conditioned or delayed by GMD, and shall in no event be issued later than thirty (30) days after Surgold or the Venture complies with its obligations in Section 18.3 under (b) through (e).

18.5 Transfer of Infrastructure

Upon the termination of this Agreement and the final termination of the Project by Surgold and the removal of Surgold’s Assets from Project Lands, in accordance with Section 18.3, title to all roads and ports (including marine or river ports and airports), all water distribution systems, and all regional diesel electric installations owned by Surgold shall pass to the Republic of Suriname for the amount of one (1) Suriname Dollar, such title to be free and clear of all liens, encumbrances, claims or charges created by, through or under Surgold.

Chapter 19 ENVIRONMENTAL AND SOCIAL RESPONSIBILITY

19.1 Standards

Surgold will adhere to applicable Laws and operate consistent with practices specified in the IFC’s General Environmental, Health and Safety Guidelines and the IFC’s Environmental, Health and Safety Guidelines for Mining.

19.2 Operations

Surgold shall use reasonable efforts to minimize the negative impact of Operations on human settlements, forest, land, water quality and local flora and fauna.

Without limiting the foregoing, Surgold shall (i) implement the ESIA, (ii) take care to avoid fires and control soil erosion on the land and (iii) take all practicable actions to minimize the area of disturbance required for Operations.

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19.3 Protection of the Environment

Surgold shall implement the ESIA, including the plans for environmental management, mine closure, and accident prevention and emergency response in order to preserve and protect the natural environmental conditions of Project Lands.

The ESIA will also specify mitigation requirements to reduce stream and air pollution, and to protect the local communities.

Without limiting the foregoing, Surgold shall in accordance with the IFC’s General Environmental, Health and Safety Guidelines and the IFC’s Environmental, Health and Safety Guidelines for Mining, conduct Operations so as not to pollute any surface or subsurface fresh water supply, to limit air pollution, minimize erosion and control sediment to maintain waste disposal areas in a reasonable manner and revegetate them in accordance with the closure plan specified in the ESIA and, in a more general sense, to take the necessary measures to minimize the adverse effects of the Project on the environment and the population.

19.4 Rehabilitation

Surgold is required to rehabilitate mining disturbances in accordance with the ESIA.

Rehabilitation of Project Lands shall be done by Surgold at its sole cost and expense.

Concurrent rehabilitation should be followed as possible for surface and/or subsurface areas, improvements thereon, related facilities, roads, and waste disposal sites that are of no further use for Operations.

Mine pits will not be re-claimed, unless the reclamation takes place as an integrated part of excavating subsequent mine pits.

Following termination of this Agreement, Surgold shall have full access to the Project Lands to complete any required rehabilitation.

19.4.1 Disturbances created by Porknocking

The Republic of Suriname acknowledges that Porknocking activities conducted within Project Lands by third parties has and will create significant disturbances and environmental degradation and therefore not subject to any liability against Surgold.

The Republic of Suriname acknowledges further that, provided that Surgold has not actively promoted the Porknocking, neither Surgold shall be liable for any existing or future liabilities derived from such activities and is not responsible for reclamation of such disturbances.

Existing Porknocking disturbances will be documented by Surgold prior to the start of a Development and detailed in the applicable ESIA as part of the existing environment prior to the start of commercial production.

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Surgold will also monitor on an annual basis changes in Porknocking activities and detail these changes in a report to the Republic of Suriname.

19.4.2 Reclamation Assurance Coverage

To assure financial coverage of reclamation liability Surgold will provide the Republic of Suriname, upon the granting of any Right of Exploitation, and on an annual basis thereafter with: (a) a corporate guarantee of the Parent Company equal to eighty percent (80%) of the Calculated Reclamation Cost (as defined below); and (b) the remaining twenty (20%) covered by a letter of credit, insurance policy, or surety bond issued by an A-rated or better financial institution, with the Republic of Suriname as the beneficiary.

In the event of change-of-control of Surgold, the Republic of Suriname shall have the right to modify these assurance coverage requirements.

The fees associated with obtaining the coverage required for (b) above, shall be deducted by Surgold in the period for which the coverage was issued.

The Calculated Reclamation Cost shall mean: the cost, calculated on an annual basis, from the date of the granting of the Right of Exploitation, and following GAAP procedures, for reclamation of existing mining disturbances after deduction of reclamation expenditures conducted during a given year, which amount shall be tax deductible.

For the purpose of clarity, a sample calculation is provided in Attachment XII.

The Republic of Suriname has the right to have a third party review the estimated annual liability and request adjustment of the financial assurance coverage if the review indicates an adjustment is necessary.

19.5 Community Fund for Social Development

Surgold hereby declares its intent to create a Community Development Fund (CDF) with the goal of funding projects dedicated to the sustainable development of the local community. The CDF will be established upon the granting of the Merian Right of Exploitation. Funding will be provided by Surgold on an annual basis during Operations.

The CDF will be governed by a board of six directors composed by an equal number of representatives of the Paramaka Community, the Republic of Suriname and Surgold. The directors will jointly appoint the manager of the CDF.

The board of directors will establish rules governing the operation of the CDF and decide on the choice of projects to fund and in identifying these projects, shall consider projects that occur in the districtplan Sipaliwini and also subsequently oversee their execution and implementation.

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The amount of funding as well as projects being funded, their execution and implementation will be made public in the Project website.

Chapter 20 ROYALTY

20.1 Royalty Description

Surgold shall pay to the Republic of Suriname a Royalty in the amount of six percent (6%) over the Net Smelter Returns, as referred to the Attachment IV.

20.2 Records and Audits

The Republic of Suriname shall have the right, upon reasonable notice to Surgold, to inspect and copy all books, records, technical data, information and materials, hereinafter, the Data, pertaining to the calculation of the Royalty; provided that such inspections shall not unreasonably interfere with Operations.

Surgold makes no representations or warranties to Republic of Suriname concerning any of the quarterly Data or any quarterly information contained in any quarterly reports, and Republic of Suriname agrees that if it elects to rely on any such quarterly Data or quarterly information, it does so at its sole risk.

If any such audit or inspection reveals that Royalty payments for any calendar year are underpaid or overpaid, then Surgold shall pay in the case of an underpayment of Royalty such difference yet to the Republic of Suriname, like the Republic of Suriname in the case of an overpayment of Royalty will reimburse Surgold the difference.

If the audit or inspection reveals, however, that Royalty payments for any calendar year are underpaid by more than three percent (3%), Surgold shall fully pay the Republic of Suriname for its reasonable costs incurred in such audit or inspection.

Chapter 21 MISCELLANEOUS AND FINAL PROVISIONS

21.1 Force Majeure

For the purpose of this Agreement, “Force Majeure” means an extraordinary event, which, during any period while this Agreement is in effect, prevents the Operations or the material performance of the obligations required by a Party, where the cause of such event is reasonably beyond the control of such Party, and shall include, without limitation, war, declared or undeclared; riot; civil insurrection; acts of sabotage; terrorism; fire; floods; wind; other damage from the elements; shortage or interruption of essential goods or equipment; strikes; lockouts and labor disputes; interruption or unavailability of transportation; action of government authority; acts of God; acts of the public enemy; and, after the Commencement of Commercial Production, a commodity price for Minerals produced and sold from Project Lands which is not sufficient for a period of nine (9) consecutive months to cover the costs of Operations for that time period, hereinafter, Commodity Price Force Majeure.

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21.2 Suspension of Obligations

If an event of Force Majeure prevents the material performance of any obligation under this Agreement, such obligation shall be suspended until the event which gave rise to the force majeure is eliminated or until the material performance of such obligation becomes possible despite the existence of the event of force majeure.

During an event of force majeure, Surgold shall put forth reasonable commercial efforts to maintain all Assets, which are not otherwise damaged or made inaccessible by the event of force majeure, in good condition.

In the event that Surgold has claimed Force Majeure it shall take reasonable steps to minimize the impact of such force majeure.

In the event of a Commodity Price Force Majeure, Surgold shall maintain all its Assets in good conditions, meet the environmental health and safety requirements set forth herein and shall pay the Republic of Suriname the sum of Five Hundred Thousand Dollars (US$500,000) at the end of-the first year after commencement of such Commodity Price Force Majeure and the sum of One Million United States Dollars (US$1,000,000) at the end of every year thereafter, provided, however, that no such payment shall be due following the recommencement of Operations until the occurrence of another Commodity Price Force Majeure.

The Republic of Suriname shall have the right to terminate this Agreement in the event a Commodity Price Force Majeure is in place for more than five (5) consecutive years without recommencement of Operations (as defined below). As used herein, Recommencement of Operations means commencement of Operations after a Commodity Price Force Majeure and continuation thereof for at least six (6) months in a twelve (12) month period.

21.3 Confidentiality

All information obtained by the designated agents of the Republic of Suriname regarding the books and records of Surgold, as contemplated in Section 6.6 of this Agreement and/or during inspections of Operations, as contemplated in Section 6.7 of this Agreement, shall be deemed confidential pursuant to chapter XI of the Mining Act.

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21.4	No Waiver

The failure of a Party to insist on the strict performance of any provision of this Agreement or to exercise any right, power or remedy upon a breach hereof shall not constitute a waiver of any provision of this Agreement or limit the Parties’ right thereafter to enforce any provision or exercise any right unless such waiver is unambiguous, in writing and signed by the person waiving such right, power or remedy.

Any waiver of such right, power or remedy shall not be construed as a waiver of any succeeding or other right, power or remedy unless the contrary is expressly stated in writing and signed by the Party making such waiver.

The failure by a Party to perform an obligation hereunder shall not excuse the performance by any other Party of its obligations hereunder unless the first mentioned obligation is a material obligation,

But in no event shall a Party be relieved of the obligation to provide notice to the other Party pursuant to this Agreement.

21.5 Amendments

No amendment to this Agreement shall be valid unless made in writing and duly executed by each of the Parties.

21.6 Entire Agreement

This Agreement contains the entire understanding of the Parties and supersedes all prior agreements and understandings between the Parties relating to the subject matter hereof.

There are no implied covenants in this Agreement other than those of good faith and fair dealing.

This Agreement shall be binding upon and ensure to the benefit of the respective permitted successors and assigns of each of the Parties.

21.7 Arm’s-Length Transactions

Surgold shall be allowed to transact with Affiliates including but not limited to the supply of goods or services provided that such transactions are done on the terms of Arm’s-Length Transactions.

21.8 Assignments

During the term of this Agreement Surgold will be permitted to assign all or any portion of its rights and obligations under this Agreement to any technically and financially competent third party, which shall be a bona fide company or party and shall be acceptable to the Republic of Suriname (such acceptance not to be unreasonably withheld or conditioned).

In the event of such assignment, such third party shall have all obligations of Surgold under this Agreement.

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21.9 Regular Communication

The Parties hereby agree to cooperate at all times and to contribute to the extent of their respective capacities in order to ensure efficiency in the performance of Operations hereunder and to ensure the success of the Project for the economic development of Suriname.

To this end, the Parties agree to meet on a regular basis to discuss matters of mutual concern.

Among one of these will be an evaluation of the performance of the Parties pursuant to this Agreement by the Parties, and more in particular five (5) years after Commencement of Commercial Production and subsequently every fifth (5th) anniversary thereafter, to determine if the Agreement has complied with the mutual interests.

Proposals for changes of clauses of this Agreement will be discussed in good faith and take place with consent of both Parties.

21.10 Notices

All notices and other required communications made pursuant to this Agreement to any Party shall be in writing and shall be addressed as follows:

TO: THE REPUBLIC OF SURINAME:	Attn: Minister of Natural Resources Mr. Dr. J.C. de Mirandastraat 11-15 Paramaribo, Suriname, South America Telephone: 597-473428 Fax: 597-472911

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TO: SURGOLD:	Attn: Branch Manager Suriname Gold Company LLC Surinamestraat 54 Paramaribo, Suriname Telephone: 597-402892 Fax: 597-402893

Copy to: Newmont Mining Corp. attn: Land Department 6363 South Fiddler’s Green Circle Greenwood Village, Colorado 80111 U.S.A. Telephone: 1 303-837-5775 Fax: 1 303-837-5851

All notices shall be given (a) by personal delivery to a Party; (b) by electronic communication (including telexes, telecopies or telefaxes), or (c) by registered or certified mail, return receipt requested.

All notices shall be effective and shall be deemed to have been delivered (i) if by personal delivery, on the date of delivery if delivered during normal business hours and, if not, then on the next Business Day following delivery; (ii) if by electronic communication, on the next Business Day following receipt of the electronic communication; and (iii) if solely by mail, on the next Business Day after actual receipt.

A Party may change its address for notice by providing notice of such new address to the other Parties.

21.11 Language

This Agreement has been executed in triplicate, both in the Dutch and English languages, both texts being equally authentic.

In the event of a conflict between the English and Dutch version, the Dutch version shall prevail.

21.12 Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Republic of Suriname without prejudice to Section 17.6.

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The courts of the Republic of Suriname shall have jurisdiction to the enforcing of any arbitral award.

IN WITNESS WHEREOF, the Parties have hereunto caused their authorized representatives to set their respective hands hereto in Paramaribo, Suriname, in the presence of one another the day and year first above written.

THE REPUBLIC OF SURINAME,	SURINAME GOLD COMPANY LLC,

/s/ J.K. Hok	/s/ Adriaan Van Kersen
The Minister of Natural Resources

/s/ S. Relyveld
The Minister of Finance

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Attachment I Venture Agreement

Table of contents

1.	INTERPRETATION	1

2.	REPRESENTATIONS AND WARRANTIES; RECORD TITLE; INDEMNITIES	8

3.	NAME, PURPOSE AND TERM	11

4	RELATIONSHIP OF THE PARTNERS	13

5.	CONTRIBUTIONS BY THE PARTNERS	14

6.	PARTICIPATING INTERESTS	15

7.	MANAGEMENT AND REPRESENTATION	19

8.	STRATEGY COMMITTEE	23

9.	PARTNERS’ MEETINGS	24

10.	PROGRAMS AND BUDGETS	26

11.	FINANCIAL STATEMENTS AND CASH DISTRIBUTIONS	28

12.	WITHDRAWAL AND TERMINATION	30

13.	TAXES	31

14.	TRANSFER OF INTEREST	31

15.	ACQUISITIONS WITHIN AREA OF INTEREST	35

16.	GENERAL PROVISIONS	36

EXHIBIT A	ACCOUNTING PROCEDURE

EXHIBIT B	MAP OF AREA OF INTEREST

EXHIBIT C	ASSETS CONTRIBUTED BY SURGOLD

EXHIBIT D	PARTICIPATING INTEREST

EXHIBIT E	EXISTING ROYALTIES

COMMANDITAIRE VENNOOTSCHAP AGREEMENT

THIS COMMANDITAIRE VENNOOTSCHAP AGREEMENT (this “Partnership Agreement”) is entered into as of 22 November 2013, by and between NV 2, a corporation incorporated under the laws of the Republic of Suriname (the “NV 2”), and SURINAME GOLD COMPANY LLC, a limited liability company organized under the laws of the State of Delaware, United States of America (“Surgold”).

RECITALS

A. Surgold and the Republic of Suriname have entered into a Mineral Agreement (the “Mineral Agreement”) dated as of             , 2013 , which established the conditions for the granting to Surgold of one or more Rights of Exploration and one or more Rights of Exploitation within the Area of Interest described in the Mineral Agreement, and in which the right to participate in the Merian Gold Project, and the transfer of this right to NV 2, is provided for.

B. The NV 2 is a legal person under the laws of the Republic of Suriname, formed for the purpose of participating in such projects.

C. Surgold and the NV 2 desire to provide for the formation of a commanditaire vennootschap (the “Partnership”), effective and conditional upon the Republic of Suriname’s exercise of the Option and thus the successive transfer of its right to participate in the Merian Gold Project to NV 2 has taken place, as provided in Section 3 of the Mineral Agreement.

NOW THEREFORE, in consideration of the covenants and terms contained herein, Surgold and the NV 2 agree as follows:

1. INTERPRETATION

1.1. Definitions

With the exception of those mentioned herein below, all capitalized terms not otherwise defined in this agreement shall have the meanings assigned to them in the Mineral Agreement.

“Assets” means all Partnership Rights, all Products, and any other real and personal property, tangible and intangible, held for the benefit of the Partners hereunder.

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“Additional Rights” means any Rights of Exploration or Rights of Exploitation, other than the Merian Right of Exploitation, contributed by Surgold for use by the Partnership as part of its initial contribution pursuant to Section 5.1.

“Arm’s-Length Transaction” means a transaction between Affiliates which shall be consistent with the result that would have been realized, if the parties to the transaction had not been related to each other.

“Operations” means all or any of Exploration, Development and Mining, (mine)closure, reclamation and any other acts, including acts of administration and management, performed by or on behalf of Surgold pursuant to the Project or this agreement.

“Commencement of Joint Funding” shall have the meaning ascribed thereto in Section 5.3.

“Managing Partner” shall mean Surgold, in its capacity as managing partner of the Partnership.

“Existing Data” means maps, drill logs and other drilling data, core tests, pulps, reports, surveys, assays, analyses, production reports, Operations, technical, accounting and financial records, and any other material or information relating to the Project, which is owned by Surgold or any Affiliate of Surgold.

“Existing Royalties” means the obligation to pay royalties to third parties as indicated in Exhibit E.

“Accounting Procedure” means the accounting practice set forth in Exhibit A.

“Budget” means the total of all program costs including capital expenditures, operating costs and working capital in the form of an estimate that provides reasonable detail, including costs to be incurred by each Partner.

“Limited Partner” shall mean the NV 2.

“Confidential Information” shall have the meaning given in Section 16.6.

“Contribution Effective Date” shall have the meaning given thereto in Section 5.1.

“Effective Date” means the date upon which the Option is exercised.

“Participating Interest” means, for each Partner, the percentage representing its partnership interest, as such percentage may from time to time be adjusted hereunder.

Participating Interests shall be calculated to three decimal places and rounded to two (e.g., 1.519% rounded to 1.52%).

Decimals of .005 or more shall be rounded up to .01; decimals of less than .005 shall be rounded down.

The Participating Interests of the Partners are as calculated in accordance with Section 6.1 and reflected on Exhibit D to this Agreement.

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Immediately after payment by Surgold of its initial contribution pursuant to Section 5.1, the Partnership Rights will consist of the Merian Right of Exploitation and any Additional Rights.

Partnership Rights will also be deemed to include any Rights of Exploration, Rights of Exploitation or Third Party Rights, granted by the Republic of Suriname to Surgold or otherwise acquired by NV 2 and contributed by Surgold for use by the Partnership pursuant to Section 15.2.

“Minerals” means (gold and) all metals that commonly occur with gold in nature, such as copper, silver, platinum-group metals and tellurium produced from any Right of Exploitation pursuant to the Mineral Agreement.

“Mineral Agreement” has the meaning given in the Recitals to this agreement.

“Third Party Rights” means any right of exploration, any right of exploitation, asset(s) or interest in such acquired from a third party within the Area of Interest.

“Exploration” means any activity performed with a view to determining the existence, location, quantity and quality of Minerals on any Project Lands.

“GAAP” shall mean the generally accepted accounting principles and practices of the United States of America.

“Area of Interest” means the area depicted on the map attached as Exhibit B.

“Affiliate” of a Partner means an entity or person that Controls, is Controlled by, or is under common Control with the Partner.

“Indemnified Partner” has the meaning described in Subsection 2.4.1

“Historical Cost” shall mean any costs incurred from 1 April 2004 until the Effective Date by Surgold or Affiliates within the framework of the Merian Right of Exploration, and /or arising from Operations, within any Right of Exploration within the Area of Interest, and furthermore any costs incurred by Surgold or Affiliates within the framework of the Merian Right of Exploitation to be granted.

“IFRS” means the International Financial Reporting Standards published by the International Accounting Standards Board.

“Initial NV 2 Contribution” is the amount, in US Dollars, payable by the NV 2 to the Partnership after the exercise of the Option equals to the Participating Interest of the NV 2 (which shall in no event exceed the Maximum NV 2 Participating Interest), multiplied by the Total Value.

“Encumbrance” or “Encumbrances” means mortgages, deeds of trust, security interests, pledges, liens, net profits interests, royalties or overriding royalty interests, other costs out of production, or other burdens of any nature applicable to any Partnership Rights.

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“LIBOR” means the London Interbank Offered Rate and is the annual rate of interest at which banks borrow funds from other banks, in marketable size, in the London interbank market.

“Monthly Production” means the gold that is monthly supplied to a refinery.

“Maximum-” or “Maximal NV 2 Participating Interest” shall mean twenty five percent (25%).

“Merian Gold Project” means the Operations on account of the Merian Right of Exploration, and after the granting thereof, on account of the Merian Right of Exploitation, in accordance with the Agreement.

“Merian Right of Exploitation” means the Right of Exploitation for gold and other Minerals to be granted to Surgold for the Development of the Merian Gold Project, requested by Surgold on 25 October 2007, as amended on 27 January 2009, as further amended on 24 September 2009, for a surface area of 16,788.35 hectares, which shall have an initial term of twenty-five (25) years.

“Merian Right of Exploration” means the Right of Exploration for gold and other Minerals granted to Surgold on 7 February 2001 by decree of the Minister of Natural Resources (GMD no. 113/00), recorded on 26 April 2001, in register H 4 under no. 461, held by the Recorder of Mortgages, as extended by administrative decision of the Minister of Natural Resources (GMD No. 501/03) and again on 13 February 2006 by administrative decision of the Minister of Natural Resources (GMD No. 501/05), for an area of 25,916.25 hectares.

“Mining” means and includes the extracting, processing, milling, smelting, beneficiation, storing, handling, delivering and or the storage and containment of mill tailings and disposition of ore containing Minerals and any other activity incidental thereto that may reasonably be required in connection therewith including, without limitation, the procurement and transportation of machinery, equipment, materials and supplies, and moving and stock-piling of waste.

“Environmental Liabilities” means any and all claims, actions, causes of action, damages, losses, liabilities, obligations, penalties, judgments, amounts paid in settlement, assessments, costs, disbursements, or expenses (including, without limitation, legal fees and costs, experts’ fees and costs, and consultants’ fees and costs) of any kind or of any nature whatsoever that are asserted against either Partner or the Partnership, by any person or entity other than the other Partner, alleging liability (including, without limitation, liability for studies, testing or investigatory costs, cleanup costs, response costs, removal costs, remediation costs, containment costs, restoration costs, corrective action costs, closure costs, reclamation costs, natural resource damages, property damages, business losses, personal injuries, penalties or fines) arising out of, based on or resulting from (i) the presence, release, threatened release, discharge or emission into the environment of any hazardous materials or substances existing or arising on, beneath or above the Project and/or emanating or migrating and/or threatening to emanate or migrate from the Project to off-site Project; (ii) physical disturbance of the environment caused by or relating to Operations; or (iii) the violation or alleged violation of any Environmental Laws arising from or relating to Operations.

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“Environmental Laws” means Laws aimed at reclamation or restoration of the Merian Gold Project or any other Project; abatement of pollution; protection of the environment; monitoring environmental conditions; protection of wildlife, including endangered species; ensuring public safety from environmental hazards; protection of cultural or historic resources; management, storage or control of hazardous materials and substances; releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances into the environment, and all other Laws relating to the manufacturing, processing, distribution, use, treatment, storage, disposal, handling or transport of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.

“Money Laundering Laws” means the Republic of Suriname’s Act Disclosure of Unusual Transactions, and the Act Penalization of Money Laundering, and the United States’ Bank Secrecy Act, the United States’ Money Laundering Control Act of 1986, the United States’ Anti Terrorist Financing Act of 2001 and implementing regulations, and any similar U.S. federal, state or foreign law, regulation, convention.

“Environmental Compliance” means actions performed during or after Operations to comply with the requirements of applicable Environmental Laws or commitments in the Mineral Agreement related to reclamation of the Project or other compliance with Environmental Laws.

“Development” means all work that may reasonably be required in connection with the preparation of a Mine or the conduct of Mining including, but not limited to, engineering, design, the construction and installation of any related facilities, and the procurement of materials, tools, equipment and supplies.

“Option” has the meaning given thereto in the Mineral Agreement.

“Patriot Act” means the United States’ Patriot Act.

“Products” means all metals, ores, concentrates, Minerals, and mineral resources, including materials derived from the foregoing, produced from the Project under this Agreement.

“Program” means a description in reasonable detail of Operations to be conducted by the Managing Partner, as described in Article 10.

“Project” means all Operations conducted pursuant to Partnership Rights.

“Project Lands” means all lands on or for the benefit of which Operations are permitted under any Partnership Rights.

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“Right of Exploitation” means a right of exploitation for gold and other Minerals within the Area of Interest granted by the Republic of Suriname to Surgold pursuant to the Mining Act within the Area of Interest.

“Right of Exploration” means any right of exploration for gold and other Minerals granted by the Republic of Suriname to Surgold pursuant to the Mining Act within the Area of Interest.

“Reserve” means a segregated account held by the Limited Partnership to which the Managing Partner has access in order to cover any shortfall in the capital of the Limited Partnership in its ability to pay its costs and expenses associated with any approved Program and Budget, in which there are at all times on deposit an amount at least equal to the average of two (2) months of the Limited Partner’s cash calls, which cash call amounts include but are not limited to provisions for sustainability of the Project, working capital, and capital expenditures. For purposes of calculating the Reserve, for the first year, the two (2) month average shall be based on the initial Program and Budget. Beginning with the second Program and Budget, and for each Program and Budget afterwards, the Reserve shall be recalculated using the prior Program and Budget.

“Royalty” means a royalty in the amount of six percent (6%) of the Net Smelter Returns (as defined in Attachment IV of the Mineral Agreement), of the sale or other disposition of all Minerals produced from the Project.

“Allocation” means the portion from the total gold production attributable to each Partner in proportion to its respective Participating Interest.

“Total Value” means an amount equal to one and a half (1.5) times Historical Costs.

“Expansion of Existing Operations” means expansion of Operations contemplated in a given Program and Budget in which the Limited Partner’s share, based on its Participating Interest, exceeds fifty million US Dollars (US$ 50,000,000).

“Partner” and “Partners” mean Surgold and the NV 2, from and after the Effective Date.

For avoidance of doubt, no Partner shall have any Partnership Interest unless and until the Option is exercised and the Contribution Effective Date has occurred.

“Partnership Interest” means, for each Partner, its entire interest in the Partnership and the Partnership Rights, including its rights under this agreement and all rights to distributions from the Partnership.

“Partnership Rights” means, collectively, any Rights of Exploration and Rights of Exploitation that are granted by the Republic of Suriname to Surgold within the Area of Interest pursuant to the Mineral Agreement, or are issued to Affiliates of Surgold and transferred to Surgold and contributed for use by the Partnership in accordance with Section 15 of this agreement. Immediately after Surgold’s initial contribution pursuant to Section 5.1, the Partnership Rights will consist of the Merian Right of Exploitation and any Additional Rights.

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“Continuing Obligations” means obligations or responsibilities that are reasonably expected to continue or arise after Operations on a particular area of the Project have ceased or are suspended, including, but not limited to, Environmental Compliance.

“Indemnifying Partner” has the meaning described in Subsection 2.4.1.

“Law” or “Laws” means the laws of the Republic of Suriname.

“Control” used as a verb means, when used with respect to an entity, the ability, directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity through (i) the legal or beneficial ownership of voting securities or membership interests; (ii) the right to appoint managers, directors or corporate management; (iii) contract; (iv) operating agreement; (v) voting trust; or otherwise; and, when used with respect to a person, means the actual or legal ability to control the actions of another, through family relationship, agency, contract or otherwise; and “Control” used as a noun means an interest which gives the holder the ability to exercise any of the foregoing influences.

“Chargee” has the meaning as a holder of an Encumbrance as described in Section 14.4.

1.2 Terms not defined in Section 1.1 hereof but which are defined elsewhere in this agreement shall, unless otherwise specified or required by the context, have such defined meaning wherever used in this agreement.

1.3 Unless otherwise specified or required by the context, the use of the singular form in this agreement shall include a corresponding reference to the plural form and use of the masculine gender shall include a corresponding reference to the feminine and neuter genders.

Other grammatical variations and cognate expressions of any defined terms shall likewise be deemed to have a corresponding meaning.

1.4 A reference to a specified Article, Section, Subsection or other division shall, unless otherwise specified or required by the context, be construed as a reference to the relevant division of this agreement.

1.5 The division of this agreement into Articles, Sections, Subsections or other subdivisions and the insertion of headings are for convenience purposes only and shall not affect the interpretation of this agreement.

1.6 A reference or apparent reference by name to any legislation in this agreement shall, unless otherwise specified, be interpreted as a reference to the written law of the Republic of Suriname having the corresponding short title or name.

1.7 In this agreement, a covenant or an undertaking to perform a specified act or to perform an act for the attainment of a specified objective shall be deemed to include a covenant or an undertaking, as applicable, not to perform or to omit to perform such act as would be inconsistent with ‘the performance of such first mentioned act or the attainment of such first mentioned objective.

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1.8 The Partners hereby agree that the considerations as indicated in the recitals, leading up to the execution of this agreement as set forth in the Preamble are true, correct and accurate in all material respects.

1.9 Unless defined herein or unless otherwise indicated by the context, definitions of terms set forth in the Laws of the Republic of Suriname as are relevant to the subject matter hereof shall apply in the interpretation of corresponding terms used in this agreement.

2. REPRESENTATIONS AND WARRANTIES, RECORD TITLE, INDEMNITIES

2.1 Representations and Warranties

2.1.1 Capacity of Partners

Each of Surgold and the NV 2 represents and warrants to the other as follows: (i) that it is an entity duly organized, qualified to transact business, and in good standing under the laws of its jurisdiction and in the Republic of Suriname; (ii) that it has the full right, power and capacity to enter into and perform this agreement and all transactions contemplated herein, and all corporate, board of directors and other actions required to authorize it to enter into and perform this agreement have been properly taken; (iii) that it will not breach any other agreement or arrangement by entering into or performing this agreement, and this agreement has been duly executed and delivered by it and is valid and binding upon it in accordance with its terms; and (iv) that it has relied solely on its own appraisals and estimates as to the mineral potential of the Project, and upon its own geologic, engineering and other interpretations related thereto.

2.1.2 Representations and Warranties by Surgold

Surgold represents and warrants as follows:

(a)	Surgold has not entered into any other agreement with respect to its rights under the Merian Right of Exploration, that is currently valid and outstanding, and there are no leases or subleases or Encumbrances on such rights arising or created by, through or under Surgold, except the Royalty (as defined in and granted pursuant to the Mineral Agreement).

(b)	Except as to matters of record and the Royalty, no other person or entity is claiming an interest in, or in conflict with, the rights of Surgold under the Merian Right of Exploration, if and to the extent arising from actions by, through or under Surgold.

(c)	There are no actions, suits, claims, proceedings, litigation or investigations pending or threatened against it (i) that relate to the Project, or (ii) that could if continued adversely affect the ability of Surgold to fulfill its obligations under this agreement or the ability of NV 2 to exercise its rights under this agreement.

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2.2 Disclosures

Each of the Partners represents that it is not aware of any material facts or circumstances that have not been disclosed in this agreement, which should be disclosed to the other Partner in order to prevent the representations and warranties in this Agreement from being materially misleading, other than the Existing Royalties.

2.3 Loss of Title

2.3.1 Except only as otherwise provided in Subsections 2.3.2 or 2.4.2, any failure or loss of title to the Assets, and all costs of defending title thereto, shall be charged to each Partner in accordance with its Participating Interest.

2.3.2 All losses and costs referenced under Subsection 2.3.1 that arise out of or result from a breach of the representations and warranties of Surgold under Subsection 2.1.2 shall be charged to and paid by Surgold.

All losses and costs referenced under Subsection 2.3.1 arising out of or resulting from a breach of the Managing Partner’s obligations under Subsection 7.2(b) shall be charged to and paid by the Managing Partner.

2.4 Indemnities

2.4.1 Each Partner (“Indemnifying Partner”) shall indemnify the other Partner, its directors, officers, employees, agents and attorneys of Affiliates (collectively “Indemnified Partner”) against any loss, cost, expense, damage or liability (including legal fees and other expenses) arising out of or based on a breach by the Indemnifying Partner of any representation, warranty or covenant contained in this agreement.

2.4.2 If any claim or demand is asserted against an Indemnified Partner in respect of which such Indemnified Partner may be entitled to indemnification under this agreement, Notice of such claim or demand shall promptly be given to the Indemnifying Partner.

Without prejudice to the provisions of Subsection 2.4.1 above, the Indemnifying Partner shall have the right, but not the obligation, by notifying the Indemnified Partner within thirty (30) days after its receipt of the Notice of the claim or demand, to assume the entire control (subject to the right of the Indemnified Partner to participate at its own expense and with counsel of its own choice) of the defense, compromise, or settlement of a claim or demand.

Any damages to the Assets or business of the Indemnified Partner caused by a failure by the Indemnifying Partner to defend, compromise, or settle a claim or demand in a reasonable and expeditious manner requested by the Indemnified Partner, after the Indemnifying Partner has given Notice that it will assume control of the defense, compromise, or settlement of the matter, shall be included in the damages for which the Indemnifying Partner shall be obligated to indemnify the Indemnified Partner.

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Any settlement or compromise of a matter by the Indemnifying Partner shall include a full release of claims against the Indemnified Partner which has arisen out of the indemnified claim or demand.

2.5 Partnering Against Corruption

2.5.1 Each Partner represents, warrants and covenants to the other Partner that, as of the date hereof, it, nor any of its equity holders, beneficial owners, partners, officers, directors, employees or agents, shall, directly or indirectly, offer, pay, promise to pay, or authorize the payment of any money, or offer, give, promise to give, or authorize the giving of any financial or other advantage or anything else of value:

(a) to (1) any official or employee of any government, or any department, agency, or instrumentality thereof, (2) any political party or official thereof, or to any candidate for political office, (3) any official or employee of any public international organization, or (4) any person acting in an official capacity for or on behalf of such government, department, agency, instrumentality, party, or public international organization, in each case for the purpose of influencing any act or decision of such party, or of such official, employee or candidate in his official capacity, or inducing such official, employee, party or candidate to do or omit to do any act in violation of the lawful duty of such official, employee, party or candidate, or securing any improper advantage, or inducing such official, employee, party or candidate to use his or its influence with a government or instrumentality thereof to improperly or illegally affect or influence any act or decision of such government or instrumentality; or (b) to an officer, employee, agent, or representative of another company or organization, with the intent to influence or reward the recipient’s action(s) with respect to his company’s or organization’s business, or to gain a commercial benefit to the detriment of the recipient’s company or organization, or to induce or reward the improper performance of the recipient’s duties.

2.5.2 Each Partner hereby acknowledges that the Partnership seeks to comply with all applicable laws concerning money laundering and related activities.

In furtherance of those efforts, each Partner hereby represents, warrants and agrees that respectively, to the best of the Partner’s knowledge based upon such diligence and investigation as may be required under Money Laundering Laws: (i) none of the cash or property that a Partner has paid, will pay or will contribute to the Partnership has been or shall be directly or indirectly derived from, or related to, any activity that may contravene applicable laws and regulations, including the Money Laundering Laws; and (ii) no contribution or payment by a Partner to the Partnership shall cause the Partnership or the Managing Partner to be in violation of the Money Laundering Laws.

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2.5.3 Each Partner further represents, warrants and agrees that none of (a) the Partners; (b) the persons controlling or controlled by the Partner; (c) if the Partner is a privately held entity, the persons having a beneficial interest in the Partner; (d) if the Partner is not the beneficial owner of all of the Participating Interest, the persons having a beneficial interest in the Participating Interest; (e) the persons for whom the Partner is acting as agent, trustee, representative, intermediary or nominee or in any similar capacity in connection with this investment in the Participating Interest is(i) a government, country, territory, individual or entity with whom transactions are prohibited under any sanctions administered by the Office of Foreign Assets Control (OFAC) of the U.S. Department of the Treasury; (ii) resides or has a place of business in, or is organized under the laws of or operating from, a country or territory that is subject to any sanctions administered by OFAC; (iii) a country or territory that has been designated as non-cooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization such as the Financial Action Task Force (FATF), or has been designated by the Secretary of the Treasury of the United States of America under the Patriot Act as warranting special measures due to money laundering concerns (any such country or territory: hereinafter called, a Non-cooperative Jurisdiction, or an entity or individual that resides or has a place of business in, or is organized under the laws of, a Non-cooperative Jurisdiction; or (iv) a senior foreign political figure or any immediate family or close associate of a senior foreign political figure.

2.5.4 Notwithstanding any other provision of the agreement, each Partner covenants that it will not transfer all or any part of its Participating Interest (or purport to do so), if such transfer will cause the Partnership to be in violation of the Money Laundering Laws or the Participating Interest to be held by a country, territory, individual or entity that is subject to any sanctions administered by OFAC.

2.5.5 Upon receipt by a Partner of information that, in its sole discretion, such Partner determines to be evidence of a breach by the other Partner of any undertakings in Sections 2.5.1, 2.5.2. 2.5.3, or 2.5.4, the Partners promptly shall meet to discuss the effect of such breach on the other Partner’s obligations under this agreement, including its representations and warranties under Section 2.5.1, and to attempt to resolve any concerns raised by such Partner.

3. NAME, PURPOSE AND TERM

3.1 General

Surgold and the NV 2 hereby enter into this agreement for the purposes hereinafter stated.

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All of the Partners’ rights and obligations in connection with the Assets and all Operations shall be subject to and governed by this agreement.

3.2 Name

The name of the Partnership is “Suriname Gold Project CV”. The Managing Partner shall conduct the business of the Partnership in the name of the Partnership.

The Managing Partner shall accomplish any registration required by applicable laws concerning assumed (trade)name and the protection thereof and similar laws.

3.3 Purpose

This agreement is entered into for the following purposes and for no others, and shall serve as the exclusive means by which the Partners, or either of them, accomplish such purposes:

(a)	to engage in Operations as permitted by Partnership Rights;

(b)	to perform any other operation or activity necessary, appropriate, or incidental to the foregoing; and

(c)	to acquire Rights of Exploration, Rights of Exploitation or Third Party Rights.

3.4 Limitation

Unless the Partners otherwise agree in writing, Partnership Operations shall be limited to the purposes described in Section 3.3, and nothing in this Agreement shall be construed to enlarge such purposes.

3.5 Term

Unless the Partnership is prematurely dissolved or otherwise terminated, as provided in this agreement, the term of this agreement and the Partnership is for as long as any Partnership Rights are held by the Partnership and thereafter until all materials, supplies, and equipment have been salvaged and disposed of, a final accounting has been made between the Partners, and any required Environmental Compliance has been completed and accepted by the appropriate governmental agencies.

3.6 Powers of the Partnership

The Partnership shall have any powers necessary and appropriate to the efficient and economic conduct of the business of the Partnership.

The ordinary business of the Partnership shall include without limitation:

(a)	utilizing and operating Assets in the Operations;

(b)	maintaining, protecting and preserving all Assets, including, but not limited to, real property, personal property, mining assets, processing assets, facilities, fixtures, equipment, trade secrets and other Confidential Information;

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(c)	planning, organizing and contracting for the engineering, design, construction, Development, improvement or rehabilitation of any Assets reasonably necessary to the efficient and economical operations of the Partnership’s business;

(d)	purchasing, leasing or otherwise acquiring of real property or personal property and purchasing raw materials, supplies and other materials and such other Assets and services required for the efficient operation and management of the Partnership;

(e)	selling, conveying, leasing, assigning, transferring, condemning, abandoning, destroying or otherwise disposing of, in the ordinary course of business, real property, facilities, fixtures, equipment, supplies, materials or other Assets that are worn out, obsolete, or no longer useful;

(f)	defending and prosecuting lawsuits; settling and compromising claims; entering into, modifying, releasing, terminating or ratifying contracts and agreements; securing insurance covering insurable risks of the Partnership and of the Partnership’s interest in Assets, and adjusting losses and claims pertaining to such insurance;

(g)	opening, maintaining and drawing on bank accounts in the name of the Partnership; signing, accepting, endorsing and receiving notes, drafts, checks and bills of exchange; making disbursements from CV funds in the name of, and for the account of, the Partnership for costs and expenses incurred by the Partnership;

(h)	establishing and maintaining full, accurate and up to date books of account and financial and operating records that adequately describe the activities and business of the Partnership;

(i)	the acquisition, sale, termination, abandonment, and/or other disposition of Assets in the ordinary course of business; and

(j)	doing all acts and conducting all Operations for the effective implementation of this agreement

(k)	acquiring additional Rights of Exploration, Rights of Exploitation, or Third Party Rights.

4 RELATIONSHIP OF THE PARTNERS

4.1 Partnership

Subject to satisfaction of the condition stated in Section 5.1, the Partnership is a limited partnership formed pursuant to Article 15 of the Code of Commerce of the Republic of Suriname, between Surgold, as the Managing Partner, and the NV 2, as the Limited Partner, through this agreement.

4.2 Liability

4.2.1 Surgold as the Managing Partner is severally liable for any third party debts of the Partnership (meaning that such third party can always claim the entire debt from Surgold) while the damages of the Limited Partner will be limited to the monies that it has contributed or is obligated to contribute.

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4.2.2 Notwithstanding anything herein to the contrary, both Partners shall have unlimited liability to each other with respect to damages caused to one another for each Partner’s acts or omissions.

4.3 Termination or Transfer of Rights to Assets

Except as otherwise provided in this Agreement, neither Partner shall permit or cause all or any part of its interest in the Partnership or its Assets to be partitioned, divided, or otherwise terminated, by judicial means or otherwise.

If and insofar as allowed by law, the Partners hereby waive and release all rights of partition, or of sale in lieu thereof, or other division of Assets, including any such rights provided by any Law.

4.4 Implied Covenants

The implied covenants of good faith and fair dealing are the only implied covenants in this agreement.

No other implied covenants recognized under applicable Law shall be valid or enforceable with respect to this agreement.

4.5 No Third Party Beneficiary Rights

This agreement shall be construed to benefit the Partners and their respective successors and permitted assigns only, and shall not be construed to create third party beneficiary rights in any other party, governmental agency or organization, except as provided in Subsection 2.5.1.

5. CONTRIBUTIONS BY THE PARTNERS

5.1 Initial Contributions

As provided in the Mineral Agreement, the Republic of Suriname shall have the Option to participate in the Merian Gold Project up to at most twenty-five percent (25%) (the “Maximum Participating Interest”). By exercising the Option the right of participation shall be assumed to have been transferred to NV 2.

Upon the exercise of the Option:

5.1.1 the NV 2 shall make the Initial NV 2 Contribution to the Partnership, within ten (10) business days of the exercise of the Option, by wire transfer of immediately available US Dollars to the Partnership account, and upon such payment shall be deemed to have contributed the Initial NV 2 Contribution as its contribution to the Partnership.

5.1.2 upon the Partnership’s receipt of the Initial NV 2 Contribution, Surgold shall contribute for use by the Partnership, as its initial contribution: (i) all of Surgold’s rights under the Merian Right of Exploitation, (ii) all of Surgold’s rights under the Additional Rights, and (iii) the right to use of the Existing Data and the Assets listed in Exhibit C. Surgold shall execute and deliver such documents and instruments as are necessary to effect such contribution.

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Effective and conditional upon such initial contributions being made, the Partners shall acquire a Participating Interest in the Partnership.

The date on which the Initial NV 2 Contribution is received is referred to in this Agreement as the “Contribution Effective Date.”

5.1.3 For avoidance of doubt, if NV 2 fails to pay its Initial NV 2 Contribution within the time period set in 5.1.1, then the Venture is deemed to have never been effective, in which case neither Party will have any Participating Interest and this agreement will be null and void.

The Option may be exercised only once. If the Initial NV 2 Contribution is exercised for a Participating Interest that is less than the Maximum Participating Interest, it may not subsequently be exercised for any additional Participating Interest.

5.2 Deemed Value of Initial Contributions

Upon the payment by NV 2 of the Initial NV 2 Contribution, the value of the Initial NV 2 Contribution shall be the amount of the Initial NV 2 Contribution, and the value of Surgold’s initial contribution shall be an amount equal to the product of (i) the Total Value multiplied by (ii) the Participating Interest of Surgold.

5.3 Commencement of Joint Funding

At all times following the Contribution Effective Date, the Partners shall contribute funds required for Operations in proportion to their respective Participating Interests, subject to elections permitted in Article 10 (“Commencement of Joint Funding”).

6. PARTICIPATING INTERESTS

6.1 Participating Interests

6.1.1 Initial Participating Interest

Pursuant to the provisions of Section 3 of the Mineral Agreement, upon their respective initial contributions made pursuant to Section 5.1, the Partners shall have the following Participating Interests in the Partnership.

NV 2: The Participating Interest that is a percentage determined by dividing the amount of the Initial NV 2 Contribution by the Total Value but in no event more than the Maximum NV 2 Participating Interest.

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Surgold: The Participating Interest that equals one hundred percent (100%) less the Participating Interest of the NV 2.

6.1.2 Changes in Participating Interests

A Partner’s Participating Interest shall only be changed as follows:

(a)	as provided in Section 6.2, in the event of an election of the Limited Partner to not fully participate in the funding of an Expansion of Existing Operations;

(b)	as provided Section 6.2, in the event that the Managing Partner elects to acquire Third Party Rights and the Limited Partner elects not to fully participate in such an acquisition of Third Party Rights as provided in Section 15.5;

(c)	as provided in Section 6.3, pursuant to Section 10.7;

(d)	upon withdrawal, pursuant to Article 12;

(e)	pursuant to a transfer by a Partner of all or a portion of its Participating Interest in accordance with Article 14; or

(f)	upon acquisition by either Partner of part or all of the Participating Interest of the other Partner, however arising; and

(g)	as provided in Section 6.3.

Following the Contribution Effective Date, the Managing Partner shall memorialize the Participating Interests of the Parties as established in accordance with Section 6.1.1.

6.2 Voluntary Reduction in Participation – Dilution

6.2.1 Subject to the notice requirement in Section 10.3, the Limited Partner may elect to not fully contribute to an Expansion of Existing Operations, or acquisition of Third Party Rights once the decision is made by the Surgold to engage in said Expansion of Existing Operations, or acquisition of Third Party Rights.

In such event, Surgold shall then have the option to fully fund the remaining portion of the Expansion of Existing Operations, or acquisition of Third Party Rights.

6.2.2 If Surgold elects to continue with the Expansion of Existing Operations, or acquisition of Third Party Rights it may upon request by the Limited Partner, but at its sole discretion, elect to treat all amounts advanced by it in respect of such Expansion of Existing Operations, or acquisition of Third Party Rights in excess of its Participating Interest, hereinafter called, the Excess Funding Amount, as either (i) additional contribution for its own account, and/or (ii) as a loan to the Limited Partner, hereinafter called, a Covering Loan.

If treated as a Covering Loan such Covering Loan may be up to twenty-five percent (25%) of the required capital contribution for the Expansion of Existing Operations, or acquisition of Third Party Rights, up to a maximum aggregate amount of fifty million United States Dollars (US$ 50,000,000) at any time outstanding, at a rate of interest of LIBOR plus seven percent (7%).Such Covering Loan will be repaid to Surgold with up to hundred percent (100%) of the Limited Partner’s Allocation until fully repaid.

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6.2.3 If Surgold elects to treat the Excess Funding Amount over and beyond the amount of any Covering Loan, if extended, as an additional contribution for its own account, then the Participating Interest of the Limited Partner shall be recalculated at the time of election by dividing the sum of (a) the deemed value of the Limited Partner’s Contribution as defined in Sections 5.2, plus (b) the total of all the Limited Partner’s previous contributions, by the sum of (a) and (b) above for all Partners, plus (c) the amount of the Expansion of Existing Operations, or acquisition of Third Party Rights, treated as an additional contribution for Surgold’s own account and multiplying the result by 100.

That is:

(a) + (b) Limited Partner	X 100 = Recalculated Participating Interest The Participating
(a) + (b) All Partner + (c)

Interest of Surgold shall thereupon become the difference between 100% and the recalculated Participating Interest of the Limited Partner.

As soon as practicable after the necessary information is available at the end of each period covered by an adopted Program and Budget, a recalculation of each Partner’s Participating Interest shall be made in accordance with the preceding formula to adjust, as necessary, the recalculations made at the beginning of such period to reflect actual contributions made by the Partners during the period.

Except as otherwise provided in this agreement, the Limited Partner shall retain all of its rights and obligations under this agreement, including the right to participate in future Expansion of Existing Operations, or acquisition of Third Party Rights at its recalculated Participating Interest.

If there are at any time Covering Loans outstanding to the Limited Partner, then such Covering Loans shall rank on a paripassu basis and all amounts that are to be applied to a Covering Loan in accordance with the immediately preceding sentence shall be applied to all such Covering Loans on a pro rata basis, in accordance with the outstanding principal amounts of such Covering Loans.

6.2.4 If Surgold advances funds for the account of the Limited Partner pursuant to Section 10.7, and such funds are not recovered by Surgold from Allocations to the Limited Partner, or otherwise repaid by the Limited Partner, within thirty (30) days after the date on which they are advanced, hereinafter called, Unrecovered Shortfall Advances, then the Participating Interests of the Partners shall be adjusted in accordance with the formula in Section 6.2.3, treating the Unrecovered Shortfall Advances as contributions for the account of Surgold.

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6.3 Default in Making Contributions

6.3.1 If the Limited Partner elects to contribute to an approved Expansion of Existing Operations, or acquisition of Third Party Rights and then defaults in making a contribution, or to the extent that any amounts advanced by Surgold pursuant to Section 10.7 are not repaid out of Allocations to the Limited Partner within thirty (30) days, or otherwise repaid by the Limited Partner, within thirty (30) days after the date on which they are advanced, Surgold may, but is not obligated to, advance the defaulted contribution on behalf of the Limited Partner and treat the same, together with any accrued interest, as a demand loan bearing interest from the date of the advance at the rate and on the terms provided in Section 6.2.2.

6.3.2 The Partners acknowledge that if the Limited Partner defaults in repaying a loan under Subsection 6.3.1, it will be difficult to measure the damages resulting from such default and the damage to Surgold could be significant.

In the event of such default, as reasonable liquidated damages, Surgold may, with respect to any such default not cured within thirty (30) days after Notice to the Limited Partner of such default, declare the Limited Partner in default, in which case the Limited Partner’s Participating Interest shall be shall be reduced by two times the amount that would otherwise be calculated pursuant to Section 6.2 in the case of an election under clause (i) of that Section, hereinafter called, Penalty Dilution.

If Surgold elects Penalty Dilution, the Limited Partner shall not thereafter be obligated to pay the monies due plus interest in accordance with Section 6.3.1.

6.4 Documentation of Participating Interest

Following the Contribution Effective Date, the Managing Partner shall prepare and provide to the Partners Exhibit D to this agreement, stating the Partners’ respective Participation Interest.

Following any change in the Participating Interests of the Partners, the Managing Partner shall prepare and deliver to the Partners an updated Exhibit D to this agreement reflecting the Participating Interest as changed.

6.5 Grant of Lien or Security Interest

6.5.1 Subject to Section 6.6, each Partner grants to the other Partner a lien upon and a security interest in its Participating Interest, including all of its rights, title and interest in the Assets and the Partner’s share of Products, whenever acquired or arising, and the proceeds from and accessions to the foregoing.

6.5.2 The liens and security interests granted by Subsection 6.5.1 shall secure every obligation or liability of the Partner granting such lien or security interest created under this agreement, including the obligation to repay a loan granted under Subsection 6.3.1.

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Each Partner hereby agrees to take all action necessary to perfect such lien and security interests and hereby appoints the other Partner, its attorney-in-fact, to execute, file and record all security documents necessary to perfect or maintain such lien and security interests.

6.6 Subordination of Interests

Each Partner shall, from time to time, take all necessary actions, including execution of appropriate agreements, to pledge and subordinate its Participating Interest, any liens it may hold which are created under this agreement, other than those created pursuant to Section 6.5 hereof, and any other right or interest it holds with respect to the Assets (other than any statutory lien of the Managing Partner) to any secured borrowings for Operations.

7. MANAGEMENT AND REPRESENTATION

7.1 Managing Partner

Subject to the restrictions imposed by this agreement, the Managing Partner shall have the full and exclusive power and authority on behalf of the Partnership to manage, control, administer and operate the business and affairs of the Partnership, to do or cause to be done any and all acts which it deems to be necessary or appropriate thereto, and generally to exercise all powers and authority of the Partnership set forth in Section 3.6 and of the powers and duties of the Managing Partner set forth in Section 7.2; provided, however, that the Managing Partner shall need the prior approval of the Limited Partner for decisions entailing a significant change in the identity or character of the Partnership or its business, and/or the Assets of the Partners used in connection therewith.

The lack of approval or consent of the Limited Partner in respect of such decisions cannot be invoked by and against third parties, nor does it affect the authority of the Managing Partner to represent the Partnership at law and otherwise.

7.2 Powers and Duties of the Managing Partner

Subject to the terms and provisions of this agreement, the Managing Partner shall have all necessary powers and authority to manage the affairs of the Partnership and conduct Operations.

Without limiting the generality of the foregoing, the Managing Partner shall have the powers and duties on behalf of the Partnership to:

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(a)	manage, direct, and control Operations, including the Expansion of Existing Operations, and sell Products;

(i) purchase or otherwise acquire all material, supplies, equipment, water, utility and transportation services required for Operations, such purchases and acquisitions to be made on the best terms available as determined by the Managing Partner, taking into account all of the circumstances; and (ii) obtain such customary warranties and guarantees as are available in connection with such purchases and acquisitions;

(b)	(i) make or arrange for all payments and fulfill all obligations required to keep the Partnership Rights in good standing; and (ii) do all other acts reasonably necessary to maintain the Assets;

(c)	(i) apply for all necessary permits, licenses and approvals;

(ii) cause the Partnership to comply with Laws; and

(iii) prepare and file all reports or notices required for Operations; in the event of any violation of permits, licenses, Laws or approvals, the Managing Partner shall timely cure or dispose of such violation through performance, payment of fines and penalties, or both, and the cost thereof shall be charged to the Partnership;

(d)	initiate, prosecute and defend, all litigation or administrative proceedings arising out of Operations or brought by or against the Partnership, and shall provide Notice to the Limited Partner promptly of any material litigation, arbitration, or administrative proceeding commenced against the Partnership;

(e)	dispose of Assets, whether by sale, assignment, abandonment or other transfer, in the ordinary course of business, except that the Project may be abandoned or surrendered only as provided in Article 12;

(f)	keep and maintain all required accounting and financial records pursuant to the Accounting Procedure and in accordance with GAAP accounting procedures (or IFRS as provided for in Section 6.6 of the Mineral Agreement) consistently applied;

(g)	have the right to carry out its responsibilities hereunder through agents, Affiliates or independent contractors;

(h)	select and employ or cause to be employed at competitive rates all supervision and labor necessary or appropriate to all Operations hereunder; all persons employed, the number thereof, their hours of labor and their compensation shall be determined by the Managing Partner;

(i)	borrow monies from time to time and secure the payment of the sums so borrowed and to mortgage, pledge, or assign in trust all or any part of the Assets and to engage in any other means of financing customary in the mining industry;

(j)	keep the Strategy Committee advised of all Operations by submitting in writing to the Strategy Committee:

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(i) quarterly progress summaries with acquired data and an annual report by each January 31;

(ii) copies of reports concerning Operations; and

(iii) such other reports as the Strategy Committee may reasonably request.

(k)	at all reasonable times provide the Strategy Committee or the Limited Partner access to, and the right to inspect and copy, all information acquired in Operations, including but not limited to, maps, drill logs, core tests, reports, surveys, assays, analyses, production reports, operations, technical, accounting and financial records;

(l)	allow the Strategy Committee or the Limited Partner, at its sole risk and expense, and subject to reasonable safety regulations, to inspect the Assets and Operations at all reasonable times, so long as the inspecting Partner does not unreasonably interfere with Operations;

(m)	arrange insurance in such amounts and of such nature as the Managing Partner deems necessary to protect the Assets and Operations of the Partnership;

(n)	perform or cause to be performed all assessment and other work;

(o)	timely record and file with the GMD and all other appropriate governmental office any required documents in sufficient detail to reflect compliance with the applicable requirements;

(p)	prepare and present, following Commencement of Joint Funding, to the Limited Partner the Programs and Budgets as provided in this agreement;

(q)	perform Continuing Obligations when and as necessary, in an economic and appropriate manner;

(r)	delegate performance of Continuing Obligations to persons having demonstrated skill and experience in relevant disciplines;

(s)	specify, as part of each Program and Budget submittal, the measures to be taken for performance of Continuing Obligations and the cost of such measures;

(t)	keep the Limited Partner reasonably informed about the Managing Partner’s efforts to discharge Continuing Obligations;

(u)	provide access to authorized members of each Partner to the Project to inspect work directed toward satisfaction of Continuing Obligations and audit books, records, and accounts related thereto;

(v)	have authority in emergency operating situations to take whatever action as it deems necessary if the failure to act would materially prejudice the operations of the Partnership or the interests of the Partners;

(w)	have authority to acquire Rights of Exploration, Rights of Exploitation, or Third Party Rights; and

(x)	in addition, also undertake all other activities reasonably necessary to fulfill the foregoing obligations.

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7.3 Rights and Obligations of the NV 2

The NV 2 shall take no part in the Operation, management, or control of the Partnership business, transact any business in the Partnership’s name, or have the power to sign documents for or otherwise bind the Partnership.

7.4 Standard of Care

The Managing Partner shall discharge its duties pursuant to this agreement and conduct all Operations in a good, workmanlike and efficient manner, in accordance with sound mining, environmental and other applicable industry standards and practices, and in material compliance with the terms and provisions of rights, leases, licenses, permits, contracts and other agreements pertaining to Assets.

The Managing Partner shall not be liable to the Partnership or the Limited Partner for any act or omission resulting in damage, loss, cost, penalty or fine to the Partnership or Limited Partner, except to the extent caused by or attributable to the Managing Partner’s willful misconduct or gross negligence.

In the absence of willful misconduct or gross negligence on the part of the Managing Partner, or any officer or employee of the Managing Partner with authority to act, the Partnership will save the Managing Partner harmless from and against any and all claims (and the costs and expenses of defending them) in connection with the activities of the Managing Partner under this agreement.

The Managing Partner shall not be in default of its duties under this agreement if its inability to perform results from the failure of the Limited Partner to perform acts or to contribute amounts required of it by this agreement.

7.5 Transactions With Affiliates

If the Managing Partner engages Affiliates to provide services hereunder, it shall do so on terms no less favorable to the Partnership than would be the case with unrelated persons in Arm’s-Length Transactions.

7.6 Control of Operations

The Managing Partner shall maintain complete control over employees assigned to the Partnership and all of its contractors and subcontractors with respect to performance of the Operations.

Nothing contained in this agreement or any contract awarded by the Managing Partner shall create any contractual relationship between any contractor and the Limited Partner.

The Managing Partner shall have complete control over and supervision of Operations and shall direct and supervise the same so as to ensure their conformity with this agreement.

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8. STRATEGY COMMITTEE

8.1 Strategy Committee

The purpose of the Strategy Committee will be to consider strategic policy of the Partnership.

The Strategy Committee may advise the Managing Partner with respect to policy making matters for the Partnership, and provide the Managing Partner with its opinion and advice whether or not solicited by the Managing Partner.

8.2 Membership

The Strategy Committee shall consist of two (2) members appointed by the Managing Partners and two (2) members appointed by the Limited Partner.

One of the members appointed by the Managing Partner shall act as chairman of the committee.

Each Partner shall select its own members with the training, skills and experience necessary to evaluate and make recommendations to the Strategy Committee.

Each Partner may appoint one or more alternates to act and vote in the absence of a regular member.

Any alternate so acting shall be deemed a member.

Appointments shall be made or changed by prior Notice to the other.

8.3 Meetings

The Strategy Committee shall hold regular meetings at least annually, at the call of the Managing Partner.

The meetings shall be held in Paramaribo, Suriname unless otherwise agreed by the Partners.

The Managing Partner shall give thirty (30) days Notice to the members of the Strategy Committee of such regular meetings (unless such Notice is waived by the Partners).

Each Notice of a meeting shall include an itemized agenda prepared by the Managing Partner, but any matter may be considered with the consent of all Partners.

The Managing Partner shall provide all members on the Strategy Committee with any supplemental information that the Managing Partner deems necessary or is reasonably requested by the Limited Partner no later than eight (8) days in advance of the meeting.

Any member of the Strategy Committee may participate in meetings by telephone conference or similar communication by means of which all persons participating in the meeting can hear and speak to each other.

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8.4 Quorum

There shall be a quorum for a meeting of the Strategy Committee if at least one member representing each Partner is present; provided, however, that in the event that a quorum does not exist at any such meeting, any Partner may reschedule the meeting, at a time at least two (2) days following the originally scheduled meeting but no later than seven (7) days following the originally scheduled meeting. At such rescheduled meeting, there shall be a quorum if at least one member representing any Partner is present.

8.5 Decisions

All decisions of the Strategy Committee will require unanimous approval of its members; provided, however that in the event such unanimous approval is not possible, the member acting as chairman shall have the deciding vote of the Strategy Committee.

8.6 Minutes

The Managing Partner shall prepare minutes of all meetings and shall distribute copies of such minutes to the other members within thirty (30) days after the meeting.

The members shall have thirty (30) days after receipt to sign and return such copies or to provide any written comments on such minutes to the Managing Partner.

If a member timely submits written comments on such minutes, the Strategy Committee shall seek, for a period not to exceed thirty (30) days, to agree upon minutes of such meeting acceptable to its members.

At the end of such period, failing agreement by the members on revised minutes, the minutes of the meeting shall be the original minutes as prepared by the Managing Partner, together with the comments on the minutes made by the other members.

These documents shall be placed in the minutes book maintained by the Managing Partner.

8.7 CV Interests

At all meetings of the Strategy Committee, the members in their deliberations and decisions shall take into account and promote the best interests of the Partnership.

9. PARTNERS’ MEETINGS

9.1 Meetings

The Partners shall hold regular meetings during the first quarter of every calendar year, or special meetings at any other time, in order for the Managing Partner to:

(a)	report on the business of the Partnership during the preceding financial year and present the audited financial statements of the Partnership for such period;

(b)	present Programs or Programs and Budgets;

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(c)	present forecasts of Allocations, distributions of cash, and Operations, including additional Asset purchases, future Expansions of Existing Operations, mine expansions, maintenance of equipment and facilities and Continuing Obligations; and

(d)	discuss all other business of the Partnership that may be required.

Regular meeting shall be held at the call of the Managing Partner.

Special meetings may be held at the call of any Partner.

The meetings shall be held in Paramaribo, Suriname unless otherwise agreed by the Partners.

The Managing Partner shall be the chairman of all regular and special meetings.

The Partner calling the meeting shall give thirty (30) days Notice to the other Partner (unless such Notice is waived by the Partners).

Each Notice of a meeting shall include an itemized agenda prepared by the Partner calling the meeting, but any matter may be considered with the consent of all Partners.

The Managing Partner shall provide the Limited Partner with any supplemental information which the Managing Partner deems necessary or is reasonably requested by the Limited Partner no later than eight (8) days in advance of the meeting.

9.2 Quorum

There shall be a quorum for a Partner’s meeting if one (1) representative of each Partner is present; provided, however, that in the event that a quorum does not exist at any such meeting, any Partner may reschedule the meeting, at a time at least two (2) days following the originally scheduled meeting but no later than seven (7) days following the originally scheduled meeting, and, at such rescheduled meeting, there shall be a quorum if at least one (1) representative from any of the Partners is present.

9.3 Decisions

All decisions of the Partners’ meeting require the unanimous approval of the Partners, provided, however, that in the event that such unanimous approval is not reached, the Managing Partner shall call for a second Partner’s meeting to be held on the following day of the meeting at which such unanimous approval was not reached, and in such second Partners’ meeting the decisions will be approved with the vote of Partners holding a Participating Interest of more than fifty percent (50%).

9.4 Minutes

Minutes of each Partner’s Meeting shall be prepared pursuant to the procedure described in Section 8.6.

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10. PROGRAMS AND BUDGETS

10.1. Operations Pursuant to Programs and Budgets

Upon Commencement of Joint Funding, Operations shall be conducted, expenses shall be incurred, and Assets shall be acquired only pursuant to a Program and Budget approved pursuant to Section 10.2.

Every Program and Budget adopted pursuant to this agreement shall provide for accrual of reasonably anticipated Environmental Compliance expenses for all Operations contemplated under the Program and Budget.

For avoidance of doubt, the initial Program and Budget shall include all Historical Costs related to the Merian Right of Exploration, Merian Right of Exploitation and all Additional Rights to the extent not included in the Total Value (as defined in the Mineral Agreement), including specifically all Historical Costs incurred after the date of issuance of the Merian Right of Exploitation but before Commencement of Joint Funding.

10.2 Presentation of Programs and Budgets

Proposed Programs and Budgets shall be prepared by the Managing Partner and shall be for six (6) month periods or any longer periods not to exceed one (1) year.

Notwithstanding whether a portion of a previous period’s Program and Budget is being carried forward to fund activities continuing beyond the current year, at least thirty (30) days prior to the annual meeting of the Partners’ Meeting, a proposed Program and Budget for the succeeding period shall be prepared by the Managing Partner and submitted to the Partners.

Within ten (10) days of receipt of the proposed Program and Budget, the Partners may submit written comments to the Managing Partner detailing revisions or modifications that they would like to have made to the proposed Program and Budget.

If such written comments are received, the Managing Partner, working with the other Partner, shall seek for a period of time not to exceed fifteen (15) days to develop a revised Program and Budget acceptable to both Partners; provided, however, that each Program and Budget shall be in the sole determination of the Managing Partner.

The Managing Partner shall submit any revised proposed Program and Budget to the Partners at its sole discretion, at least five (5) days prior to the annual meeting of the Partners.

10.3 Election to Participate in Expansions of Operations or Acquisition of Third Party Rights

The Managing Partner shall provide the Partners with no less than six (6) months prior notice of any proposed Expansion of Existing Operations or Acquisition of Third Party Rights.

By Notice to the Managing Partner within thirty (30) days after the presentment of an estimated cost of such Expansion of Existing Operations or Acquisition of Third Party Rights, each Partner must make its election to participate in such Expansion of Existing Operations.

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If a Partner fails to provide Notice to the Managing Partner under this Section 10.3, such Partner will be deemed to have elected to contribute to such Expansion of Existing Operations or Acquisition of Third Party Rights in proportion to its Participating Interest.

10.4 Budget Overruns; Program Changes

The Managing Partner shall immediately notify the NV 2 of any material departure from an adopted Program and Budget.

If the Managing Partner exceeds the total of an adopted Budget by more than ten percent (10%), then the excess over ten percent (10%), unless directly caused by an emergency or unexpected expenditure made pursuant to Section 10.5, shall be for the sole account of the Managing Partner.

Budget overruns of ten percent (10%) or less shall be borne by the Partners in proportion to their respective Participating Interests as of the time the overrun occurs.

10.5 Emergency Expenditures

In case of emergency, the Managing Partner may take any action it deems necessary to protect life, limb or property, to protect the Assets or to comply with Law.

The Managing Partner may also make reasonable expenditures on behalf of the Partners for unexpected events that are beyond its reasonable control.

In the case of an emergency or unexpected expenditure, the Managing Partner shall promptly notify the Partners of the expenditure, and the Managing Partner shall be reimbursed therefore by the Partners in proportion to their respective Participating Interests at the time the emergency or unexpected expenditure is incurred.

10.6 Cash Calls

On the basis of adopted Programs and Budgets, the Managing Partner shall submit to each Partner, on the first (1st) day of previous month, a billing for estimated cash and Environmental Compliance fund requirements for the next month.

Within thirty (30) days after receipt of each billing, or a billing made pursuant to Section 10.5, each Partner shall advance to the Managing Partner forty percent (40%) of its proportionate share of the estimated amount with the remaining sixty percent (60%) of its share due within fifteen (15) days after the due date for the first installment.

Time is of the essence for payment of such billings.

10.7 Limited Partner’s Failure to Meet Cash Calls

In the event that the Limited Partner fails to meet a cash call in the amount and at the times specified in Section 10.6 to support an approved Program and Budget, the Managing Partner shall access the Reserve to obtain funds necessary to make up the shortfall in the Limited Partner’s contribution.

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If the amount of funds in the Reserve is insufficient to cover the shortfall in the Limited Partner’s contribution, the Limited Partner shall (i) immediately contribute to the Partnership the amount of such shortfall and (ii) replenish the Reserve within thirty (30) days.

If the Limited Partner fails to cover the shortfall, the Managing Partner may, but shall not be required to, advance funds in the amount of the shortfall on the Limited Partner’s behalf.

Any amount so advanced by the Managing Partner shall be repaid out of Allocations to the Limited Partner.

If amounts advanced are not repaid out of such Allocations, and not otherwise repaid by the Limited Partner, within thirty (30) days after the date on which the advance was made, then the Percentage Interest of the Limited Partner shall be subject to dilution in accordance with Section 6.3.

11. FINANCIAL STATEMENTS AND CASH DISTRIBUTIONS

11.1 Fiscal year

The financial year of the Partnership shall be the calendar year.

11.2 Financial Statements and Audits

At the regular partners’ meeting, the Managing Partner shall present the audited financial statements of the Partnership to the Partners.

(a)	Audit

The audit should be carried out by accountants / auditors who are members of an internationally recognized professional organization.

The audit report shall be prepared in duplicate and sent to each Company prior to the s regular Partners meeting.

The cost of the audit shall be borne by the Partnership.

(b)	Claims

All exceptions to the audit and claims upon the Managing Partner for discrepancies disclosed by such audit shall be made in writing not later than three (3) months after receipt of the audit report by the Limited Partner.

Failure to make such exceptions or claims within the three (3) month period shall (i) mean that the audit is correct and binding upon the Partners and (ii) result in a waiver of any right to make claims upon the Managing Partner for discrepancies disclosed by the audit.

(c)	Independent audit

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In addition the Limited Partner shall have the right to conduct an independent audit of all books, records and accounts, at its expense, and which audit right will be limited to a period of not more than twelve (12) months after the respective calendar year has ended.

All exceptions to and claims upon the Managing Partner for discrepancies disclosed by such audit shall be made in writing within three (3) months after completion or delivery of such audit, but in any event within twelve (12) months after the respective calendar year has ended, or they shall be deemed waived.

The time limits provided in Subsections 11.2(b) and 11.2(c) shall not apply in cases involving fraud and/or gross negligence.

11.3 Partnership Costs and Distribution of Allocation

11.3.1 Partnership Costs

Each Partner shall be billed twice a month for its portion of the previous month’s Partnership costs and expenses and within fifteen (15) days after receipt of each billing, each Partner shall advance to the Managing Partner forty percent (40%) of its proportionate share of the estimated amount with the remaining sixty percent (60%) of its share due within fifteen (15) days after the due date for the first installment, provided that to the extent that the Limited Partner does not remit its proportionate share of costs and expenses within thirty (30) days, the Managing Partner may deduct from the Reserve the Limited Partner’s Allocation or share of cash distributions, if any, the funds or amounts required to cover such costs and expenses.

Billings of Partnership cost and expenses shall be reconciled with actual costs periodically as determined by the Managing Partner.

Time is of the essence for payment of such billings.

11.3.2 Allocations

Each Partner shall open a bullion storage account at each refinery or mint designated by the Managing Partner as a recipient of an Allocation.

Each Partner shall be solely responsible for all costs and liabilities associated with maintenance of such account or accounts, and the Managing Partner shall not be required to bear any additional expense with respect to such “in-kind” payments.

On or before the twenty fifth (25th) day of each calendar month the Managing Partner shall deliver written instructions to the refinery or mint, with a copy to each Partner, directing the refinery or mint to deposit a percentage of the refined bullion that resulted from the Monthly Production, equal to the Participating Interest of each Partner, to each Partner’s account or accounts.

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Title to refined bullion delivered to each Partner under this agreement shall pass to each Partner at the time such bullion is credited to each Partner’s account or accounts at the refinery or mint.

11.3.3 Cash Distributions

The Managing Partner shall present any proposed distributions of Partnership cash at the regular Partner’s meeting.

Whenever the Partnership is to pay any sum to any Partner, any amounts that such Partner owes the Partnership may be deducted by the Managing Partner from that sum before payment and credited to the Partnership.

The distribution shall be done pro rata in accordance with the respective Participating Interests, simultaneously to both Partners.

12. WITHDRAWAL AND TERMINATION

12.1 Termination by Agreement

The Partners may terminate the Partnership at any time by written agreement.

12.2 Failure of the Republic of Suriname to Exercise the Option

If the Republic of Suriname fails to exercise the Option or after the Option has been exercised, NV2 fails to make the Initial Contribution within the time period provided in the Mineral Agreement, then this agreement shall have no force or effect on the Parties and the Managing Partner and, for the avoidance of doubt, the NV 2 shall not acquire any rights or interest in the Merian Rights of Exploration or Exploitation, any Additional Rights or other Assets.

12.3 Withdrawal and Termination

Either Partner may elect to withdraw as a Partner and Participant from the Partnership upon the later of not less than sixty (60) days Notice to the other Partner, or the end of the then current Program and Budget.

Upon such withdrawal, the Partnership shall terminate, and the withdrawing Partner shall be deemed to have transferred to the remaining Partner, without cost and free and clear of royalties, liens or other Encumbrances arising by, through or under such withdrawing Partner, except those to which all Partners have given their written consent after the Effective Date of this agreement, all of its entire Partnership Interest.

12.4 Disposition of Assets on Termination

Promptly after termination under Section 12.1 or failure to exercise the Option as described in Section 12.2, the Managing Partner shall take all action necessary to wind up the activities of the Partnership and to dispose of or distribute the Assets, and all costs and expenses incurred in connection with the termination of the Partnership shall be expenses chargeable to the Partnership.

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13. TAXES

13.1 General

Each Partner shall be directly responsible for and shall directly pay all taxes applicable to Partnership revenues allocable to such Partner and received by it.

In particular, each Partner shall individually file its tax returns with the proper authorities and independently file claims for and recover any income tax credits.

A Partner’s decisions with respect to such tax matters shall not have any binding effect on the course of actions taken by the other Partner.

13.2 US Tax Matters

The Partners intent that CV will be treated as a partnership for U.S. federal income tax purposes, and no Partner shall take any action to alter such treatment.

At the request of Surgold, the Partnership shall file an election to be treated as a partnership for such purposes from the date of formation of the Partnership, and each Partner shall cooperate in effecting such election.

Surgold shall be authorized to prepare and file for the Partnership U.S. federal income tax elections and U.S. federal income tax returns.

14. TRANSFER OF INTEREST

14.1 General

A Partner shall have the right to transfer to any third party all or any part of its interest in or to this agreement, its Participating Interest, or the Assets solely as provided in this Section 14.

For the purposes of this Section 14 the word “transfer” shall mean: to convey, sell, assign, grant an option, create an Encumbrance or in any manner transfer or alienate, but excluding and excepting alienation done for the purposes of obtaining financing pursuant to Section 14.4.

In addition, the NV 2 acknowledges that transfers or issuances of equity interests in the NV 2 are subject to the restrictions stated in the Mineral Agreement.

14.2 Limitations on Free Transferability

The transfer right of a Partner in Section 14.1 shall be subject to the following terms and conditions:

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(a)	no transferee of all or part of any Participating Interest shall have the rights of a Partner unless and until the transferring Partner has provided to the other Partner Notice of the transfer, and the transferee, as of the effective date of the transfer, has committed in writing to be bound by this agreement to the same extent and nature as the transferring Partner;

(b)	no transfer permitted by this Section 14 shall relieve the transferring Partner of its share of any liability, whether accruing before or after such transfer, which arises out of Operations conducted prior to such transfer;

(c)	neither Partner, without the consent of the other, shall make a transfer that would violate any Law, or result in the cancellation of any permits, licenses, or other similar authorizations;

(d)	the transferring Partner and the transferee shall bear all tax consequences of the transfer;

(e)	such transfer shall be subject to a preemptive right in the other Partner as provided in Section 14.3;

(f)	in the event of a transfer of less than all of a Participating Interest, the transferring Partner and its transferee shall act and be treated as one Partner and shall be jointly and severally liable for all obligations of that Partner, and in such event in order for the transfer to be effective, the transferring Partner and its transferee shall provide written Notice to the non-transferring Partner designating a sole authorized agent to act on behalf of their collective Participating Interest.

Such Notice shall provide that (i) the agent has the sole authority to act on behalf of, and to bind the transferring Partner and its transferee on all matters pertaining to this agreement or the Partnership, (ii) the notified Partner may rely on all decisions of, Notices and other communications from, and failures to respond by, the agent, as if given (or not given) by the transferring Partner and its transferee; and (iii) all decisions of, Notices and other communications from, and failures to respond by, the notified Partner to the agent shall be deemed to have been given (or not given) to the transferring Partner and its transferee;

(g)	any transferee of Surgold’s Participating Interest shall be technically and financially competent, and acceptable to the NV 2, whose acceptance shall not be unreasonably withheld, conditioned or delayed;

(h)	any transferee of the Participating Interest of NV 2 shall be financially competent.

14.3 Right of First Refusal

14.3.1 Except in the event of (a) an assignment to a wholly-owned subsidiary of the NV 2, or (b) a merger, or (c) a sale or transfer of all or substantially all of the assets of NV 2, if the NV 2 has the intention to assign all or any part of its rights under this agreement, Surgold shall have a first right of refusal, hereinafter called, Right of First Refusal, to acquire such rights or interests, and the NV 2 shall notify Surgold in writing of this intention and of the conditions on which it wishes to proceed.

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The notice shall state the price and all other pertinent terms and conditions of the intended transfer, and shall be accompanied by a copy of the offer or contract for sale.

If the consideration for the intended transfer is, in whole or in part, other than monetary, the notice shall describe such consideration and its monetary fair market value in United States currency.

The Right of First Refusal shall last for a period of sixty (60) days from the day of the receipt by Surgold of such notification.

If Surgold does not elect to acquire the rights and/or interests offered under the aforesaid conditions, the NV 2 shall be entitled to assign to third parties said rights and/or shares, however, not on more favorable conditions than those offered to Surgold.

If Surgold elects to exercise its Right of First Refusal, it shall then have ninety (90) days in which to complete the purchase.

14.3.2 If Surgold fails to so elect within the period provided for in Subsection 14.3.1, the NV 2 shall have ninety (90) days following the expiration of such period to consummate the transfer to a third party at a price and on terms no less favorable to the NV 2 than those set forth in the notice required in Subsection 14.3.1.

14.3.3 If the NV 2 fails to consummate the transfer to a third party within the period set forth in Subsection 14.3.2, the Right of First Refusal of Surgold in such offered interest shall be deemed to be revived and effective.

Any subsequent proposal for transfer of such charges and interests will be executed in accordance with all procedures indicated in this Section 14.3.

14.3.4 Except in the event of (a) a corporate reorganization, (b) a merger or (c) the sale or transfer of all or substantially all of Surgold’s assets, if Surgold has the intention to assign all or any part of its rights under this agreement, the NV 2 shall have a Right of First Refusal to acquire such rights or interests, and Surgold shall notify the NV 2 in writing of this intention and of the conditions on which it wishes to proceed.

The notice shall state the price and all other pertinent terms and conditions of the intended transfer, and shall be accompanied by a copy of the offer or contract for sale.

If the consideration for the intended transfer is, in whole or in part, other than monetary, the notice shall describe such consideration and its monetary fair market value in United States currency.

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The Right of First Refusal shall last for a period of sixty (60) days from the day of the receipt by the NV 2 of such notification.

If the NV 2 does not elect to acquire the rights and/or interests offered under the aforesaid conditions, Surgold shall be entitled to assign to third parties said rights and/or shares, however, not on more favorable conditions than those offered to the NV 2.

If the NV 2 elects to exercise its Right of First Refusal, it shall then have ninety (90) days in which to complete the purchase.

14.3.5 If the NV 2 fails to so elect within the period provided for in Subsection 14.3.4, Surgold shall have ninety (90) days following the expiration of such period to consummate the transfer to a third party at a price and on terms no less favorable to Surgold than those set forth in the notice required in Subsection 14.3.4.

14.3.6 If Surgold fails to consummate the transfer to a third party within the period set forth in Subsection 14.3.5, the Right of First Refusal of the NV 2 in such offered interest shall be deemed to be revived and effective.

Any subsequent proposal for transfer of such charges and interests will be executed in accordance with all procedures indicated in this Section 14.3.

14.4 Encumbrances

Neither Partner shall pledge, mortgage, or otherwise create an Encumbrance on its interest in this agreement or the Assets except for the purpose of securing project financing relating to the Project, including its share of funds for Development or Mining costs and in such event both Partners, acting reasonably, shall agree to the terms and conditions of such Encumbrance

The right of a Partner to grant such Encumbrance shall be subject to the condition that the holder of the Encumbrance (“Chargee”) first enter into a written agreement with the other Partner, in a form acceptable to that Partner, acting reasonably, which provides:

(a)	the Chargee shall not enter into possession or institute any proceedings for foreclosure or partition of the encumbering Partner’s Participating Interest except as provided in Section 14.4 sub (b) and that such Encumbrance shall be subject to the provisions of this agreement;

(b)	the Chargee’s remedies under the Encumbrance shall be limited to the sale of the whole (but only of the whole) of the encumbering Partner’s Participating Interest to the other Partner, or, failing such a sale, at a public auction to be held at least forty-five (45) days after prior Notice to the other Partner, such sale to be subject to the purchaser entering into a written agreement with the other Partner whereby such purchaser assumes all obligations of the encumbering Partner under the terms of this agreement.

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The price of any preemptive sale to the other Partner shall be the remaining principal amount of the loan plus accrued interest and related expenses, and such preemptive sale shall occur within sixty (60) days of the Chargee’s Notice to the other Partner of its intent to sell the encumbering Partner’s Participating Interest.

Failure of a sale to the other Partner to close by the end of such period, unless failure is caused by the encumbering Partner or by the Chargee, shall permit the Chargee to sell the encumbering Partner’s Participating Interest at a public sale; and

(c)	the charge shall be subordinate to any then-existing debt, including project financing previously approved by the Managing Partner encumbering the transferring Partner’s Participating Interest.

15. ACQUISITIONS WITHIN AREA OF INTEREST

15.1 If during the period commencing on the Commencement of Joint Funding throughout the term of the Agreement, hereinafter called, the Expansion Period, Surgold, acquires any Right of Exploration, Right of Exploitation, or Third Party Rights located wholly or partially within the Area of Interest, such Right of Exploration, Right of Exploitation, or Third Party Rights automatically shall be deemed to have been contributed for use by the Partnership and shall constitute Partnership Rights.

If during the Expansion Period any Affiliate of Surgold acquires any Right of Exploration, Right of Exploitation, or Third Party Rights located wholly or partially within the Area of Interest, Surgold as the case may be, shall promptly cause such Right of Exploration, Right of Exploitation, or Third Party Rights to be transferred to Surgold as the case may be, for contribution for use by the Partnership.

15.2 Neither NV 2 nor its Affiliate(s) shall acquire any Right of Exploration, Right of Exploitation, or Third Party Rights either wholly or partially within the Area of Interest.

In the event that NV 2 or its Affiliate(s) acquires any Right of Exploration, Right of Exploitation, or Third Party Rights within the Area of Interest, it shall, or it shall immediately cause its Affiliate(s) as the case may be, to offer to transfer such Right of Exploration, Right of Exploitation, or Third Party Rights to Surgold.

Surgold may, but shall have no obligation to, accept any such offer.

If it accepts such offer, the NV 2 shall transfer, or cause to be transferred, to Surgold such rights for the administrative transfer fee only (which shall be multiplied by Surgold’s Participating Interest), and Surgold shall contribute such rights for use by the Partnership. If Surgold does not accept such offer, the Partnership shall not acquire or be deemed to have acquired any such rights.

In no event shall any adjustment to the Participating Interests of any Partner result from or be effected with respect to any Rights of Exploration, Rights of Exploitation or Third Party Rights subject to this Section 15.2, regardless of whether they are transferred to the Partnership.

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15.3 Within thirty (30) days after a Notice of intent to acquire any Right of Exploration, Right of Exploitation, or Third Party Rights located wholly or partially within the Area of Interest, the acquiring Partner shall notify the other Partner of such acquisition by it or its Affiliate.

The acquiring Partner’s Notice shall describe in detail the acquisition, the rights, minerals, and assets covered thereby, the costs thereof, and the reasons why the acquiring Partner believes that the acquisition is in the best interests of the Partnership.

In addition to such Notice, the acquiring Partner shall make any and all information concerning the acquired interest available for inspection by the other Partner.

Notwithstanding the foregoing, any acquisition within the Area of Interest by NV 2 prior to the Date of the Initial NV 2 Contribution shall require the prior written consent of Surgold.

15.4 If, within thirty (30) days after receiving the acquiring Partner’s Notice, the other Partner notifies the acquiring Partner of its election to fund its proportionate interest in the acquired interest equal to its Participating Interest, the acquiring Partner shall convey to the other Partner such a proportionate undivided interest therein and the acquired interest shall become a part of the Properties for the purposes of this Agreement immediately upon payment to the acquiring Partner of the other Partner’s proportionate share of actual out-of-pocket acquisition costs equal to such other Partner’s Participating Interest.

Provided, however, in the event of any acquisition by Surgold within the Area of Interest prior to the Contribution Effective Date, all out-of-pocket acquisition costs shall be borne by Surgold and calculated as Historical Cost.

15.5 If the other Partner does not give Notice within the thirty (30) day period set forth above, or in the alternative gives Notice within such thirty (30) day period that it does not wish to participate in the acquisition, its Participating Interest shall be diluted under the provisions of Section 6.2.

16 GENERAL PROVISIONS

16.1 Notices

All Notices, payments and other required communications (“Notice” or “Notices”) to the Partners shall be in writing, and shall be given (i) by personal delivery to the Partner, or (ii) by electronic communication, with a confirmation sent by registered or certified mail, return receipt requested, or (iii) by registered or certified mail, return receipt requested.

All Notices shall be effective and shall be deemed delivered (i) if by personal delivery on the date of delivery, (ii) if by electronic communication on the date of receipt of the electronic communication or the next business day if the date of receipt is not a business day, and (iii) if solely by mail on the day delivered as shown on the actual receipt.

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A Partner may change its address from time-to-time by Notice to the other Partner.

TO: NV 2	Attn.: the General Manager

Paramaribo, Suriname, South America

Telephone:

Fax:

TO: SURGOLD	Attn.: Branch Manager Suriname Gold Company LLC Surinamestraat 54 Paramaribo, Suriname Telephone: 597-402892 Fax: 597-402893

Copy to: Newmont Mining Corp. Attn.: Land Department 6363 South Fiddler’s Green Circle Greenwood Village, Colorado 80111 U.S.A. Telephone: 1 303-837-5775 Fax: 1 303-837-5851

16.2 Waiver

The failure of a Partner to insist on the strict performance of any provision of this agreement or to exercise any right, power or remedy upon a breach hereof shall not constitute a waiver of any provision of this agreement or limit the Partner’s right thereafter to enforce any provision or exercise any right.

16.3 Modification

Notwithstanding anything herein to the contrary, no modification of this agreement shall be valid unless made in writing and duly executed by the Partners.

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16.4 Force Majeure

The obligations of a Partner, other than the payment of money provided hereunder, shall be suspended to the extent and for the period that performance is prevented or delayed by Force Majeure. Force Majeure will be constituted by any cause, whether foreseeable or unforeseeable, beyond the reasonable control of the Partner involved, including, without limitation, labor disputes (however arising and whether or not employee demands are reasonable or within the power of the Partner to grant); acts of God; Laws, or requests of any government or governmental entity; judgments or orders of any court; inability to obtain on reasonably acceptable terms any public or private license, permit or other authorization; curtailment or suspension of activities to remedy or avoid an actual or alleged, present or prospective violation of Environmental Laws; action or inaction by any governmental entity that delays or prevents the issuance or granting of any approval or authorization required to conduct Operations; acts of war or conditions arising out of or attributable to war, whether declared or undeclared; riot, civil strife, insurrection or rebellion; fire, explosion, earthquake, storm, flood, sink holes, drought or other adverse weather condition; delay or failure by suppliers or transporters of materials, parts, supplies, services or equipment or by contractors’ or subcontractors’ shortage of, or inability to obtain, labor, transportation, materials, machinery, equipment, supplies, utilities or services; accidents; breakdown of equipment, machinery or facilities; actions by citizen groups, including but not limited to environmental organizations or native rights groups.

The affected Partner shall promptly give Notice to the other Partner of the suspension of performance, stating therein the nature of the suspension, the reasons therefore, and the expected duration thereof.

Immediately upon the cessation of force majeure the affected Partner shall notify the other Partner in writing and shall take steps to recommence and or continue the performance that was suspended as soon as reasonably possible.

During the period of suspension, the obligations of the Partners to advance funds pursuant to Section 10.6 shall be reduced to levels consistent with Operations.

16.5 Survival of Terms and Conditions

The provisions of this agreement shall survive the transfer of any interests in the Assets under this agreement or the termination of the Partnership to the full extent necessary for their enforcement and the protection of the Partner in whose favor they run.

16.6 Confidentiality and Public Statements

16.6.1 Except as otherwise provided in this Section 16.6, the terms and conditions of this agreement, and all data, reports, records, and other information of any kind whatsoever developed or acquired by any Partner in connection with this agreement shall be treated by the Partners as confidential, (hereinafter called Confidential Information, and no Partner shall reveal or otherwise disclose such Confidential Information to third parties without the prior written consent of the other Partner.

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Confidential Information that is available or that becomes available in the public domain, other than through a breach of this provision by a Partner, shall no longer be treated as Confidential Information.

16.6.2 The foregoing restrictions shall not apply to the disclosure of Confidential Information to any Affiliate, to any public or private financing agency or institution, to any contractors or subcontractors which the Partners may engage and to employees and consultants of the Partners or to any third party to which a Partner contemplates the transfer, sale, assignment, Encumbrance or other disposition of all or part of its Participating Interest pursuant to Article 14; provided, however, that in any such case only such Confidential Information as such third party shall have a legitimate business need to know shall be disclosed. The person or company to whom disclosure is made shall first undertake in writing to protect the confidential nature of such information at least to the same extent as the Partners are obligated under this Section 16.6.

16.6.3 In the event that a Partner or an Affiliate thereof is required to disclose Confidential Information to any government, any court, agency or department thereof, or any stock exchange, to the extent required by applicable law, rule or regulation, or in response to a legitimate request for such Confidential Information, the Partner so required shall immediately notify the other Partners hereto of such requirement and the terms thereof, and the proposed form and content of the disclosure prior to such submission.

The other Partner shall have the right to review and comment upon the form and content of the disclosure and to object to such disclosure to the court, agency, exchange or department concerned, and to seek confidential treatment of any Confidential Information to be disclosed on such terms as such Partner shall, in its sole discretion, determine.

16.6.4 The provisions of Section 16.6 shall apply during the term of this agreement and shall continue to apply to (i) the Partners for a period of two (2) years following the effective date of any termination of this agreement, and (ii) any Partner who withdraws, who is deemed to have withdrawn, or which forfeits, surrenders, assigns, transfers or otherwise disposes of its Participating Interest for a period of five (5) years following the occurrence of such event or two (2) years from the effective date of any termination of this agreement, whichever is sooner.

16.6.5 A Partner shall not issue any press release relating to the Project or this agreement except upon giving the other Partner not less than three (3) days advance written Notice of the contents thereof. The Partner proposing such press release shall make any reasonable changes to such proposed press release as such changes may be timely requested by the non-issuing Partner, provided, however, the Partner proposing such press release may include in any press release without Notice any information previously reported by the Partner proposing such press release.

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A Partner shall not, without the consent of the other Partner, issue any press release that implies or infers that the non-issuing Partner endorses or joins the issuing Partner in statements or representations contained in any press release.

16.7 Entire Agreement; Successors and Assigns

This agreement contains the entire understanding of the Partners and supersedes all prior agreements and understandings, whether written or oral, between the Partners relating to the subject matter hereof, with respect to the Assets subject hereto, and any and all other prior negotiations, representations, offers or understandings between the NV 2 and Surgold relating to the Project, whether written or oral.

This agreement and the obligations and rights created herein shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the Partners.

16.8 Dispute Resolution

16.8.1 Dispute Resolution

If any dispute or conflict arises under this agreement the Partners shall resolve such dispute in the manner hereinafter set forth.

16.8.2 Commencement of Proceedings

Any Partner to the dispute may commence proceedings under this Article 16 by convening a meeting between or among the chief executive (or their highest-ranking representatives) of Surgold’s Parent Company or any successor and the NV 2 or any successor.

These persons shall meet on a mutually agreed upon date within thirty (30) days from the date of the notice convening the meeting and shall use their best efforts to achieve a negotiated settlement to the dispute.

16.8.3 Arbitration

Any dispute arising out of or in connection with this agreement or the breach, termination, validity, performance or interpretation thereof which is not resolved pursuant to Section 16.8.2 hereof or otherwise shall be referred for determination to final, and binding arbitration before the London Court of International Arbitration (the “Court”), to the exclusion of all courts of any State and other like forums, under the Rules of the London Court of Arbitration applicable to International Arbitrations (the “London Rules”) valid on the date of the dispute.

Notwithstanding the foregoing, the arbitration shall be conducted in accordance with the following provisions:

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16.8.3.1 The NV 2 and Surgold shall each be entitled to appoint a qualified person to act as arbitrator and the Court shall appoint a third arbitrator to complete the tribunal who shall not be a citizen or resident of either Suriname or the United States of America.

16.8.3.2 The arbitration hearings shall be held in London, England.

16.8.3.3 Each Partner shall participate in any arbitration proceedings at its own expense, while expenses of arbitration shall be borne equally by the opposing Partners.

16.8.4 Conciliation or Mediation

The Partners to a dispute may, but need not, refer a dispute to the Court for purposes of attempting a conciliation or mediation thereof, in which event the rules and practices of the Court relating to conciliation or mediation shall apply.

The failure to attempt or complete conciliation or mediation proceedings shall in no event prevent a Partner from instituting arbitration proceedings in accordance with Section 16.8.3 hereof.

16.8.5 Failure to Participate

The failure by a Partner to participate in arbitral proceedings shall not constitute valid grounds for rejecting the jurisdiction of the tribunal or the validity and enforceability of any of its awards.

Each Partner hereby undertakes to execute any arbitral award rendered against it in accordance with its terms, in full, voluntarily and without delay and hereby waives any entitlement to invoke any ground of immunity in respect of jurisdiction or the execution or enforcement of such award, including but not limited to principles of sovereign immunity.

16.8.6 General Principles of International Law

Notwithstanding the provisions of Section 16.8.4, to the extent that any arbitration involves a dispute between (a) Surgold and (b) the NV 2, the Partners agree that the arbitrators shall be entitled, at their discretion, to apply such general principles of international law, as may be necessary to give full effect to the true intentions of the Partners as set forth in this agreement, subject, however, that in no event may either Partner assert grounds of privilege or immunity in respect of jurisdiction over a Partner, or execution or enforcement of any award.

16.9 Remedies

Each of the Partners agrees that its failure to comply with the covenants and restrictions set out in Article 16 would constitute an injury and damage to the other Partner impossible to measure monetarily. In the event of any such failure, the other Partner shall, in addition and without prejudice to any other rights and remedies at law or in equity, be entitled to injunctive relief restraining, enjoining or specifically enforcing any acquisition, sale, transfer, charge or Encumbrance save in accordance with or as required by the provisions of Article 16.

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Any Partner intending to willfully breach the provisions of Article 16 hereby waives any defense it might have in law or in equity to such injunctive or other equitable relief.

A Partner shall be entitled to seek injunctive relief in any court of competent jurisdiction in the event of a Partner’s failure or threat of a failure to comply with the covenants and restrictions set out in Article 16.

16.10 Further Assurances

Each Partner shall take, from time to time and without additional consideration, such further actions and execute such additional instruments as may be reasonably necessary or convenient to implement and carry out the intent and purpose of this agreement and minimize adverse tax consequences on the Partners.

16.11 Headings

The headings to the Sections of this agreement and the Exhibits are inserted for convenience only and shall not affect the construction hereof.

16.12 Currency

All dollar amounts expressed herein refer to lawful currency of the United States of America, unless otherwise specified.

16.13 Severability

If any provision of this agreement is or shall become illegal, invalid, or unenforceable, in whole or in part, the remaining provisions shall nevertheless be and remain valid and enforceable and the said remaining provisions shall be construed as if this agreement had been executed without the illegal, invalid, or unenforceable portion.

Should any provision of this agreement be construed in such a way as to invalidate the limited partnership characteristic of this partnership, the Partners shall continue to exercise their rights, perform their obligations, and incur liabilities, as contemplated by this agreement to the extent that they can do so in accordance with Laws, until a new CV partnership can be entered into between the Partners.

16.14 Partition

Each of the Partners waives, during the term of this agreement, any right to partition of the Assets or any part thereof and no party shall seek or be entitled to partition of the Project or other Assets whether by way of physical partition, judicial sale or otherwise during the term of this agreement.

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16.15 Continuation and Survivorship

Without prejudice to the provisions of Section 16.14, in the event that the Partnership shall cease to exist as Limited Partnership as a result of the withdrawal of one of the Partners or it no longer being in possession of any Partnership Interest, for any reason whatsoever, the remaining Partner shall be entitled to continue the Partnership and the Assets of the company shall remain with the surviving Partner, unless the Partners otherwise agree.

16.16 Governing Law

This agreement shall be construed and governed by the laws of the Republic of Suriname, without reference to the choice of law or conflicts of law principles thereof.

16.17 Language

This agreement has been executed in triplicate, in both the Dutch and English languages, both texts being equally authentic.

In the event of a conflict between the English and Dutch version, the Dutch version shall prevail.

IN WITNESS WHEREOF, the Parties hereto have executed this agreement as of the date first above written.

Surgold:	/s/ Adriaan Van Kersen

(title)	Authorized Representative

(name)	Adriaan Van Kersen

NV 2:	/s/ R.H. Ramdin

(title)	Director

(name)	R.H. Ramdin

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EXHIBIT A

ACCOUNTING PROCEDURE

Financial Statements for the Partnership shall be prepared according to the following accounting procedures that shall be followed by the Managing Partner under the agreement.

Reference in this Accounting Procedure to Sections, and Subsections are to those located in this Accounting Procedure unless it is expressly stated that they are references to the agreement.

The purpose of this Accounting Procedure is to establish equitable methods for determining charges and credits applicable to Operations under the agreement.

It is the intent of the Partners that none of them shall lose or profit by reason of their duties and responsibilities as the Managing Partner.

The Partners shall meet and in good faith endeavor to agree upon changes deemed necessary to correct any unfairness or inequity.

In the event of a conflict between the provisions of this Accounting Procedure and those of the agreement, the provisions of the agreement shall prevail.

1. GENERAL PROVISIONS

1.1 Financial Statements and Audits

The Managing Partner shall maintain financial statements and detailed and comprehensive accounting records in accordance with this Accounting Procedure, sufficient to provide a record of revenues and expenditures and periodic statements of financial position and the results of Operations for managerial, tax, regulatory or other financial reporting purposes.

Such records shall be retained for the duration of the period allowed the Partners for audit or the period necessary to comply with tax or other regulatory requirements.

The records shall reflect all obligations, advances and credits of the Partners.

1.2 Bank Accounts

The Managing Partner shall maintain one or more separate bank accounts for the payment of all expenses and the deposit of all receipts.

2. CHARGES TO THE PARTNERSHIP

Subject to the limitations hereinafter set forth, the Managing Partner shall charge the Partnership with the following:

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2.1 Royalties, Rentals and Other Payments

The royalties calculated pursuant to Article 20 of the Mineral Agreement, rentals, maintenance costs and other payments necessary to maintain title to the Assets.

2.2 Labor and Employee Benefits

2.2.1 Salaries and wages of the Managing Partner’s employees directly engaged in Operations, including salaries or wages of employees temporarily engaged in Operations, including expenses pursuant to production or incentive bonus plans under a union contract based on actual rates of production, and similar non union bonus plans customary in the industry or necessary to attract competent employees, shall be considered salaries and wages.

2.2.2 The Managing Partner’s cost of holiday, vacation, sickness and disability benefits, and other customary allowances applicable to the salaries and wages chargeable under Subsection 2.2.1 and Section 2.13 may be charged.

2.2.3 The Managing Partner’s actual cost of established plans for employees’ group life insurance, hospitalization, pension, retirement, stock purchase, thrift, bonus and other benefit plans of a like nature applicable to salaries and wages chargeable under Subsection 2.2.1 or Section 2.13, provided that the plans are limited to the extent feasible to those customary in the industry.

2.2.4 Cost of assessments imposed by governmental authority which are applicable to salaries and wages chargeable under Subsection 2.2.1 and Section 2.13, including all penalties except those resulting from the willful misconduct or gross negligence of the Managing Partner.

2.2.5 Those costs in Subsections 2.2.2, 2.2.3 and 2.2.4 may be charged on a “cash or accrual basis” or as a percentage of the amount of salaries and wages.

If a percentage is used, the rate shall be applied to wages or salaries excluding overtime and bonuses.

Such rate shall be based on the Managing Partner’s cost experience and it shall be periodically adjusted to ensure that the total of such charges does not exceed the actual cost.

2.3 Assets

Cost of all Assets purchased or furnished for the Partnership.

2.4 Transportation

Reasonable transportation costs incurred in connection with the transportation of employees, equipment, material and supplies necessary for Operations.

2.5 Services

2.5.1 The cost of contract services and utilities procured from outside sources, other than services described in Sections 2.10 and 2.14.

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If contract services are performed by an Affiliate of the Managing Partner, the cost charged to the Partnership shall not be greater than that for which comparable services and utilities are available in the open market.

2.5.2 The costs of using the Managing Partner’s exclusively owned operating assets in support of Operations provided that the charges may not exceed those currently prevailing in the open market.

Such costs shall include costs of maintenance, repairs, other operating expenses, insurance, taxes, depreciation and interest at a rate not to exceed LIBOR plus three percent (3%) per annum.

2.5.3 The costs paid by Surgold to its parent company for management-related services (“Service Fees”).

Service Fees shall be paid for the categories of services described in Attachment III of the Mineral Agreement.

2.6 Materials, Equipment and Supplies

The cost of materials, equipment and supplies, hereafter called, Material, purchased from unaffiliated third parties or furnished by the Managing Partner.

The Managing Partner shall purchase or furnish only so much Material as may be required for use in efficient and economical execution of the Operations.

The Managing Partner shall also maintain inventory levels of Materials at reasonable levels to avoid unnecessary accumulation of surplus stock.

The Managing Partner may charge the Partnership for the required Material on the basis of the Managing Partner’s direct cost and expenses incurred in procuring such Material. Neither the Managing Partner nor any other Partner warrants the Material furnished beyond any dealer’s or manufacturer’s warranty.

2.7 Environmental Compliance Fund

Costs of reasonably anticipated Environmental Compliance which, on a Program basis, shall be determined by the Managing Partner and shall be based on proportionate contributions in an amount sufficient to establish and maintain a fund. This fund, hereinafter called, Environmental Compliance Fund, which through successive proportionate contributions of the Partners during the duration of the agreement, will be sufficient to cover ongoing Environmental Compliance conducted during Operations and which will cover the reasonably anticipated costs of mine closure, post-Operations Environmental Compliance and other Continuing Obligations. A sufficiently substantiated and clear calculation with the principles used for aforementioned costs should be available at all times.

2.8 Insurance Premiums

Premiums paid or accrued for insurance required for the protection of the Partners.

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2.9 Damages and Losses

All costs in excess of insurance proceeds necessary to repair or replace damage or losses to any Assets resulting from any cause other than the willful misconduct or gross negligence of the Managing Partner.

2.10 Legal Expense

All legal costs and expenses incurred in or resulting from the Operations or necessary to protect or recover the Assets.

Routine legal expenses are included under Section 2.14.

2.11 Audit

Cost of annual audits under Section 11.2 of this agreement.

2.12 Taxes

All taxes (except income taxes) of every kind and nature assessed or levied upon or in connection with the Assets, the production of Products or Operations, which have been paid by the Managing Partner for the benefit of the Partners.

Each Partner is separately responsible for income taxes which are attributable to its respective Participating Interest.

2.13 District and Camp Expense

A pro rata portion of (i) the salaries and expenses of the Managing Partner’s superintendent and other employees serving Operations whose time is not allocated directly to such Operations, and (ii) the costs of maintaining and operating the Managing Partner’s project office and any sub office (as necessary) and (iii) all costs for establishing and operating necessary camps, including housing facilities for employees, used for Operations.

The expense of those facilities, less any revenue therefrom, shall include depreciation or a fair monthly rental, less the earnings of the facilities.

Such charges shall be apportioned for all Projects served by the employees and facilities on an equitable basis consistent with the Managing Partner’s accounting procedures of GAAP (or IFRS as provided for under Section 6.6 of the Mineral Agreement).

2.14 Management Fee

Each month the Partnership shall pay the Managing Partner or its Affiliate a management fee equal to three and one half percent (3.5%) of allowable costs, hereinafter called, Allowable Costs.

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Allowable Costs as used in this Section 2.14 shall include all charges to the Partnership except (i) the Management Fee provided in this Section 2.14; (ii) depreciation, depletion or amortization of tangible or intangible assets; (iii) amounts expended for acquisition, construction or installation of tangible or intangible assets after mining operations have commenced; (iv) government land payments, taxes and assessments, (v) Managing Partner’s (or its Affiliate’s) principal business office expenses, including the following: (a) administrative supervision, which includes services rendered by officers and directors of the Managing Partner or its Affiliate for Operations, except to the extent that such services represent a direct charge to the Partnership, as provided for in Section 2.2; (b) accounting, billing and record keeping in accordance with governmental regulations and the provisions of this agreement; (c) handling of all tax matters, including any protests, except any outside professional fees which the Managing Partner may approve as a direct charge to the Partnership; (d) Routine legal services by the Managing Partner’s or its Affiliate’s legal staff; and (e) records and storage space, telephone service and office supplies.

2.15 Books and Records

Any cost or expenditure incurred in order to comply with IFRS, or an accounting standard other than GAAP for bookkeeping, administrative accountability and external reporting.

2.16 Other Expenditures

Any reasonable direct expenditure, other than expenditures which are covered by the foregoing provisions, incurred by the Managing Partner for the necessary and proper conduct of Operations.

3. DEPRECIATION OF MATERIAL

3.1 Disposition Generally

The Managing Partner shall have no obligation to purchase a Partner’s interest in Material.

The Managing Partner shall determine the disposition of major items of surplus Material, provided the Managing Partner shall have the right to dispose of normal accumulations of junk and scrap Material either by transfer to the Partners as provided in Section 3.2 or by sale.

The Managing Partner shall credit the Partners account in proportion to their Participating Interest for all Material sold hereunder.

3.2 Division in Kind

Division of Material in kind between the Partners shall be in proportion to their respective Participating Interests, and corresponding credits shall be made to the Partnership.

3.3 Sales

Sales of material to third parties shall be credited to the Partnership at the net amount received.

Any damages or claims by the Purchaser shall be charged back to the Partnership if and when paid.

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4. INVENTORIES

4.1 Periodic Inventories, Notice and Representations

At reasonable intervals, inventories shall be taken by the Managing Partner, which shall include all such Material as is ordinarily considered controllable by operators of mining projects.

The expense of conducting such periodic inventories shall be charged to the Partnership.

4.2 Reconciliation and Adjustment of Inventories

Reconciliation of inventory with charges to the Partnership shall be made, and a list of overages and shortages shall be determined by the Managing Partner.

Inventory adjustments shall be made by the Managing Partner to the Partnership for overages and shortages, but the Managing Partner shall be held accountable to the Partnership only for shortages due to lack of reasonable diligence.

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EXHIBIT B

MAP OF AREA OF INTEREST

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EXHIBIT CASSETS CONTRIBUTED BY SURGOLD

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EXHIBIT D PARTICIPATING INTEREST

\[To be completed after the Contribution Effective Date pursuant to

Article 6.1.1 and updated from time to time pursuant to Article 6.1.2]

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EXHIBIT E EXISTING ROYALTIES

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OVEREENKOMST TOT WIJZIGING VAN DE

COMMANDITAIRE VENNOOTSCHAPSOVEREENKOMST

Ondergetekenden:

1.	De onderneming SURINAME GOLD COMPANY LLC, rechtspersoon naar het recht van de Staat Delaware, Verenigde Staten van Amerika, ten deze vertegenwoordigd wordende door de speciaal daartoe gemachtigde, de heer Adriaan Van Kersen, hierna te noemen Surgold, en

2.	De naamloze vennootschap NV 2, rechtspersoon, ten deze vertegenwoordigd wordende door haar directeur, hierna te noemen NV 2,

Partijen,

In overweging genomen hebbende:

•	dat partijen op heden, 22 november 2013, met elkaar een commanditaire vennootschapsovereenkomst zijn aangegaan, welke hierna als “de Overeenkomst” is aangeduid;

•	dat partijen het nodig achten om in de Overeenkomst wijzingen aan te brengen;

•	dat ingevolge artikel 16.3 van de Overeenkomst dergelijke wijzigingen schriftelijk dienen te geschieden,

Zijn overeengekomen als volgt:

I. In artikel 1 van de Overeenkomst wordt de definitie van het begrip ‘Optie’ gewijzigd, zodat die komt te luiden als hierna aangegeven.

“ “Optie” heeft de betekenis daaraan gegeven in de Delfstoffenovereenkomst, zoals nader toegelicht in de brief van de Minister van Natuurlijke Hulpbronnen van 21 november 2013, waaraan de Minister van Financiën zijn instemming heeft gegeven.”

II. In de Overeenkomst wordt na artikel 5.1.3 een nieuw artikel, genummerd 5.1.4 ingevoegd, met de hierna aangegeven inhoud.

“ 5.1.4 Partijen verklaren uitdrukkelijk dat met de voldoening van de initiële inbreng van Surgold omschreven in 5.1.2 een vorderingsrecht voor Surgold op de Vennootschap ontstaat voor een bedrag gelijk aan het bedrag van de Initiële NV 2 Inbreng. Dit bedrag zal dan ook op aanvraag van Surgold onmiddellijk door de Vennootschap aan Surgold worden voldaan.”

III. Partijen verklaren dat alle vennootschappelijke en andere handelingen vereist om onderhavigewijzigingsovereenkomst aan te gaan en uit te voeren juist en rechtsgeldig zijn genomen.

IV. Deze wijzigingsovereenkomst treedt in werking op de Datum van Inwerkingtreding, bedoeld in de Overeenkomst.

Aldus in tweevoud opgemaakt en getekend te Paramaribo op 22 november 2013.

Surgold:	/s/ Adriaan Van Kersen

(titel) Gemachtigde

(naam) Adriaan Van Kersen

NV2:

(titel) Directeur
(naam)	/s/ R. H. RAMDIN
R. H. RAMDIN

2

AGREEMENT TO AMEND THE

COMMANDITAIRE VENNOOTSCHAP AGREEMENT

The undersigned:

1.	SURINAME GOLD COMPANY LLC, a legal entity incorporated pursuant to the laws of the State of Delaware, United States of America, represented for the purposes hereof by Mr. Adriaan Van Kersen, especially authorized thereto, hereinafter Surgold,

and

2.	The company limited by shares NV 2, a legal entity, represented for the purposes hereof by its Director, hereinafter NV 2,

The Parties

Having taken into consideration:

•	that Parties on this day, 22 November 2013, have entered into a commanditaire vennootschap agreement, which hereinafter will be designated as “the Agreement”;

•	that Parties deem it necessary to amend the Agreement;

•	that pursuant to Article 16.3 of the Agreement such amendments have to be made in writing,

Have agreed as follows:

I. In Section 1 of the Agreement the definition of the concept of ‘Option’ is amended in such a manner to read as follows.

“Option” shall have the meaning ascribed thereto in the Mineral Agreement, as further explained in the letter of the Minister of Natural Resources of 21 November 2013, which the Minister of Finance has given his approval of.”

II. In the Agreement after Section 5.1.3, a new Section numbered 5.1.4 is inserted having the following content.

2

“ 5.1.4 Parties explicitly state that upon payment of the initial contribution of Surgold as referred to in 5.1.2 Surgold’s right in personam against the Partnership comes into existence for an amount equal to the amount of the Initial NV 2 contribution. This amount will then be immediately paid to Surgold by the Partnership at the request of Surgold.”

III. The Parties represent that all corporate and other action required to be taken in order to permit them to enter into and perform this Amendment Agreement have been properly and validly taken.

IV. This Amendment Agreement shall be deemed to have come into force as of the Effective Date referred to in the Agreement.

This Agreement was drawn up in duplicate and signed in Paramaribo on 22 November 2013.

Surgold: _/s/ Adriaan Van Kersen

(title) Authorized Representative

(name) Adriaan Van Kersen

NV 2:

(title) Director

(name) /s/ R.H. RAMDIN

            R.H. RAMDIN

3

Attachment IV

NET SMELTER RETURNS

1. Net Smelter Returns

1.1 For Precious Metals

Net Smelter Returns, in the case of gold, silver, and platinum group metals, herinafter, Precious Metals, shall be determined by multiplying:

(a)	the gross number of troy ounces of Precious Metals recovered from production of Mines during the preceding calendar month, hereinafter, Monthly Production, delivered to the smelter, refiner, processor, purchaser or other recipient of such production, herinaftercollectively, Payor, by

(b)	for gold, the average of the London Bullion Market, Afternoon Fix, spot prices reported for the preceding calendar month, herinafter Applicable Spot Price, and for all other Precious Metals, the average of the New York Commodities Exchange final spot prices reported for the preceding calendar month for the particular Mineral for which the price is being determined, and subtracting from the product of Subsections 1.1(a) and 1.1(b) only the following if actually incurred:

(i)	charges imposed by the Payor for refining bullion from doré or concentrates of Precious Metals, hereinafter, Beneficiated Precious Metals, produced by Surgold’s final mill or other final processing plant; however, charges imposed by the Payor for smelting or refining of raw or crushed ore containing Precious Metals or other preliminarily processed Precious Metals shall not be subtracted in determining Net Smelter Returns;

(ii)	penalty substance, assaying, and sampling charges imposed by the Payor for refining Beneficiated Precious Metals contained in such production; and

(iii)	charges and costs, if any, for transportation and insurance of Beneficiated Precious Metals from Surgold’s final mill or other final processing plant to places where such Beneficiated Precious Metals are smelted, refined and/or sold or otherwise disposed of.

1.2	For Other Minerals.

Net Smelter Returns, in the case of all minerals other than Precious Metals and the beneficiated products thereof, hereinafter, Other Minerals, shall be determined by multiplying:

(a)	the gross amount of the particular Other Mineral contained in the Monthly Production delivered to the Payor during the preceding calendar month, by

Mineral Agreement between The Republic of Suriname and Suriname Gold Company LLC	58

(b)	the average of the New York Commodities Exchange final daily spot prices reported for the preceding calendar month of the appropriate Other Mineral,

and subtracting from the product of Subsections 1.2(a) and 1.2(b) only the following if actually incurred:

(i)	charges imposed by the Payor for smelting, refining or processing Other Minerals contained in such production, but excluding any and all charges and costs related to Surgold’s mills or other processing plants constructed for the purpose of milling or processing Other Minerals, in whole or in part;

(ii)	penalty substance, assaying, and sampling charges imposed by the Payor for smelting, refining, or processing Other Minerals contained in such production, but excluding any and all charges and costs of or related to Surgold’s mills or other processing plants constructed for the purpose of milling or processing Other Minerals, in whole or in part; and

(iii)	charges and costs, if any, for transportation and insurance of Other Minerals and the beneficiated products thereof from Surgold’s final mill or other final processing plant to places where such Other Minerals are smelted, refined and/or sold or otherwise disposed of.

If for any reason the New York Commodities Exchange does not report spot pricing for a particular Other Mineral, then the Parties shall mutually agree upon an appropriate pricing entity or mechanism that accurately reflects the market value of any such Other Mineral.

In the event smelting, refining, or processing of bullion from the Beneficiated Precious Metals or Other Minerals is carried out in custom toll facilities owned or controlled, in whole or in part, by Surgold, which facilities were not constructed solely for the purpose of refining Beneficiated Precious Metals or milling or processing Other Minerals from Mines, then charges, costs and penalties for such smelting, refining or processing shall mean the amount Surgold would have incurred if such smelting, refining or processing were carried out at facilities not owned or controlled by Surgold then offering comparable services for comparable products on prevailing terms, but in no event greater than actual costs incurred by Surgold with respect to such smelting and refining.

In the event Surgold receives insurance proceeds for loss of production of Precious Metals or Other Minerals, Surgold shall pay to the Republic of Suriname six percent (6%) of any such insurance proceeds which are received by Surgold for such loss of production.

2.	Payments of Royalty

As of the Effective Date of this Agreement, the Republic of Suriname elects to receive its Royalty on Precious Metals ‘in kind’ as refined bullion.

Once per year on a calendar year basis during the life of production of Precious Metals from Mines the Republic of Suriname may elect change the payment method.

Mineral Agreement between The Republic of Suriname and Suriname Gold Company LLC	59

Notice of election to receive the following year’s Royalty for Precious Metals ‘in cash’ or ‘in kind’ shall be made written notice delivered to Surgold on or before November 1 of each year.

In the event no written election is made, the Royalty for Precious Metals will continue to be paid to the Republic of Suriname as it is then being paid.

Royalties on Other Minerals may only be paid in cash.

2.1 Royalty In Kind

2.1.1	The Republic of Suriname shall open a bullion storage account at each refinery or mint designated by Surgold as a recipient of production of Precious Metals from Mines.

The Republic of Suriname shall be solely responsible for all costs and liabilities associated with maintenance of such accounts, and Surgold shall not be required to bear any additional expense with respect to such in-kind payments.

2.1.2	On or before the twenty fifth (25th) day of each calendar month Surgold shall deliver written instructions to the refinery or mint, with a copy to the Republic of Suriname, directing the refinery or mint to deposit six percent (6%) of the refined bullion that resulted from the Monthly Production to the Republic of Suriname’s account or accounts.

2.1.3	Royalty payable ‘in kind’ on silver or platinum group metals shall be converted to the gold equivalent of such silver or platinum group metals by using the average monthly spot prices for Precious Metals described in Article 1.1(b) hereof.

2.1.4	Title to refined bullion delivered to the Republic of Suriname under this Agreement shall pass to the Republic of Suriname at the time such bullion is credited to the Republic of Suriname’s account of accounts at the refinery or mint.

2.1.5	The Republic of Suriname agrees to hold harmless Surgold from any liability imposed as a result of the election of the Republic of Suriname to receive Royalty ‘in kind’ and from any losses incurred as a result of the Republic of Suriname’s trading and hedging activities.

The Republic of Suriname assumes all responsibility for any shortages which occur as a result of the Republic of Suriname’s anticipation of credits to its account in advance of an actual deposit or credit to its account by a refiner or mint.

2.1.6	Surgold shall deliver to the Republic of Suriname a receipt of a statement showing charges incurred by Surgold for deductible costs depicted in Articles 1.1(i), 1.1(ii), and 1.1(iii) hereof.

Within thirty (30) days the Republic of Suriname shall remit to Surgold full payment for such charges.

Mineral Agreement between The Republic of Suriname and Suriname Gold Company LLC	60

If the Republic of Suriname does not pay such charges when due, Surgold shall have the right, at its election, provided the Republic of Suriname does not dispute such charges, to deduct the gold equivalent of such charges from the ounces of gold bullion to be credited to the Republic of Suriname in the following month.

2.2 Royalty In Cash

If the Republic of Suriname elects to receive its Royalty for Precious Metals in cash, and as to Royalty payable on Other Minerals, payments shall be payable on or before the later of ten (10) days after Surgold receives payment from the Payor or the twenty-fifth (25th) day of the month following the calendar month in which the Minerals subject to the Royalty were shipped to the Payor by Surgold.

For purposes of calculating the cash amount due to the Republic of Suriname, Precious Metals and Other Minerals will be deemed to have been sold or otherwise disposed of at the time refined production from Mines is delivered, made available, or credited to Surgold by a refiner or mint.

The cash amount due for Royalty on Precious Metals or Other Minerals shall be six percent (6%) of the Net Smelter Returns as provided in articles 1.1 and 1.2 of this Attachment IV as applicable.

Surgold shall make each Royalty payment by delivery of a check payable to the Republic of Suriname and delivering such check to the Republic of Suriname at the address listed in the Agreement, or by direct bank deposit to the Republic of Suriname’s account as the Republic of Suriname shall designate.

3. Detailed Statement

All Royalty payments or credits shall be accompanied by a detailed statement explaining the calculation thereof together with any available settlement sheets from the Payor.

The Parties recognize that a period of time exists between the production of ore, the production of doré or concentrates from ore, the production of refined or finished product from doré or concentrates, and the receipt of Payor’s statements for refined or finished product.

As a result, the payment of Royalty will not coincide exactly with the actual amount of refined or finished product produced from Mines for the previous month.

Surgold will provide final reconciliation promptly after settlement is reached with the Payor for all lots sold or subject to other disposition in any particular month.

In the event that the Republic of Suriname has been underpaid for any provisional payment (whether in cash or ‘in kind’), Surgold shall pay the difference in cash by check and not ‘in kind’ with such payment being made at the time of the final reconciliation.

If the Republic of Suriname has been overpaid in the previous calendar month, the Republic of Suriname shall make a payment to Surgold of the difference by check.

Mineral Agreement between The Republic of Suriname and Suriname Gold Company LLC	61

Reconciliation payments shall be made on the same basis as used for the payment in cash pursuant to Article 2.2 hereof.

4 Hedging Transactions

All profits and losses resulting from Surgold’s sales of Precious Metals or Other Minerals, or Surgold’s engaging in any commodity futures trading, option trading, or metals trading, or any combination thereof, and any other hedging transactions including trading transactions designed to avoid losses and obtain possible gains due to metal price fluctuations, hereinafter herinafter collectively, Hedging Transactions, are specifically excluded from Royalty calculations pursuant to this Agreement.

All Hedging Transactions by Surgold and all profits or losses associated therewith, if any, shall be solely for Surgold’s account.

5 Commingling

Surgold shall have the right to commingle Precious Metals and Other Minerals from Mines with minerals from other mines.

Before any Precious Metals or Other Minerals produced from Mines are commingled with minerals from other mines, the Precious Metals or Other Minerals produced from Mines shall be measured and sampled in accordance with sound mining and metallurgical practices for moisture, metal, commercial minerals and other appropriate content, applied on a consistent basis.

Representative samples of the Precious Metals or Other Minerals shall be retained by Surgold and assays (including moisture and penalty substances) and other appropriate analyses of these samples shall be made before commingling to determine gross metal content of Precious Metals or gross metal or mineral content of Other Minerals.

Surgold shall retain such analyses for a reasonable amount of time, but not less than twenty four (24) months, after receipt by the Republic of Suriname of the Royalty paid with respect to such commingled Minerals, and shall retain such samples for not less than thirty (30) days after collection.

6. Stockpilings and Tailings

Surgold shall retains its right to process, reprocess and sell Minerals extracted from tailings, residues, waste rock, spoiled leach materials, and other materials (hereinafter collectively, Materials) resulting from Surgold’s Operations, but such Mineral shall remain subject to the Royalty should the Materials be processed or reprocessed, as the case may be, in the future and result in the production and sale or other disposition of Minerals.

Notwithstanding the foregoing, Surgold shall have the right to commingle (as provided herein).

Mineral Agreement between The Republic of Suriname and Suriname Gold Company LLC	62

In the event Materials from Mines are processed or reprocessed, as the case may be, and regardless of where such processing or reprocessing occurs, the Royalty payable thereon shall be determined on a pro rata basis as determined by using the best engineering and technical practices then available.

Mineral Agreement between The Republic of Suriname and Suriname Gold Company LLC	63

Attachment X

ANNUAL PROFIT

Annual Profit shall mean the annual income of Surgold subject to the levying of corporate income tax as determined in Section 11.2 of the Agreement.

However, for the purpose of deduction in relation to the levying of income tax the following rules shall apply for expenditures specifically indicated below:

(a) Depreciation

The depreciation of the expenditure made up to the moment of Commencement of Commercial Production and the expenditures related to the capital equipment during the execution of the Project shall be depreciated in a period of four (4) years (25% per year) in a straight line, without taking into account any residual value.

The gross earnings obtained from the sale of the disposed of capital equipment should, however, have to be added to the Profit of the year this capital equipment is being sold.

(b) Exploration Expenses

Exploration Expenses incurred in a given year after the Commencement of Commercial Production within the Area of Interest shall be deducted up to an annual maximum of ten million U.S. Dollar in the year they are incurred. Excess amounts shall be capitalized without interest and deducted over the immediately following three (3) year period.

(c) Reclamation Costs

Reclamation Costs shall be deducted as accrued.

All documentation prepared in accordance with Section 19.4.2 of the Agreement shall be part of Surgold’s books and records and shall be made available to the Inspection of Direct Taxes upon request, pursuant to the Income Tax 1922.

(d) Deduction of Interest

Interest paid to related parties may be deducted in full to the extent that Surgold’s debt-to-equity ratio in a year is equal to or less than 4:1.

The term “debt” refers to any amount borrowed by Surgold from direct or indirect shareholders.

For these purposes, trade and business related costs incurred by Surgold are not to be considered as debt until they are outstanding for more than one calendar year.

The term “equity” refers to the capital stock, paid-in capital and retained earnings (as determined under GAAP principles) of Surgold.

The debt to equity ratio for a year shall be determined based upon a simple average of the total debt borrowed from direct or indirect shareholders and equity in existence at the beginning and end of that year.

Mineral Agreement between The Republic of Suriname and Suriname Gold Company LLC	64

To the extent that Surgold’s debt-to-equity ratio in a year exceeds 4:1, the interest deduction for that year is disallowed on the portion of debt that exceeds the debt to equity ratio (with interest on more recently incurred debt disallowed before interest that is incurred on earlier incurred debt).

Surgold shall maintain written loan agreements for all shareholders loans, which will provide, among other things, the terms of the shareholder loan, a repayment schedule or date or repayment, and an explanation of how the arm’s length interest rate was determined.

The loan agreements shall be part of Surgold’s books and records and shall be made available to the Tax Administration upon request, pursuant to the Income Tax 1922.

(e) Royalty

The Royalty, as described in Chapter 20 of the Agreement, shall be deductible.

(f) Service Fees

Service Fees shall be deductible.

Annual written documentation related to the Service Fees shall be maintained by Surgold as part of its books and records in Suriname and shall be made available to the Inspector of Direct Taxes upon request, pursuant to the Income Tax 1922.

(g) Statistic Fee and Consent Fee

Statistic Fee and Consent Fee, as provided by Section 8.1.1 shall be deductible.

(h) Contributions for Community Development

All contributions for Community Development shall be deductible.

(i) Reinvestment Reserve

Surgold is entitled to form a reinvestment reserve, as referred to in Article 69 of the Mining Act.

(j) Mining Act

The provisions of the Mining Act shall be applicable to this Agreement, except insofar as otherwise provided in this Agreement.

Mineral Agreement between The Republic of Suriname and Suriname Gold Company LLC	65

Appendix belonging to letter no. 1816/13

ACT of September 10, 2013

containing permission to enter into a

Mineral Agreement with Suriname Gold

Company LLC concerning the area

known as Merian, District of Sipaliwini.

(Act Merian Gold Project).

BILL

THE PRESIDENT OF THE REPUBLIC OF SURINAME

Having taken in consideration that – with a view to the development of the mineral potential of Suriname – it is necessary to give the Government of the Republic of Suriname permission to enter into an agreement with Suriname Gold Company LLC;

Having heard the Council of State, after approval by the National Assembly, has passed the following act:

Article 1

1. The Government of Suriname is given permission to enter into an agreement with Suriname Gold Company LLC, a legal person according to the law of the State of Delaware (United States of America), for the commercial exploitation of gold and associated metals in the area known as ‘Merian’ in the District of Sipaliwini, which agreement, including its appendices, is contained in the appendix belonging with the law.

2. The Minister of Natural Resources and the Minister of Finance are authorized to sign the agreement referred to in Paragraph 1 for and on behalf of the Republic of Suriname.

3. Any intended participation of the State of Suriname in any mining right will be effected through a company in which the State of has full control, which company will participate in accordance with the appendices of the agreement referred to in Article 1 Paragraph 1.

Article 2

1. Insofar as the provisions of the agreement referred to in Article 1 Paragraph 1 derogate from existing legal regulations or are in violation thereof, the provisions of this agreement shall prevail. The provisions referred to in this Paragraph have been exhaustively included in the agreement referred to.

2. The legal regulations referred to in Paragraph 1 are exclusive of:

a. The Constitution of the Republic of Suriname;

b. The international agreements applicable to the Republic of Suriname with foreign nations or bodies under the law of nations, or statutes or rules of procedure from or issued by such organizations under the law of nations, of which Suriname is a member;

c. The Act containing General Provisions of the Legislation of Suriname;

d. The Penal Code and other laws, insofar as they concern the penal provisions laid down in such laws;

e. The Code of Criminal Proceedings; and

f. Surinamese legal regulations in respect of the peoples living in tribal communities.

Article 3

Future legal regulations concerning the rates of income tax for companies will not change the income tax rate to be used as agreed in the Agreement referred to in Article 1 Paragraph 1 neither to the advantage nor the disadvantage.

Article 4

1. This Act can be cited as the “Act Merian Gold Project”

2. This Acts will be published in the Bulletin of Acts, Orders and Regulations of the Republic of Suriname and shall enter into force on the day following its publication.

3. The Minister of Natural Resources and the Minister of Finance shall be charged with the implementation of this act.

Done in Paramaribo, September 10, 2013

DESIRÉ D. BOUTERSE

ACT of September 10, 2013

containing permission to enter into a

Mineral Agreement with Suriname Gold

Company LLC concerning the area

known as Merian, District of Sipaliwini.

(Act Merian Gold Project).

EXPLANATORY NOTE

GENERAL

This act has a purpose to grant permission to the Government of the Republic of Suriname to enter into a mineral agreement with Suriname Gold Company LLC, with the emphasis on the exploitation of gold. This agreement, however, contains provisions that derogate from existing legal regulations, which is only allowed if the National Assembly has given its explicit consent thereto.

That consent also includes the authorization of the Minister of Natural Resources and the Minister of Finance to bind the Republic of Suriname by signing the agreement.

Entering into the agreement with Suriname Gold Company LLC should lead to the development of a large-scale gold industry in East Suriname and as such should be very favourable for the Surinamese economy. This agreement should, however, not be only be counted to the efforts of the Government to give strong impulses to the Surinamese economy, but should also be placed within the framework of its pursuit to bring development to the population in all corners of Suriname.

The Government has decided to use the option to participate in the exploitation, as referred to in Article 32 of the Mining Act.

The negotiations with Suriname Gold Company LLC within this context has led to the Republic of Suriname being able to participate up to at most 25% in the Merian Gold Project (see: Article 3.1 of the Mineral Agreement). The right to participate that is established by and through the exercise of this option is, however, passed on to a company limited by shares to be established (NV 2), in which the Republic of Suriname has full control over the management (Article 3.2 of the Mineral Agreement).

The Republic of Suriname will also receive royalty in addition to income from taxes, which royalty will be 6% over the Net Smelter Returns (Articles 11.2, 11.3 and 20.1 of the Mineral Agreement), and more in particular in kind as refined gold, unless payment in cash would be preferred. The royalty percentage agreed upon, for that matter, belongs internationally to the higher segment of royalty compensation for gold mining.

It is also taken into account that the investments of Suriname Gold Company LLC, in addition will have a spin-off effect on the activities of local companies and persons, so that increased tax earnings can also be expected for the Republic of Suriname.

Appendix I of the Mineral Agreement contains the partnership agreement between the company to be established by the State (NV 2) and Suriname Gold Company LLC. The structure of a limited partnership was selected, in which Suriname Gold Company LLC will act as managing partner and NV 2 will act as silent partner.

NV 2, however, to obtain partnership rights, will have to make an initial contribution to the partnership (Article 5.2 of the Partnership Agreement), and will furthermore on tha basis of approved programmes and budgets through so-called cash call have to contribute proportionately to the cash needs of the partnership (Article 10.6 of the partnership agreement).

The contribution of Suriname Gold Company LLC to the partnership will consist amongst other things of the use of the rights from the Merian Right of Exploitation, but automatically also all rights of exploitation and exploration of gold and associated matals that it will obtain in the future in the joint area around the Merian area, the Area of Interest (Articles 5.1.2 and 15.1 of the partnership agreement).

The Republic of Suriname will as shareholder of NV 2 be able to profit also in an indirect manner from the benefits of future exploration and exploitation rights of Suriname Gold Company LLC in the area.

EXPLANATION BY ARTICLE

Article 2

Of the legal regulations that derogate from the Mineral Agreement have been excluded: the Constitution, the international agreements applicable to the Republic of Suriname with foreign nations or bodies under the law of nations, as well as statutes or rules of procedure from or issued by such organizations under the law of nations, of which Suriname is a member, the Act containing General Provisions of the Legislation of Suriname, the Penal Code and other laws, insofar as they concern the penal provisions laid down in such laws, the Code of Criminal Proceedings; and Surinamese legal regulations in respect of the peoples living in tribal communities.

Article 3

In Article 11.2.6 of the agreement referred to in Article 1 Paragraph 1 is agreed that Suriname Gold Company LLC for the duration of this agreement will have to pay thirty-six per cent (36%) over the annual profits in income tax. This rate is fixed for the duration of the agreement. This legal provision thus excludes that future legal regulations of any nature whatsoever will change this.

Done in Paramaribo, the September 10, 2013

DESIRÉ D. BOUTERSE

LETTERHEAD OF THE MINISTRY OF NATURAL RESOURCES

No.: NH13/947

To:

The Managing Director of Suriname Gold Company LLC,

Mr. A. Van Kersen

Surinamestraat no. 54

Paramaribo, 21 November 2013

Subject: Your letter of 31 October 2013

Dear Mr. Van Kersen,

With this letter we confirm the receipt of your letter of 31 October 2013.

Before discussing the request contained in the letter, it does not appear to be superfluous to emphasize to you that amendments in the Mineral Agreement adopted by the National Assembly on the 7th of June 2013, will only be possible after having obtained permission for that purpose from the National Assembly. As Minister we are not authorized to do so. The Minister of Natural Resources is indeed charged, together with the Minister of Finance, pursuant to Article 4 Paragraph 3 of the Merian Gold Project Act (Bulletin of Acts, Orders and Regulations S.B. 2013 no. 162) with the implementation of this act. This letter has to be seen within that context.

For as far as your question is concerned on obtaining clarity about Articles 3.1 and 3.2 amended by the National Assembly of the draft of the Mineral Agreement, we can state as follows. These amendments were made to emphasize that, after the exercise by the Republic of Suriname of its participation option which originates in Article 32 of the Mining Act, the actual participation in the Merian Gold Project by the Republic of Suriname will take place through a Company Limited by Shares to be designated. The right itself to participate in the Merian Gold Project arises after all through the exercise of the participation option by the Republic of Suriname.

This right to participation should thus immediately after it comes into being be considered to be transferred by the Republic of Suriname to the Company Limited by Shares to be designated (NV 2).

The participation option of the Republic of Suriname to participate for at most 25% in the Merian Gold Project is for that matter referred to in the draft of the Mineral Agreement as ‘the Option’.

Trusting to have taken away the lack of clarity about the purport of Articles 3.1 and 3.2 of the approved draft of the Mineral Agreement, we remain,

Yours faithfully,

The Minister of Natural Resources

[signature illegible]

Ir. J.K. Hok

For approval

The Acting Minister of Finance,

[signature illegible]

Mr. S. Relyveld

No. 185

BULLETIN OF ACTS, ORDER AND REGULATIONS

OF THE

REPUBLIC OF SURINAME

ORDER of the Minister of Natural Resources of 20 November 2013 no. 690/13-0373, containing the establishment of the policies to be followed by means of the transfer and maintenance of rights of exploration and exploitation of gold and other minerals by Suriname Gold Company LLC.

THE MINISTER OF NATURAL RESOURCES

Having read: the application of Suriname Gold Company LLC of 31 October 2013.

IN VIEW OF:

1. Article 4 Paragraph 3 of the Merian Gold Project Act (Bulletin of Acts, Orders and Regulations S.B. 2013 no. 162);

2. Articles 5 Paragraph 1 and 15 Paragraph 1 under a of the Order on Task Descriptions Departments 1991 (Bulletin of Acts, Orders and Regulations S.B. 1991 no. 58, as amended last by S.B. 2010 no. 124).

CONSIDERING:

•	that transparent and consistent policies are desirable in the transfer and maintenance of rights of exploration and exploitation of gold and other minerals located within the socalled “Area of Interest”, as referred to in the Agreement annexed to the Merian Gold Project Act (hereinafter: the Mineral Agreement);

•	that the policies in respect hereof should for that reason be laid down.

HAS DECIDED:

I. To lay down as the policy to be followed for the rights of exploration and exploitation for gold and other minerals to be acquired by Suriname Gold Company LLC by means of transfer from companies affiliated to it or from third parties:

a. that the Suriname Gold Company LLC is completely free, taking the applicable legal regulations into account, to acquire rights of exploration and exploitation for gold and other minerals within the aforementioned Area of Interest from companies affiliated to it or from third parties;

b. that, however, to bring the (renewed) rights of exploration to be acquired under the governance of the Mineral Agreement, it is required to limit the rights to be acquired and more in particular to only include ‘gold and all metals that occur in nature normally together with gold’;

c. that for that purpose it is necessary that Suriname Gold Company LLC also indicates this in its request to the Minister of Natural Resources for the transfer of such rights, after which for the thus acquired renewed rights of exploration and the successive rights of exploitation the provisions of the Mineral Agreement will apply;

d. that in the foregoing, the procedure and time periods stipulated in Article 4.6 under c and d of the Mineral Agreement shall be equally applicable.

II. To lay down as the policy to be followed in respect of the already existing rights of exploration for gold and other minerals belonging to third parties in aforementioned Area of Interest:

a. that the provisions of the Mining Act will be conscientiously observed, in particular the provisions relating to the extension, reduction and termination of these rights as well as to the granting of the successive rights of exploitation for gold and other minerals;

b. that this entails that within the Area of Interest only Rights of Exploration and Rights of Exploitation for gold and other minerals that are in “good standing” belonging to third parties shall be maintained.

III. To lay down that the Ministers of Natural Resources and Home Affairs shall be in charge of the implementation of this Order.

IV. To determine that this Order will be published in the Bulletin of Acts, Orders and Regulations of the Republic of Suriname and will come into force on the day of signing of the Mineral Agreement.

V. To send a copy of this Order to the Chairman of the Suriname Audit Chamber, the Director of the Cabinet of the President of the Republic of Suriname, the Vice-President of the Republic of Suriname, the Permanent Secretary of Finance, the Permanent Secretary General Affairs of the Ministry of Home Affairs, the Permanent Secretary of Justice and Police, the Director of the Bureau of National Security, the Permanent Secretary of Labour, Technological Development and Environment, the Director of NIMOS, the Director of the Bauxite Institute Suriname, the Permanent Secretary of Natural Resources, the Chief of the Suriname Police Corps, the Mortgage Keeper, and other interested parties.

Paramaribo, the 20th of November 2013,

J.K. HOK.

Issued in Paramaribo, the 21st of November 2013

The Minister of Home Affairs,

S. MOESTADJA.